 As filed with the Securities and Exchange Commission on May 27, 2011

                                                                                                Registration No. 333 - 164935
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

To

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.
(Exact name of registrant as specified in its charter)

Province of Ontario (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

47 Avenue Road, Suite 200, Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Kam Shah
Chief Executive Officer
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South Fifth Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-3600
Facsimile: (612) 672-3777

_____________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion Dated May 27, 2011

PROSPECTUS

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
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This prospectus relates to the sale of up to 46,472,500 shares of our common stock by the selling stockholders listed in the table under “Selling Stockholders.” The common shares registered for resale under this registration statement are:

•	17,975,000 common shares;

•	10,747,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share;

•	7,000,000 common shares issuable upon exercise of warrants, which have a cashless exercise feature, at an exercise price of USD $0.35 per share; and

•	10,750,000 common shares issuable upon exercise of warrants at an exercise price of USD $0.10 per share.

We will not receive any proceeds from the sale of the shares offered by the selling stockholders; however, if the warrants are exercised on a cash basis, we will receive the exercise price of the warrants, if exercised at all.

The selling stockholders may offer the shares from time to time through public or private transactions at prices related to prevailing market prices, or at privately negotiated prices. Additional information on the selling stockholders, and how they may sell the shares registered hereby, is provided under “Selling Stockholders” and “Plan of Distribution.”

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on May 24, 2011 were US$0.09 and US$0.07 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 9.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus dated

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	4

PROSPECTUS SUMMARY	5

RISK FACTORS	13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	21

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT & ADVISORS	21

KEY INFORMATION	22

INFORMATION ABOUT BONTAN	25

OPERATING AND FINANCIAL REVIEW & PROSPECTUS	37

DIRECTORS, SENIOR MANAGEMENT & EMPLOYEES	59

MAJOR SHAREHOLDERS & RELATED PARTY TRANSACTIONS	64

FINANCIAL INFORMATION	38

THE OFFERING AND LISTING	70

ADDITIONAL INFORMATION	89

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK	92

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES	92

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	92

ENFORCEABILITY OF CIVIL LIABILITIES	92

FINANCIAL STATEMENTS	93

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this process, the selling shareholders listed in the table commencing on page 30 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 46,472,500 common shares.  No shares are being registered hereunder for sale by Bontan.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby.  You should rely only on the information contained or incorporated by reference in this prospectus and applicable prospectus supplement.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information contained in this prospectus is accurate only as of any date on the front cover page.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto.  This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement.  These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters.  It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, references to “Bontan,” “our company,” “we,” “us” and “our” are to Bontan Corporation Inc. and its consolidated subsidiaries, unless the context suggests otherwise.  References to “U.S. dollars” or “USD $” are to the lawful currency of the United States, and references to “CDN $” or “$” are to the lawful currency of Canada.  All financial information set forth in this prospectus is expressed in Canadian dollars, except where otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights the key information contained in this prospectus.  Because it is a summary, it does not contain all the information you should consider before investing in our common shares.  You should read carefully this entire prospectus; including the section entitled “Risk Factors” and the financial statements included elsewhere this prospectus.

About Bontan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.  We currently own a 5.23% indirect working interest in two drilling licenses in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”), cover approximately 198,000 acres.  We currently own no other property interests.

Bontan’s interest is held through its 76.79% equity interest in Israel Petroleum Company, Limited or IPC Cayman, a Cayman Islands limited company.  IPC Cayman owns 50% of I.P.C. Oil and Gas (Israel), Limited Partnership, (“IPC Partnership”) which is the registered holder of 13.609% interest in the above licenses.

In addition to IPC Cayman, our major joint venture partners in the offshore Israel project include Emanuelle Energy Limited and IDB-DT Energy (2010) Ltd.  Mr. Ofer Nimrodi controls Emanuelle Energy Ltd., and is a director and CEO of Tel Aviv-based Israel Land Development Company Ltd. IDB-DT Energy (2010) Ltd. Is a joint venture of IDB Development Corporation Ltd., which is affiliated with Avraham Livnat Company, and Du-Tzah Ltd., which is affiliated with Manor Holdings and Yitzak “Zachi” Sultan. Our rights and the rights of our joint venture partners in the Myra and Sara licenses have been approved and registered by the Israeli Petroleum Commissioner on June 17, 2010. In this document we sometimes refer to Emanuelle Energy Ltd. and IDB-DT Energy (2010) Ltd as the “Lead Investors.” Geoglobal Resources (India) Inc. has been appointed operator for the Myra and Sara licenses.

The following table shows ownership of the rights in the Myra and Sara licenses registered with the Ministry of National Infrastructures of the State of Israel as at August 10, 2010:

Myra License (400000 dunams) Validity 14/07/2008 - 13/07/2011
* Emanuelle Energy Limited.
Modiin Energy Limited Partnership
Emanuelle Energy Oil & Gas Limited Partnership
I.P.C. Oil and Gas (Israel) Limited Partnership
Blue Water Oil & Gas Exploration Limited
GeoGlobal Resources (India) Inc.
IDB Development Corporation Limited
Israel Land Development Company Limited
24.1610% 19.2820% 19.1610% 13.6090% 8.7870% 5.0000% 5.0000% 5.0000%

Sara License (400000 dunams) 07/2008 - 13/07/2011
* Emanuelle Energy Limited.
Modiin Energy Limited Partnership
Emanuelle Energy Oil & Gas Limited Partnership
I.P.C. Oil and Gas (Israel) Limited Partnership
Blue Water Oil & Gas Exploration Limited
GeoGlobal Resources (India) Inc.
IDB Development Corporation Limited
Israel Land Development Company Limited
24.1610% 19.2820% 19.1610% 13.6090% 8.7870% 5.0000% 5.0000% 5.0000%

Note:  (a) I.P.C. Oil and Gas (Israel) Limited Partnership (or IPC Partnership) is currently owned 50% by IPC Cayman and 50% by Ofer Investments Ltd. We own 76.79% of IPC Cayman. Hence our indirect working interest in the above licenses is 5.23% (13.609 x 50% x76.79%). This interest may decrease further if Geoglobal Resources (India) Ltd. exercises its option to acquire an additional 2.5% working interest in the licenses pro rata from the Lead Invsetors and IPC Cayman.

(b)
We undersrand that recently Blue Water Oil & Gas Exploration Limited failed to fulfil its financial obligationunder a  cash call and as a result forfeited its interest to Emanuelle Energy Limited and Modiin Energy Limited Partnership. We have however not received any written confirmation of this matter. It also does not affect our interest in the two licenses.

The following diagram illustrates the ownership structure with respect to the Myra and Sara licenses as of the date of this prospectus.

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(1) Currently, the Operating Committee has 4 members:  H. Howard Cooper (IPC Cayman), Ohad Marani (Emanuelle Energy Ltd.), Ron Maor (Modiin Energy Limited Partnership), and a representative of GeoGlobal Resources (India) Inc.
(2) ITC is the general partner of IPC Partnership.

The following table shows the overriding royalty interests held by various parties in the Myra and Sara licenses:

Name of Holder	Percentage Interest
Royalty Trust for the benefit of the shareholders of PetroMed Corporation as of March 25, 2010	3.0%
East Mediterranean Exploration Company Ltd.	4.5%
Three Crown Petroleum LLC – an affiliate of ITC	0.5%
Ofer Energy Enterprises LP	0.5%
Israel Land Development Company Ltd.	1.33%
IDB-DT (2010) Energy Ltd	0.138%
Modiin Energy Limited Partnership	0.532%
TOTAL OVERRIDING ROYALTY INTERESTS	10.5%

Our goal is to advance the offshore Israel project to the drilling stage aggressively, as prudent financing will allow us to determine the presence of oil or natural gas. If we are successful in doing so, we believe our joint venture partners can attract the attention of the existing oil and gas companies already operating in the region or new oil and gas companies to enter into a development agreement.

We were incorporated under the laws of the Province of Ontario in 1973.  Since April 2003, we have been focused on participating in oil and gas exploration, development and exploitation projects worldwide by acquiring joint venture, indirect and direct participation interests and working interests in those projects. During the fiscal year 2006, we sold our indirect participation interest in an oil exploration project and wrote off our working interest in a gas project owing to a dry test well. Since 2006, we have been pursuing and evaluating various business opportunities in the oil and gas sector. We currently have only one oil and gas project.

Our principal office is located at 47 Avenue Road, Suite 200, Toronto, Ontario M5R 2G3 and our telephone number is 416-929-1806.

Background and Status of Offshore Israel Project

In November 2009, IPC Cayman initially acquired a 95.5% interest in the Myra and Sara drilling licenses and an exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), from PetroMed Corporation, a Beliz corporation. The transfer of rights was subject to approval by the Israeli Petroleum Commissioner. Disputes arose among PetroMed Corporation, IPC Cayman, us and others regarding the transfer of rights in the two drilling licenses and the exploration permit. To settle the disputes and to ensure that the future of the offshore Israel project is not jeopardized, we and IPC Cayman accepted an offer from two Israeli investors with significant financial and local influence to join the project as major partners. On March 25, 2010, International Three Crown Petroleum LLC or ITC, a Colorado limited liability company, IPC Cayman, PetroMed Corporation, Emanuelle Energy Ltd., IDB-DT Energy (2010) Ltd. and others entered into an Allocation of Rights and Settlement Agreement.  This agreement provides for, among other things:

•	The dismissal of certain lawsuits and mutual release of claims among the parties;

•
The payment by the Lead Investors of: (i) $10.5 million to Western Geco International Ltd. for the release of 2D and 3D seismic data relating to the Myra and Sara licenses, and (ii) $5.7 million to settle various disputes with PetroMed Corporation and to acquire its control.

•	A new allocation of working interests in the offshore Israel project as follows: 14.325% to IPC Cayman; 27.15% to IDB-DT Energy (2010) Ltd.; and 54.025% to Emanuelle Energy Ltd.;

•	With respect to IPC Cayman’s 14.325% working interest, an allocation of 11% to Bontan and 3.325% to International Three Crown Petroleum LLC;

•
For purposes of the application to effect the transfer  of rights in the Myra and Sara licenses, the Lead Investors to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum Law in respect of IPC Cayman’s interest in the licenses;

•	The grant of overriding royalty interests, totaling 11.5%, to certain persons;

•	The cancellation of the common shares and warrants of Bontan issued to PetroMed Corporation in November 2009; and

•	The formation of a steering committee composed of two representatives of the Lead Investors and one representative of IPC Cayman, to manage the project with respect to the Myra and Sara licenses.

In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011. With respect to the financial capability requirement for approval of the transfer of rights, the Petroleum Commissioner has indicated that the joint venture partners must demonstrate liquidity equal to at least  half of the cost of the first well drilling, which he estimates to be approximately USD $50 million.

Geoglobal Resources (India) Inc. has been appointed operator for the Myra and Sara licenses. The operator is a wholly owned subsidiary of Geoglobal Resources Inc., a public company headquartered in Calgary, Alberta. The operator has acquired a 5% working interest in the Myra and Sara licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million which at that time decreased our indirect working interest to 10.45%. The operator also will have an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Myra and Sara licenses. On June 16, 2010, the Commissioner approved the application and registered the interests in the two licenses in favour of the joint venture partners.

The Benjamin permit originally held by PetroMed Corporation and acquired by IPC Cayman expired in February 2010 because the required seismic data was not timely submitted to the Petroleum Commissioner. The Israeli Ministry of Petroleum invited new applications for three licenses covering the same area as the original Benjamin permit. The Lead Investors and IPC Cayman paid for and obtained the required 2D seismic data for this application and submitted an application for only one of the licenses, Michael license on May 20, 2010. On June 16, 2010, the Ministry of Petroleum notified the Lead Investors that the application of Michael license was not accepted.

Under the Allocation of Rights and Settlement Agreement, we are required to prove financial capability of approximately $12 million on or before December 1, 2010 to our joint venture partners to cover our share of the cost of the two test wells. On October 13, 2010, IPC Cayman and IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, and Ofer Energy Enterprises LP (together, “Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership. We believe Ofer’s contribution under the agreement satisfies our financial capability requirement under the Allocation of Rights and Settlement Agreement. However, Mr. Cooper has communicated to us that we have not satisfied our financial commitments under the Contribution Agreement, and has raised this matter as a counterclaim in the legal action described below.

On October 25, 2010, IPC Cayman entered into an agreement with Shaldieli Ltd., an Israeli shell public company (“Shaldieli”), for IPC Cayman to acquire 90% of Shaldieli’s common equity in exchange for IPC Cayman’s 50% interest in IPC Partnership. As the majority stockholder of IPC Cayman, we believe the proposed Shaldieli transaction is subject to our approval. Bontan has never given this approval and does not consider the proposed Shaldieli transaction to be beneficial to Bontan and its shareholders for several reasons, including the following:

•
10% of the Shaldieli shares are reserved for existing Shaldieli shareholders without any contribution of funds to the business. This will result in dilution of our indirect interest, which could exceed 20% if the options proposed to be issued in the transaction are exercised.

•	Mr. Cooper will be chairman and president of Shaldieli without our vote or approval as the majority stockholder of IPC Cayman.

•	The proposed transaction structure provides no proper safeguards to Bontan regarding future activities of Shaldieli and the Shaldieli board structure.

•
The proposed Shaldieli transaction appears to involve numerous conflicts of interest and related party transactions with Mr. Cooper and his affiliates, including issues concerning his remuneration, status as a dircetior, option rights, annual grants, and right to a percentage of the profits of Shaldieli.

The Shaldieli transaction is also subject to approval by Shaldieli’s shareholders and to Israeli regulatory approvals. As of the date of this prospectus, Shaldieli has not held a shareholder meeting to approve the proposed Shaldieli transaction. Shaldieli has reported that the shareholders’ meeting to approve the transaction did not take place due to the Israel Securities Authority demands and that the shareholders’ meeting for approval of this transaction has been postponed for an indefinite period of time. In light of our inability to obtain a temporary injunction against the proposed Shaldieli transaction and past actions taken by Mr. Cooper without Bontan’s consent to register the 13.609% working interest in IPC Partnership rather than in IPC Cayman, and to sell off a 50% interest in IPC Partnership to Ofer, Bontan cannot assure that IPC Cayman and IPC Partnership will not attempt to comsummate the proposed transaction with Shaldieli without Bontan’s consent.

The complete details of the Shaldieli transaction are not known to us. However, Shaldieli published a Transaction Report (equivalent to a prospectus) as part of its reports to the Israeli Stock Exchange on December 11, 2010. We have been not been provided with copies of communication that Shaldieli might have had with the Israel Securities Authority as a result of its filing of the Transaction Report and are therefore not awaree of issues raised, if any by the Israel Securities Authority.

As a result, we commenced legal actions as follows:

Actions taken in Israel:

On January 4, 2011, Bontan and its wholly owned subsidiary, Israel Oil & Gas Corporation (the “Subsidiary”) filed a petition for the granting of a temporary injunction against Shaldieli Ltd., Mr.. YaronYenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper, International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership (the “Defendants”), before the Economic Deparment of the Tel Aviv-Jaffa District Court. Within the framework of the petition, the Honorable Court was requested to stop and to prevent the completion of the transaction which had been signed by and between IPC Cayman and Shaldieli, which involved a breach of agreements and undertakings between Bontan  and IPC Cayman

On January 12, 2011, Bontan and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. Within the framework of the above-cited action, Bontan argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that Bontan was opposed to the transaction, it could not be completed. Bontan argued that, should the transaction be completed, it would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought, within the framework of the above cited action, with regard to Bontan’s rights pursuant to the agreements between the parties, aswell as permanent injuctions against the completion of the transaction.

On January 15, 2011, our petition for a temporary injunction was denied by the District Court. On January 20, 2011, our petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court.

On January 23, 2011, a Statement of Counterclaim against Bontan and the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited (hereinafter: the “Plaintiffs in Counterclaim”), for monetary damages  in the amount of NIS 18 million ( approximately US$ 5 million), and for an order cancelling Bontan’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that Bontan had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by Bontan (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, Bontan had lost its rights to the shares in IPC Cayman.

On April 14, 2011, Bontan filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011. The amended Statement of Claim in the action includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldiel transaction go through, remedies against Cooper’s position in IPC Cayman and other remedies.

A first pretrial hearing in this case is scheduled for June 5, 2011.

Actions taken in Cayman Islands

On March 8, 2011, we asked  ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the subsidiary to Bontan and 750 shares to our other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, we filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register two share transfer requests and asking court to pass an order  for such transfers. The summons has not yet been heard by the courts in the Cayman Islands.The purpose of this actions is to enable Bontan to call for a shareholders meeting of IPC Cayman to discuss among other things,the management of IPC Cayman.

There can be no assurance about when these disputes, including the counterclaim, will be resolved or how much time and resources it will take to resolve the disputes, nor can we predict the final outcome or financial impact of resolving them, whether through negotiation or through formal legal proceedings.  The legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in the Israeli action could cause us to lose our interest in the licenses and write off our investments.

On November 8, 2010, joint operating agreements dated October 6, 2010 relating to each of the Myra and Sara licenses were signed by the joint venture partners and GeoGlobal, as operator. The agreements contain substantially similar provisions that relate to the rights and obligations of the parties with regard to operations under the licenses, including joint exploration, appraisal, development, production and disposition of oil and natural gas produced from the areas covered by the licenses. Under the joint operating agreements, an operating committee is created to supervise and direct operations and activities carried out by the operator with respect to each license. The operating committee (which we understand replaces the steering committee created by the Allocation of Rights and Settlement Agreement) will be comprised of representatives of each joint venture partner holding a working interest. Decisions of the operating committee are determined by an affirmative vote of two or members representing at least 51% of the working interests; provided that the vote must include the affirmative vote of Emanuelle Energy Ltd., Emanuelle Energy Oil and Gas Limited Partnership, Israel Land Development Company Ltd., IDB Development Corporation Ltd., and Modiin Energy Limited Partnership as long as each of them holds at least 50% of its original working interest. Currently, we understand that there are four members on the operating committee  – one each from IDB-DT Energy (2010) Ltd., Emanuelle Energy Ltd., GeoGlobal Resources (India) Inc., and IPC Cayman. Mr. Howard Cooper currently represents IPC Cayman. While we own 76.79% of IPC Cayman, we agreed to have IPC Cayman’s representative on the operating committee be appointed by ITC. We believed at that time that ITC’s representative would be Mr. Howard Cooper. Mr. Cooper has significant experience in handling oil and gas projects and has been actively involved in developing of the offshore Israel project.

Manager of IPC Cayman

International Three Crown Petroleum LLC (“ITC”) is the sole director of IPC Cayman and the general partner of IPC Partnership, and is representing our interest in the offshore Israel project through participation in the steering committee. ITC owns a 23.20% equity interest and JKP Petroleum Company LLC (“JKP”) owns a 0.01% equity interest in IPC Cayman. The majority member and principal of ITC and JKP is H. Howard Cooper. Under a Stockholders Agreement, ITC cannot be removed other than for willful misconduct that adversely affects the offshore Israel project or in the event of a transfer of ownership of ITC, such that Mr. Howard Cooper is no longer the managing member.

H. Howard Cooper is currently the manager of ITC. Mr. Cooper is also the manager of Power Petroleum LLC.  ITC was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia.

IPC Cayman will pay ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and will reimburse reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israel project, ITC will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction.  In addition, ITC will receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC Cayman and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant.  The exercise price of the warrant will be equal to the market price.

The Offering

This prospectus relates to the sale of up to 46,472,500 shares of our common stock, including 28,497,500 shares issuable upon the exercise of warrants, by the selling stockholders listed in this prospectus.  We issued the shares and warrants to the selling stockholders in connection with the acquisition of our indirect working interest in the offshore Israel project and the subsequent funding of the project.  We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the warrants, if and when exercised on a cash basis.

RISK FACTORS

You should carefully consider the following risks in addition to the other information set forth in this prospectus before making any investment in our stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risks actually occur, the price of our stock could decline and you could lose part or all of your investment.

Risks Related to our Business

We have a history of operating losses and may never achieve profitability in the future.

We have incurred significant operating losses. It is unlikely that we will generate significant revenues while we seek to complete our exploration and development activities in the offshore Israel project.  As of December 31, 2010, we had an accumulated deficit of approximately $40 million.  We do not have any proved reserves or current production of oil or gas. Our success is substantially dependent upon on the successful exploration, drilling and development of the offshore Israel project.  We cannot assure you that we will be profitable in the future.

Our consolidated financial statements for the year ended March 31, 2010 have been prepared assuming that we will continue as a going concern, however, there can be no assurance that we will be able to do so. Our ability to continue as a going concern is dependent upon our ability to access sufficient capital to complete exploration and development activities, identify commercial oil and gas reserves and ultimately achieve profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if we were unable to realize our assets and settle our liabilities as a going concern in the normal course of operations. Such adjustments could be material.

An adverse outcome, and the substantial costs, with respect to our pending lawsuits with Mr. Cooper could have a material adverse effect on our business, financial condition and results of operations.

We currently are in litigation with Mr. Howard Cooper, ITC and IPC Cayman as regards costs incurred and compliance with the terms of the Contribution and Assignment Agreement and Stockholders Agreement as well as the proposed Shaldieli transaction. We are also trying to resolve these disputes through negotiation. There is no guarantee that legal actions taken so far will result in our favour or negotiations will be successful or favorable to us. The outcome of the disputes or the litigation  cannot be predicted. These legal actions,, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in these disputes could cause us to lose our interest in the licenses and write off our investments.

IPC Cayman is a newly formed development stage company with no operating history.

IPC Cayman, the company in which we acquired a 76.79% equity interest, is newly formed and has no operating history.  Its operations will be subject to all of the risks inherent in exploration stage companies with no revenues or operating history. Its potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and natural gas exploration business.  No assurance can be given that any particular investment return will be achieved.

We will be substantially dependent upon our joint venture partners to develop the offshore Israel project.

We will be substantially dependent on IPC Cayman and our other joint venture partners and their respective affiliates to develop the offshore Israel project. We will not control the management or operations of the offshore Israel project.

Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of financial commitments. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our interests or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor our joint venture partners would have full control over the joint venture. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Our investment in the offshore Israel project may exceed returns from the project.

We cannot control activities on properties or drilling locations that we do not operate and are unable to control their proper operation and profitability.

We do not operate any of the properties in which we own an interest, and we own an indirect minority interest in the properties. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could adversely affect us from realizing our target returns for those properties. The success and timing of exploration and development activities on properties operated by others therefore will depend upon a number of factors outside of our control, including:

•	the nature and timing of drilling and operational activities;
•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	the approval of other participants in drilling wells; and
•	the operator’s selection of suitable technology.
Drilling on the Myra and Sara licenses must commence by January 1, 2012 or the licenses could be forfeited.

Our joint venture must commence test well drilling on one of the Myra and Sara licenses on or before January 1, 2012 or the licenses could be forfeited. Drilling on the second well on the remaining license tmust commence immediately on completion of the first well drilling.  If our joint venture fails to drill timely wells before the license expiration, we will lose the drilling opportunities and our investment in the expired licenses.

Prospects that our joint venture decides to drill may not yield natural gas or oil in commercially viable quantities.

The joint venture is conducting seismic surveys and other geological and geophysical analysis to identify and develop prospects in the areas covered by the Myra and Sara licenses.  A prospect is a property on which indications of natural gas and oil have been identified based on available seismic and geological information and analyses. The prospects will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of data in the same and nearby areas will not enable the joint venture to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable.  If the seismic and other data are inconclusive or unsatisfactory, the joint venture may not be able to attract industry partners to conduct exploratory drilling on its properties.

There is currently no infrastructure to market oil or gas if hydrocarbons are discovered.

The Myra and Sara licenses are located in an area of the eastern Mediterranean where there has not previously been production of oil and gas.  Accordingly, there is not currently any infrastructure in place to market oil or gas if hydrocarbons are discovered.  The Israeli government will have to approve the installation of infrastructure, and the construction of infrastructure will require significant capital investment.

Failure to fund capital expenditures could adversely affect our properties interests.

The oil and gas industry is capital intensive. The joint venture’s exploration and development activities will require substantial capital expenditures to meet requirements in the licenses. Although IPC Cayman’s share of the drilling and related exploration costs of the initial two exploratory wells under the Myra and Sara licenses will be covered by the US$ 28 million contribution to be made by Ofer under the Ofer agreement, we will however be responsible to the extent of our share of IPC Cayman’s commitment for any overruns in the drilling and related exploration costs of the initial two wells as well as the costs of any subsequent wells.

We do not expect that debt financing will be available to us or any of our joint venture partners to support exploratory operations of the type required to establish commercial viability of the properties.  Cash flows from the offshore Israel project will be subject to a number of variables, such as the success of drilling operations, production levels from successful wells, prices of crude oil and natural gas, availability of infrastructure and markets, and costs of services and equipment.  In addition, our joint venture partners could seek farmout arrangements with third parties. These farmouts could result in us giving up a substantial interest in the oil and gas properties, comprising two licenses for offshore exploration for gas and/or oil, we have acquired.  If we or IPC Cayman are not able to fund our or its share of capital expenditures, our interests in the properties might be reduced or forfeited as a result.

Market conditions could impede access to capital or increase the cost of capital, which could significantly impede development of the offshore Israel project.

The oil and gas industry is cyclical in nature and tends to reflect general economic conditions. Recent and continuing disruptions and volatility in the global financial markets may, among other things, make it more difficult for us and our joint venture partners to obtain, or increase the cost of obtaining, capital and financing for the offshore Israel project.  Access to additional capital may not be available on acceptable terms or at all.  Difficulties in obtaining capital and financing or increased costs for obtaining capital and financing could significantly delay development of our property interests.

Our business is not geographically diversified.

Our property interests are located off the west coast of Israel.  We currently own no other working interests, leases or properties.  As a result, our current business will be concentrated in the same geographic region.  Our success or failure will be dependent upon the drilling and production results of any wells identified on the offshore Israel properties.

We face significant competition and many of our competitors have resources in excess of our available resources.

The oil and natural gas industry is highly competitive. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent crude oil and natural gas companies in a number of areas such as:

·	seeking to acquire desirable producing properties or new leases for future exploration;
·	marketing our crude oil and natural gas production;

·	seeking to acquire the equipment and expertise necessary to operate and develop properties; and
·	attracting and retaining employees with certain skills.

Many of our competitors have financial, technical and other resources substantially in excess of those available to us. This highly competitive environment could have an adverse impact on our business.

Risks of Oil and Natural Gas Investments

Oil and natural gas investments are highly risky.

The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells and the ownership of non-operating interests in oil and natural gas properties are highly speculative.  There is a possibility you will lose all or substantially all of your investment in us.  We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil and natural gas, nor can we predict the amount of time it will take to recover any oil or natural gas we do produce. Drilling activities may be unprofitable, not only from non-productive wells but also from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit.

Oil and natural gas prices are volatile and a reduction in these prices could adversely affect our financial condition and results of operations.

The price we may receive for oil or natural gas production from wells, in which we have an interest, will significantly affect our revenue, cash flow, access to capital and future growth. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include:

·	changes in supply and demand for oil and natural gas;
·	actions taken by foreign oil and gas producing nations;
·	political conditions and events (including political instability or armed conflict) in oil or natural gas producing regions;
·	the level of global oil and natural gas inventories and oil refining capacity;
·	the price and level of imports of foreign oil and natural gas;
·	the price and availability of alternative fuels;
·	the availability of pipeline capacity and infrastructure;
·	the availability of oil transportation and refining capacity;
·	weather conditions;
·	speculation as to future prices of oil and natural gas and speculative trading of oil or natural gas futures contracts;
·	domestic and foreign governmental regulations and taxes; and
·	global economic conditions.

The effect of these factors is magnified by the concentration of our interests in Israel, where some of these forces could have disproportionate impact, such as war, terrorist acts or civil disturbances, changes in regulations and taxation policies by the Israeli government, exchange rate fluctuations, laws and policies of Israel affecting foreign investment, trade and business conduct and the availability of pipeline capacity and infrastructure.

A significant or extended decline in oil and natural gas prices may have a material adverse effect on our and IPC Cayman’s financial condition, results of operations, liquidity, ability to finance planned capital expenditures or  ability to secure funding from industry partners.

Exploration, development and production of oil and natural gas are high risk activities with many uncertainties that could adversely affect our financial condition and results of operations.

The joint venture’s drilling and operating activities will be subject to many risks, including the risk that commercially productive wells will not be discovered.  Drilling activities may be unprofitable, not only from dry holes but also from productive wells that do not generate sufficient revenues to return a profit. In addition, drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

·	environmental hazards, such as natural gas leaks, pipeline ruptures and spills;
·	fires;
·	explosions, blowouts and cratering;
·	unexpected or unusual formations;
·	pressures;
·	facility or equipment malfunctions;
·	unexpected operational events;
·	shortages of skilled personnel;
·	shortages or delivery delays of drilling rigs and equipment;
·	compliance with environmental and other regulatory requirements;
·	adverse weather conditions; and
·	natural disasters.
Any of these risks could adversely affect operations or result in substantial losses as a result of personal injury or loss of life; severe damage to or destruction of property and equipment; pollution; environmental contamination; repair and remediation costs; loss of wells; and regulatory fines and penalties.  Uninsured liabilities could have a material adverse effect on our financial condition and results of operations.

We will be subject to various governmental regulations which may result on material liabilities and costs.

Political developments and laws and regulations will affect the offshore Israel project. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts in the State of Israel will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.

We and our joint venture partners are subject to laws and regulations promulgated by the State of Israel relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements can change and are subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on the offshore Israel project. We and our joint venture partners may be required to make significant expenditures to comply with governmental laws and regulations.

We and our joint venture partners are subject to Israeli environmental laws and regulations.  Because of the recent nature of the discoveries in the eastern Mediterranean and the absence of production, there has not been consideration of the impact that operations in this area may have on environmental laws and regulations, which could be changed in ways that could negatively impact the offshore Israel project. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities and may require us and our joint venture partners to incur substantial costs of remediation. In addition, we and our joint venture partners may incur costs and penalties in addressing regulatory agency procedures involving instances of possible non-compliance.  The financial implications, if any, cannot be estimated at this stage.

Potential regulations regarding climate change could alter the way the joint venture conducts business.

As awareness of climate change issues increases, governments around the world are beginning to address the matter. This may result in new environmental regulations that may unfavorably impact us and our joint venture partners. The cost of meeting these requirements may have an adverse impact on our financial condition, results of operations and cash flows.

The potential lack of availability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect the joint venture’s ability to execute exploration and development plans on a timely basis and within budget.

From time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel in the oil and natural gas industry. During these periods, the costs of rigs, equipment and supplies are substantially greater and their availability may be limited, particularly in international locations that typically have more limited availability of equipment and personnel, such as Israel. During periods of increasing levels of exploration and production in response to strong demand for oil and natural gas, the demand for oilfield services and the costs of these services increase. Additionally, these services may not be available on commercially reasonable terms.

Risks Related to the Manager of IPC Cayman

We have limited control over the management of IPC Cayman

Under the agreement between us and ITC, we have limited authority to participate in the management of IPC Cayman.  Our rights as the holder of a majority of the shares of IPC Cayman will include the right to approve:

•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC or any affiliate;

•	Modify any compensation arrangement between IPC Cayman and ITC and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Other than those specified rights, ITC as the sole director of IPC Cayman will have the right to make operational decisions with respect to matters affecting the exploration and development of the licenses, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost.

There is no guarantee that IPC Cayman will make cash distributions to its owners, including us.

Cash distributions are not guaranteed and will depend on future drilling and operating activities and performance of the offshore Israel project. The director of IPC Cayman has the authority to authorize and to make any distributions to its stockholders at such times and in such amounts as the director deems advisable. You may receive little or no return on your investment in us.

Conflicts of interest may arise.

Conflicts of interest may arise because of the relationships between and among IPC Cayman, ITC and us.  The interests of ITC may not coincide with the interests of us and our shareholders.  In addition, ITC and its majority member, H. Howard Cooper, may experience conflicts of interest in allocating their time and resources between IPC Cayman and other businesses, including other oil and gas projects.  The organizational documents do not restrict ITC and its affiliates from engaging in other business activities or specify any minimum amount of time that ITC and its affiliates are required to devote to IPC Cayman.

Risks Related to Ownership of our Stock

There is currently a limited trading market for our common shares.

There currently is a limited public market for our common shares.  Further, although our common shares are currently quoted on the OTC Bulletin Board, trading of our common shares may be extremely sporadic.  As a result, an investor may find it difficult to sell, or to obtain accurate quotations of the price of, our common shares.  There can be no assurance that a more active trading market for our common shares will develop. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common shares for an indefinite period of time.

Risks related to penny stocks.

Our common shares are subject to regulations prescribed by the SEC relating to “penny stock.” These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined in Rule 501 of the U.S. Securities Act of 1933). These regulations could adversely impact market demand for our shares and adversely impact our trading volume and price.

The issuance of common shares upon the exercise of our outstanding warrants and options will dilute the ownership interest of existing stockholders and increase the number of shares eligible for future resale.

The exercise of some or all of our outstanding warrants and options could significantly dilute the ownership interests of our existing shareholders.  As of December 31,2010, we had outstanding warrants to purchase an aggregate of 73,071,420 common shares and outstanding options to purchase an aggregate of 5,775,000 common shares.  To the extent the warrants and options are exercised, additional common shares will be issued and that issuance will increase the number of shares eligible for resale in the public market.  The sale of a significant number of shares by our shareholders, or the perception that such sales could occur, could have a depressive effect on the public market price of our common shares.

We expect to raise additional funds by issuing our stock which will dilute your ownership.

We expect that we will likely issue a substantial number of shares of our capital stock in the future.  Under these arrangements, we may agree to register the shares for resale soon after their issuance. The sale of additional shares could lower the value of your shares by diluting your ownership interest in us and reducing your voting power. Shareholders have no preemptive rights.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 are complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, investor confidence and share value may be negatively impacted.

Your investment return may be reduced if we lose our foreign private issuer status.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, and, therefore, we are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC.  In addition, the proxy rules and Section 16 reporting and short-swing profit recapture rules are not applicable to us. If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our SEC compliance costs.

We may be treated as a passive foreign investment company for U.S. tax purposes, which could subject United States investors to significant adverse tax consequences.

A foreign corporation will be treated as a passive foreign investment company, or PFIC, for U.S. federal income taxation purposes, if in any taxable year either: (a) 75% or more of its gross income consists of passive income; or (b) 50% or more of the value of the company’s assets is attributable to assets that produce, or are held for the production of, passive income. Based on our current income and assets and our anticipated future operations, we believe that we currently are not a PFIC.  U.S. stockholders of a PFIC are subject to a disadvantageous U.S. income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.   The PFIC rules are extremely complex.  A U.S. person is encouraged to consult his or her U.S. tax advisor before making an investment in our shares.

U.S. shareholders may not be able to enforce civil liabilities against us.

We are a corporation organized under the laws of the Province of Ontario, Canada.  Most of our directors and executive officers are non-residents of the United States.  Because a substantial portion of their assets and currently all of our assets are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial position, business strategy, and plans and objectives for future operations.  The words “may,” “will,” “believe,” “expect,” “estimate,” “continue,” “anticipate,” “intend” and similar expressions are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, business operations and financial needs.  For a discussion of risk factors affecting our business, see “Risk Factors.”

We do not guarantee that the events anticipated by the forward-looking statements will occur or that they will happen at all.  We do not undertake any obligation to update any of the forward-looking statements, except as may be required under federal securities laws.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Directors and Management Team

Name and Position	Business Address	Position

Kam Shah	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	CEO, CFO and Director
Dean Bradley	9300 Normandy Blvd., Suite 511 Jacksonville, Florida 32221	Director
Brett Rees	114 Newport Avenue Toronto, Ontario M1L 1J5	Director
Terence Robinson	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	Consultant

Legal Advisers

Our Canadian legal advisers are Sui & Company, Solicitors, whose business address is The Exchange Tower, Suite 1800, 130 King Street West, Toronto, Ontario M5X 1E3. Our U.S legal advisers are Messerli & Kramer, P.A., whose business address is 1400 Fifth Street Towers, 100 South Fifth Street, Minneapolis, MN 55402.

Auditor

Our auditors are Schwartz Levitsky Feldman LLP, whose business address is 1167 Caledonia Road, Toronto, Ontario M5A 2X1.

OFFER STATISTICS AND EXPECTED TIMETABLE

The common shares offered by this prospectus are registered for the account of the selling stockholders named in this prospectus.  There is no expected issue price. The selling stockholders may sell the common shares at fixed prices, at prevailing market prices at the time of sale or at negotiated prices.  The approximate date of proposed sale of the common shares is from time to time after the registration statement of which this prospectus forms a part becomes effective, in amounts and on terms determined at the time of the sale.
KEY INFORMATION

Selected Financial Data

The following table presents selected historical consolidated financial data for the periods indicated. The selected financial data for the three fiscal years ended March 31, 2010 and as of March 31, 2010,  2009 and 2008 have been derived from the our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the two fiscal years ended March 31, 2007 and as of March 31, 2007 and 2006 have been derived from the our audited consolidated financial statements for those years which are not included in this prospectus.

The selected financial data for the nine months ended December 31, 2010 and 2009 and as of December 31, 2010 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for the periods presented

The historical results are not necessarily indicative of results to be expected in any future period, and interim results may not be indicative of results for the remainder of the year.  Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. Additional information is presented below to show the differences which would result from the application of U.S. GAAP to our financial statements.

Summary Financial Information

(Stated in Canadian Dollars – Calculated in accordance with Canadian GAAP)

	Nine months ended December 31		Year ended March 31,
	2010	2009	2010	2009	2008	2007	2006
						(Restated)	(Restated)
Revenue	-	-	-	7,901	73,300	93,278	1,238,940
Loss before non-controlling interests	(3,137,014)	(1,651,233)	(4,284,058)	(689,415)	(571,799)	(164,043)	(4,784,933)
Non-controlling interests	257,202	51,672	356,814	-	-	-	-
Net Loss	(2,879,812)	(1,599,561)	(3,927,244)	(689,415)	(571,799)	(164,043)	(4,784,933)
Net loss per share (1)	(0.04)	(0.04)	(0.09)	(0.02)	(0.02)	(0.01)	(0.31)
Working capital	1,166,837	(10,906,639)	371,130	1,431,495	5,173,892	6,624,466	5,285,784
Total assets	10,431,819	23,409,240	10,419,787	1,592,947	5,239,122	6,672,918	5,450,772
Capital stock	36,070,152	33,960,697	35,298,257	32,854,075	32,901,488	32,413,811	32,175,000
Warrants	8,677,551	5,908,849	7,343,886	2,192,927	2,153,857	2,215,213	951,299
Contributed surplus	4,759,651	4,154,268	4,573,748	4,154,266	4,077,427	4,069,549	4,069,549
Accumulated other comprehensive loss	(387,215)	(2,279,437)	(2,696,213)	(4,425,018)	(1,306,768)
Shareholders' equity	(40,142,377)	(34,934,882)	6,900,299	1,440,929	5,180,098	6,624,466	5,285,784
Weighted average number of shares outstanding (2)	78,405,187	48,569,756	42,963,027	30,170,743	28,840,653	27,472,703	15,655,023

Reconciliation to U.S. Generally Accepted Accounting Principles

 (Stated in Canadian Dollars – Calculated in accordance with U.S. GAAP)

	Nine Months ended December 31,			Year ended March 31,
	2010	2009	2010	2009	2008	2007	2006

Loss for year	(2,879,812)	(1,599,561)	($3,927,244)	($689,415)	($571,799)	($52,384)	($4,590,175)
Comprehensive Loss	(570,814)	546,020	($2,198,439)	($3,807,665)	($2,838,269)	$795,658	($4,038,005)
Loss per share -Basic and diluted	(0.04)	(0.04)	($0.09)	($0.02)	($0.02)	$0.00	($0.29)
Total assets	10,431,819	23,409,240	$10,419,787	$1,592,947	$5,239,122	$7,632,619	$6,197,700
Shareholders' equity	8,363,746	6,809,493	$6,900,299	$1,440,929	$5,180,098	$7,584,167	$4,734,269

The Company has not declared or paid any dividends in any of its last five financial years.

Exchange Rates

The exchange rates used herein were obtained from the Bank of Canada. On April 30, 2011, the exchange rate, based on the noon buying rates, for the conversion of Canadian dollars into United States dollars (the “Noon Rate of Exchange”) was CDN $1.0566 =USD $1.

The following table sets out the high and low exchange rates in US dollar for one Canadian dollar for each of the last six months.

	April 2011	March 2011	February 2011	January 2011	December 2010	November 2010

High for period	$1.06	$1.03	$1.03	$1.02	$1.00	$1.00
Low for period	$1.03	$1.00	$1.00	$0.99	$0.98	$0.97

The following table sets out the average exchange rates in US dollar for one Canadian dollar for the five most recent fiscal years calculated by using the average of the Noon Rate of Exchange on the last day of each month during the period.

Year Ended March 31,	2010	2009	2008	2007	2006
Average for the year	0.92	0.89	0.97	0.88	0.84

Capitalization and Indebtedness

The following table sets forth our capitalization as of December 31, 2010

Shareholders' equity:
Capital stock	36,070,152
Warrants	8,677,551
Contributed surplus	4,759,651
Accumulated other comprehensive loss	(387,215)
Accumulated deficit	(40,142,377)
Non-controlling interests Total equity	$ 8,977,762 (614,016) 8,363,746

Total capitalization	$8,363,746

Common shares issued and outstanding	78,664,076

Reasons for the Offer and Use of Proceeds

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 17,975,000 common shares; 17,747,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share; and 10,750,000 common shares issuable upon exercise of warrants at an exercise price of USD $0.10 per share.  We issued all of these shares and warrants in transactions exempt from the registration requirements of the Securities Act of 1933, Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.  We will not receive any proceeds for the resale of shares by the selling stockholders.  In addition, warrants to purchase 7,000,000 common shares at an exercise price of USD $0.35 per share contain a cashless exercise feature, which allows the holder to pay the exercise price of the warrants by surrendering a portion of the shares issuable upon exercise of the warrant.  If, however, the 21,497,500 warrants which do not contain a cashless exercise feature are exercised, we may receive proceeds of up to US$4,836,625. If the warrants are exercised for cash, we will use the proceeds for working capital and other general corporate purposes, including for our indirect working interest in the offshore Israel project.

INFORMATION ON BONTAN

History and Development

We are a Canadian corporation incorporated under the laws of the Province of Ontario in 1973 under the original name of Kamlo Gold Mines Limited.  We were inactive until 1985.  Between 1986 and 1982, our company was involved in the development of a new technology for the marine propulsion business. During this period, our company went through three name changes.

Between 1993 and 1996, our company was involved in the distribution and manufacture of a snack food. During this period, our company went through two more name changes.

Our company remained inactive after the closure of the snack food business in November 1996 until December 1998 when we changed our name to Dealcheck.com Inc. and agreed on a new business strategy. This strategy focused on investing in new and emerging technology oriented projects and businesses.  In 1999, our company raised $3.2 million, which we invested in various projects and companies over the next two years as per the new business strategy of our company. Unfortunately, the IT sector performed poorly since 2001 and new and emerging technology-based businesses suffered significant losses, financial problems and bankruptcies. These factors adversely affected our company’s investments and its profitability. Our company had to write off all its investments by the end of the fiscal 2003.

In April 2003, our company changed its business focus to the natural resource industry and completed a private placement of approximately 8.9 million common shares, raising approximately USD $3.1 million. These funds were primarily invested in projects involving oil and gas exploration and diamond mining projects in Brazil between April 2003 and September 2005,

Diamond mining operations discontinued in December 2004. Our company sold its interest in an oil exploration project in Papua New Guinea in July 2005 for USD $3.2 million. Our company’s cost of this project was approximately USD $1.6 million. Further, in October 2004, our company acquired a working interest in a gas exploration project in Louisiana, USA.  Between March 2005 and September 2005, our company invested approximately $3.9 million as its share of exploration costs. The exploration, however, proved a dry well and was therefore abandoned and the costs incurred were fully written off in December 2005.

Since 2006, our company has been actively pursuing oil and gas exploration and development projects We found many projects to be too expensive while others did not meet our technical due diligence. In November 2009, we acquired (through our wholly owned subsidiary) an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometres off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”), cover approximately 198,000 acres of submerged land, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 acres of submerged land adjacent to the land covered by the licenses.  Our working interest was held in the form of a 75% equity interest in IPC Cayman, a Cayman Islands limited company that was formed to explore and develop the properties off the coast of Israel. Subsequently, disputes arose with respect to the transfer of rights in the two drilling licenses and the exploration permit to IPC Cayman and the Benjamin permit was lost in February 2010 due to the failure to timely submit the required seismic data to the Israel Petroleum Commissioner. In March 2010, IPC Cayman entered into an Allocation of Rights and Settlement Agreement with the Lead Investors and others under which, among other things, the Lead Investors acquired a greater than 50% working interest in the Myra and Sara licenses for approximately USD $16.2 million.  The sale proceeds were used primarily used to pay for the seismic data relating to the two drilling licenses and the permit and to settle various disputes with PetroMed Corporation, the original registered owner of a 95.5% working interest in the two drilling licenses and the permit.

Under the terms of an agreement dated April 14, 2010, International Three Crown Petroleum LLC (or ITC) is deemed to own a 23.21% equity interest in IPC Cayman represented by 2,321 ordinary shares of IPC Cayman and Bontan is deemed to own a 76.79% equity interest in IPC Cayman represented by 7,679 ordinary shares of IPC Cayman. Allied Ventures Incorporated is deemed not to have owned or to ever have owned any equity interest in IPC Cayman.

We currently own an indirect 5.23% working interest in the two drilling licenses through our 76.79% equity interest in IPC Cayman. ITC and an affiliated entity, JKP, own the balance of the 23.21% equity interest in IPC Cayman. ITC is representing our interest in the offshore Israel project through its participation in the operating committee that has been formed to govern activities with respect to the two drilling licenses.

In connection with the acquisition of our equity interest in IPC Cayman and as consideration for the PetroMed Corporation’s sale of its interest in the licenses and permit in November 2009, we originally paid to the seller USD $850,000 in cash, 8,617,686 common shares and a 7-year warrant to purchase 22,853,058 common shares, and paid USD $500,000 to International Three Crown Petroleum LLC.  In addition, we issued a 5-year warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum LLC and a 5-year warrant to purchase up to 2,000,000 common shares to Allied Ventures Ltd.  These 5-year warrants have an exercise price of USD $0.35 per share and cashless exercise option.  Under the Allocation of Rights and Settlement Agreement, we cancelled the 8,617,686 common shares and the warrant to purchase 22,853,058 common shares issued to PetroMed Corporation.

To cover a portion of our acquisition costs, we also issued promissory notes in the aggregate principal amount of USD $975,000, together with 5-year warrants to purchase a total of 1,125,000 common shares at an exercise price of USD $0.35 per share. The notes bear an interest rate of 10% per year and are due and payable in November 2010.  One note is secured by a pledge of our 1,125 shares of IPC Cayman.

In addition, we paid USD $1.5 million to IPC Cayman for its operational costs and approximately USD $2 million to Western Geco International Ltd. towards the cost of the seismic data.

Our company’s registered office is situated at 47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3. We are a reporting issuer in the province of Ontario.

Business Overview

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves. We are currently focused on the offshore Israel project which currently includes the Myra and Sara licenses.  We currently are not seeking to acquire additional property interests in Israel or any other region or to pursue other business opportunities.  Our goal is to advance offshore Israel project to the drilling stage aggressively, as prudent financing will allow to determine the presence of oil or natural gas. If we are successful in doing so, we believe our joint venture partners can attract the attention of the existing oil and gas companies already operating in the region or new oil and gas companies to enter into a development agreement or farmout agreement.

Background and Status of Offshore Israel Project

On October 15, 2009, International Three Crown Petroleum LLC (or ITC) entered into an option agreement with PetroMed Corporation under which ITC was granted the right to purchase all of PetroMed Corporation’s rights in the Myra and Sara licenses and the Benjamin permit. On November 18, 2009, the right to purchase was exercised, and as part of the closing, PetroMed Corporation was paid the contractual consideration and PetroMed Corporation provided IPC Cayman, ITC’s designee, with irrevocable deeds of assignment with respect to each of the licenses and permit.

Under Section 76(a) of the Israel Petroleum Law, the permit may be transferred only with the permission of the Petroleum Commissioner and the licenses may be transferred only with the permission of the Petroleum Commissioner and after the Petroleum Commissioner’s consultation with the Petroleum Council. Accordingly, on January 18, 2010, IPC Cayman filed applications with the Petroleum Commissioner to transfer the licenses and permit, with the application to transfer the permit also including an application to be granted a license based on the permit and its attending priority rights.

PetroMed Corporation sent an e-mail to IPC Cayman and the Petroleum Commissioner on January 17, 2010, purporting to ‘rescind’ the PetroMed transaction and has, to the best of IPC Cayman’s knowledge, further addressed the Petroleum Commissioner with claims that the Petroleum Commissioner denies the applications. In addition, IPC Cayman received verbal indication from the Petroleum Commissioner that the permit would lapse at the end of its term on February 5, 2010, and the Petroleum Commissioner would not approve the conversion of the permit into a license. Thereafter, PetroMed Corporation communicated its withdrawal of rescission to the Petroleum Commissioner with respect to the request to transfer the permit and convert it into a license and requested that the Petroleum Commissioner place the request for conversion of the permit before the Petroleum Council.

On January 19, 2010, PetroMed Corporation filed a complaint in the U.S. District Court for the Western District of Washington against Bontan, Howard Cooper and Three Crown Petroleum, LLC.  The complaint requested, among other things, rescission of PetroMed Corporation’s assignment of its 95.5% interest in the Myra and Sara licenses and Benjamin permit to IPC Cayman and a declaration that the contracts with the defendants are null and void.

On February 12, 2010, ITC and IPC Cayman filed a complaint in the Denver, Colorado District Court against PetroMed Corporation and other defendants.  ITC and IPC Cayman alleged that the defendants were actively interfering with IPC Cayman’s application before the Israel Ministry of Natural Infrastructure for transfer to IPC Cayman of PetroMed Corporation’s 95.5% interest in the Myra and Sara licenses and Benjamin permit.  In the lawsuit, ITC and IPC Cayman were seeking, among other matters, temporary, preliminary and permanent injunctive relief in order to avoid real, immediate and irreparable harm to ITC and IPC Cayman resulting from the defendants’ alleged wrongful conduct.  The lawsuit also requested damages for defendants’ alleged multiple tortuous acts and materials breaches of contracts, and a declaration of the parties’ rights and obligations under the contracts.

ITC had informed us that, in light of the dispute as to ownership of the Myra and Sara drilling licenses and the Benjamin exploration permit, the Petroleum Commissioner had declined to transfer the licenses and permit to IPC Cayman and had indicated to IPC Cayman that he would be terminating the permit and possibly the licenses.

Separately, because Western Geco International had not been paid its $12.5 million in full, it refused to turn over the seismic data and its interpretation to IPC Cayman.  Failure to deliver the seismic data and its interpretation to the Petroleum Commissioner would be a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.

To settle the disputes and to ensure that the future of the offshore Israel project is not jeopardized, we and IPC Cayman accepted an offer from two Israeli investors with significant financial and local influence to join the project as major partners. The major partners (or Lead Investors) in the offshore Israel project are Emanuelle Energy Ltd. and IDB-DT Energy (2010) Ltd.  Mr. Ofer Nimrodi controls Emanuelle Energy Ltd.  and is a director and CEO of Tel Aviv-based Israel Land Development Company Ltd. IDB-DT Energy (2010) Ltd. Is a joint venture of IDB Development Corporation Ltd., which is affiliated with Avraham Livnat Company, and Du-Tzah Ltd., which is affiliated with Manor Holdings and Yitzak “Zachi” Sultan.

On March 25, 2010, ITC, IPC Cayman, PetroMed Corporation, Emanuelle Energy Ltd., IDB-DT Energy (2010) Ltd. and others entered into an Allocation of Rights and Settlement Agreement.  This agreement provides for, among other things:

•	The dismissal of certain lawsuits and mutual release of claims among the parties;

•
The payment by the Lead Investors of: (i) $10.5 million to Western Geco International Ltd. for the release of 2D and 3D seismic data relating to the Myra and Sara licenses, (ii) Aproximately $5.7 million to settle certain liabilities of PetroMed Corporation and to acquire its controlling interest.

•	A new allocation of working interests in the offshore Israel project as follows: 14.325% to IPC Cayman; 27.15% to IDB-DT Energy (2010) Ltd.; and 54.025% to Emanuelle Energy Ltd.;

•	With respect to IPC Cayman’s 14.325% working interest, an allocation of 11% to Bontan and 3.325% to ITC;

•
For purposes of the application to effect the transfer  of rights in the Myra and Sara licenses, the Lead Investors to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum law in respect of IPC Cayman’s interest in the licenses;

•	The grant of overriding royalty interests, totaling 10.5%, to certain persons, including 1% to an affiliate of Mr. Cooper and 2% to Israel Land Development Company Ltd. and IDB-DT Energy (2010) Ltd.;

•	The cancellation of the common shares and warrants of Bontan issued to PetroMed Corporation in November 2009; and

•	The formation of a steering committee composed of two representatives of the Lead Investors and one representative of IPC Cayman, to manage the project with respect to the Myra and Sara licenses.

Under the Allocation of Rights and Settlement Agreement, the Lead Investors have agreed, for purposes of the application to effect the transfer of the rights in the Myra and Sara licenses, to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum Law in respect of IPC Cayman’s interest in the licenses. This obligation will continue until the earlier of (i) five months from the registration of the licenses in the names of the Lead Investors and IPC Cayman in accordance with their respective ownership interests or (ii) June 30, 2011. If IPC Cayman fails to establish its independent financial capability after this obligation ends, IPC Cayman must elect one of the following options (on a licensee by license basis):

1)
IPC Cayman may offer to sell to the Lead Investors its ownership interest in the license for which it has not established financial capability for a purchase price of $240,000 per each 1% ownership interest;

2)
IPC Cayman may contract to sell, farmout or otherwise dispose of its ownership interest in the applicable license and the Lead Investors have the right of first refusal to acquire any or all of the interest; or

3)
IPC Cayman will be obligated to participate in the first well drilled under the applicable license by paying 200% of its share of the drilling costs and if it fails to do so, IPC Cayman will forfeit its ownership interest in the applicable license.

If IPC Cayman fails to complete option 1 or 2 within 60 days after the Lead Investors’ obligation ends, it will be deemed to have elected option 3 above.  As between us and ITC, if we fail to establish financial capability to the extent of our proportionate ownership of IPC Cayman, then ITC can establish such financial capability on behalf of IPC Cayman and the ownership of IPC Cayman will be readjusted to reflect the acquisition by ITC of our interest in the applicable license. As explained below, in October 2010, IPC Partnership secured funding of up to US$ 28 million which we believe satisfies the financial capability requirements in respect of IPC Cayman’s (including Bontan’s) interest in the licenses.

In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011. With respect to the financial capability requirement for approval of the transfer of rights, the Petroleum Commissioner has indicated that the joint venture partners must demonstrate liquidity equal to at least  half of the cost of the first well drilling, which we estimate to be approximately USD $50 million.

On May 19, 2010, Geoglobal Resources (India) Inc. was appointed operator for the Myra and Sara licenses, subject to the execution of a joint operating agreement. A Joint Operating Agreementdated October 6, 2010 was signed on November 8, 2010 for each of the two licenses The operator is a wholly owned subsidiary of Geoglobal Resouces Inc.,(“Geoglobal”) a public company headquartered in Calgary, Alberta Geoglobal is primarily engaged since 2002 in exploration and development of oil and gas resesrves – both on shore and off shore – in India. It has exploration rights through production sharing contracts in four offshore and onshiore geological basins covering approximately 1.7 million net acres. The operator has acquired a 5% working interest in the Myra and Sara licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million. The operator also has an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

The joint venture partners and the operator also entered into an option agreement dated as of May 19, 2010. Under this option agreement, the joint venture partners have the option to purchase up to a 12.5% ownership interest in a shallow water offshore drilling license known as the Samuel license, subject to the license being granted to the operator by the Israel Petroleum Commissioner.This agreement also provides that the joint venture partners shall have a right to increase their ownership interest in the Samuel license by a further 7.5% in return the operator is given a right to increase its interest in Sarah and Myra licenses by an additional 2.5.The Samuel license has been granted to the operator, and IPC Cayman is entitled to acquire a 2.72% interest in the Samuel license, of which Bontan’s share would be 2.09% and the minority shareholder of IPC Cayman will be entitled to the balance 0.63%. The Samuel license covers an area of approximately 400 square kilometers and is located in the Levantine Basin.

On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Myra and Sara licenses. The approval was granted on June 16, 2010.

The Benjamin permit originally held by PetroMed Corporation and acquired by IPC Cayman expired in February 2010 because the required seismic data was not timely submitted to the Petroleum Commissioner. The Israeli Ministry of Petroleum invited new applications for licenses covering the same area as the original Benjamin permit. The Lead Investors and IPC Cayman paid for and obtained the required 2D seismic data for this application and submitted an application for the Michael license on May 20, 2010. On June 16, 2010, the Isaeli Ministry of Petroleum informed the Lead Investors that their application for the Michael license was not approved.

On October 13, 2010, IPC Cayman and IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer. Under the agreement, Ofer agreed to contribute up to US$ 28 million towards IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership.In additional, Ofer was granted certain voting and management rights with respect to major operational decisions and material changes in the timing or costs of the initial drilling program. The agreement provides for Ofer to deposit at closing US$ 2 million with IPC Partnership to cover future cash calls made by the operator relating to initial drilling and exploration costs. Ofer is required to contribute up to an additional US$ 26 million, upon cash calls made by the operator, to pay for IPC Partnership’s 13.609% share of the initial drilling and exploration costs. If IPC Partnership’s aggregate share of the initial drilling and exploration costs for the initial two exploratory wells exceed $28 million, then IPC Cayman and Ofer have agreed to increase their capital commitments to IPC Partnership in respect of the shortfall.

To the extent required by law, the consent of the Israeli Petroleum Commissioner is a condition precedent to the grant of rights to Ofer under the Ofer agreement. If such consent is required but not obtained by December 31, 2011, then (i) Ofer may terminate the Ofer agreement and IPC Partnership will be required to make a restitution payment to Ofer by June 30, 2013 in an amount equal to the capital contributions actually made by Ofer plus 10% interest from the date of each such contribution or (ii) IPC Partnership may terminate the Ofer agreement and IPC Partnership will be required to make the restitution payment referenced in (i) within seven days of the notice of termination. The agreement also provides that ITC and Ofer will use their best efforts to establish, no later than December 31, 2010, a new Israeli entity to replace ITC as the general partner of IPC Partnership. To date we are not aware of any new Israel entity that has replaced ITC

On October 25, 2010, IPC Cayman entered into an agreement with Shaldieli Ltd., an Israeli shell public company (“Shaldieli”), for IPC Cayman to acquire 90% of Shaldeili’s common equity in exchange for IPC Cayman’s 50% interest in IPC Partnership. As the majority stockholder of IPC Cayman, we believe the proposed Shaldieli transaction is subject to our approval. Bontan has never given this approval and does not consider the proposed Shaldieli transaction to be beneficial to Bontan and its shareholders for several reasons, including the following:

•
10% of the Shaldieli shares are reserved for existing Shaldieli shareholders without any contribution of funds to the business. This will result in dilution of our indirect interest, which could exceed 20% if the options proposed to be issued in the transaction are exercised.

•	Mr. Cooper will be chairman and president of Shaldieli without our vote or approval as the majority stockholder of IPC Cayman.

•	The proposed transaction structure provides no proper safeguards to Bontan regarding future activities of Shaldieli and the Shaldieli board structure.

•
The proposed Shaldieli transaction appears to involve numerous conflicts of interest and related party transactions with Mr. Cooper and his affiliates, including issues concerning his remuneration, status as a dircetior, option rights, annual grants, and right to a percentage of the profits of Shaldieli.

The Shaldieli transaction is also subject to approval by Shaldieli’s shareholders and to Israeli regulatory approvals. As of the date of this prospectus, Shaldieli has not held a shareholder meeting to approve the proposed Shaldieli transaction. Shaldieli has reported that the shareholders’ meeting to approve the transaction did not take place due to Israel Securities Authority demand and that the shareholders’ meeting for approval of this transaction has been postponed for an indefinite period of time. In light of our inability to obtain a temporary injunction against the proposed Shaldieli transaction and past actions taken by Mr. Cooper without Bontan’s consent to register the 13.609% working interest in IPC Partnership rather than in IPC Cayman, and to sell off a 50% interest in IPC Partnership to Ofer, Bontan cannot assure that IPC Cayman and IPC Partnership will not attempt to consummate the proposed transaction with Shaldeili without Bontan’s consent

The complete details of the Shaldieli transaction are not known to us. However, Shaldieli published a Transaction Report (equivalent to a prospectus) as part of its reports to the Israeli Stock Exchange on December 11, 2010. We have been not been provided with copies of communication that Shaldieli might have had with the Israel Securities Authority as a result of its filing of the Transaction Report and are therefore not aware of issues raised, if any by the Israel Securities Authority. However, Shaldieli has postponed for an indefinite period of time its shareholders special meeting to approve the transaction.

As a result of our disputes with Mr. Cooper, ITC and IPC Cayman,, we commenced the following legal actions:

Actions taken in Israel

On January 4, 2011, Bontan and the Subsidiary (Israel Oil & Gas Corporation) filed a petition for the granting of a temporary injunction against Shaldieli Ltd., Mr. Yaron Yenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper, International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership ( the “Defendants”), before the Economic Deparment of the Tel Aviv-Jaffa District Court. Within the framework of the petition, the Honorable Court was requested to stop and to prevent the completion of the transaction which had been signed by and between IPC Cayman and Shaldieli ., which involved a breach of agreements and undertakings between Bontan and IPC Cayman.

On January 12, 2011, Bontan and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. Within the framework of the above-cited action, Bontan argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that Bontan was opposed to the transaction, it could not be completed. Bontan argued that, should the transaction be completed, it would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought, within the framework of the above cited action, with regard to Bontan’s rights pursuant to the agreements between the parties, as well as permanent injuctions against the completion of the transaction.

On January 15, 2011,  our petition for a temporary injunction was denied by the District Court.On January 20, 2011, our petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court in Israel.

On January 23, 2011, a Statement of Counterclaim against Bontan and the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited ( the “Plaintiffs in Counterclaim”), for monetary damages in the amount of NIS 18 million ( approximately US$ 5 million) and for an order cancelling Bontan’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that Bontan had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by Bontan (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, Bontan had lost its rights to the shares in IPC Cayman.

On April 14, 2011, Bontan filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011.. The  amended Statement of Claim  includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Mr. Cooper’s position in IPC Cayman, and other remedies.

A first pretrial hearing in this case is scheduled for June 5, 2011.

Actions taken in Cayman Islands

On March 8, 2011, we asked ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the  Subsidiary to Bontan and 750 shares to our other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, we filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register two share transfer requests and asking court to pass an order  for such transfers. The summons has not yet been heard by the court in the Cayman Islands.The purpose of this action is to enable Bontan to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of IPC Cayman.

Meanwhile, Shaldieli has announced that it has postponed its shareholders meeting to approve the said transaction for an indefinite period of time.

On November 8, 2010, joint operating agreements relating to each of the Myra and Sara licenses were signed by the joint venture partners and GeoGlobal, as operator. The agreements contain substantially similar provisions that relate to the rights and obligations of the parties with regard to operations under the licenses, including joint exploration, appraisal, development, production and disposition of oil and natural gas produced from the areas covered by the licenses. Under the joint operating agreements, an operating committee is created to supervise and direct operations and activities carried out by the operator with respect to each license. The operating committee (which we understand replaces the steering committee created by the Allocation of Rights and Settlement Agreement) will be comprised of representatives of each joint venture partner holding a working interest. Decisions of the operating committee are determined by an affirmative vote of two or members representing at least 51% of the working interests; provided that the vote must include the affirmative vote of Emanuelle Energy Ltd., Emanuelle Energy Oil and Gas Limited Partnership, Israel Land Development Company Ltd., IDB Development Corporation Ltd., and Modiin Energy Limited Partnership as long as each of them holds at least 50% of its original working interest.  Currently, we understand that the operating committee has 4 members:  H. Howard Cooper (IPC Cayman), Ohad Marani (Emanuelle Energy Ltd.), Ron Maor (Modiin Energy Oil & Gas Ltd. Partnership) and a representative from GeoGlobal Resources (India) Inc. While we own 76.79% of IPC Cayman, we agreed to have IPC Cayman’s representative on the operating committee be appointed by ITC. We believed at that time that ITC’s representative would be Mr. Howard Cooper. Mr. Cooper has significant experience in handling oil and gas projects and has been actively involved in developing of the offshore Israel project.

Each joint operating agreement designates GeoGlobal as the operator and contains provisions regarding the rights of the other parties to the agreement to remove GeoGlobal as operator (with or without cause) and to repurchase portions of its working interest under various stages of the project with varying amounts of reimbursement for amounts paid by GeoGlobal. The parties have agreed to indemnify the operator for any claim, loss, liability or expense arising out of or resulting from operations under the applicable license, except for actions taken by senior supervisory personnel which constitute gross negligence or willful misconduct.

Current Ownership of Licenses

100% of the rights and interests in the Myra and Sara licenses have been allocated and registered with the Israel Ministry of National Infrastructure as follows:

Myra (400000 dunams) Validity 14/07/2008 - 13/07/2011
* Emanuelle Energy Limited      24.1610%
Modiin Energy Limited Partnership 19.2820%
Emanuelle Energy Oil & Gas Limited Partnership19.1610%
I.P.C. Oil and Gas Limited Partnership13.6090%
Blue Water Oil & Gas Exploration Limited 8.7870%
GeoGlobal Resources (India) Inc. 5.0000%
IDB Development Corporation Limited 5.0000%
Israel Land Development Company Limited 5.0000%

Sara (400000 dunams) 07/2008 - 13/07/2011
* Emanuelle Energy Limited      24.1610%
Modiin Energy Limited Partnership  19.2820%
Emanuelle Energy Oil & Gas Limited Partnership19.1610%
I.P.C. Oil and Gas Limited Partnership. 13.6090%
Blue Water Oil & Gas Exploration Limited8.7870%
GeoGlobal Resources (India) Inc. 5.0000%
IDB Development Corporation Limited5.0000%
Israel Land Development Company Limited5.0000%

Note:  (a) I.P.C. Oil and Gas (Israel) Limited Partnership (or IPC Partnership) is currently owned 50% by IPC Cayman and 50% by Ofer Investments Ltd. We own 76.79% of IPC Cayman. Hence our indirect working interest in the above licenses is 5.23% (13.609 x 50% x76.79%). This interest may decrease further if Geoglobal Resources (India) Ltd. exercises its option to acquire an additional 2.5% working interest in the licenses pro rata from the Lead Invsetors and IPC Cayman.

(b) We understand that recently Blue Water Oil & Gas Exploration Limited failed to fulfil its financial obligationunder a  cash call and as a result forfeited its interest to Emanuelle Energy Limited and Modiin Energy Limited Partnership. We have however not received any written confirmation of this matter. It also does not affect our interest in the two licenses.

Manager of Offshore Israel Project

International Three Crown Petroleum LLC (or ITC) is the sole director of IPC Cayman and the general partner of IPC Partnership. ITC owns a 23.20% equity interest and JKP Petroleum Company LLC (“JKP”) owns a 0.01% equity interest in IPC Cayman. The majority member and principal of ITC and JKP is H. Howard Cooper.

H. Howard Cooper is currently the manager of ITC, which serves as the sole director of IPC Cayman. Mr. Cooper is also the manager Power Petroleum LLC.  ITC was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia. Prior to joining Teton, Mr. Cooper served as a director and president of American Tyumen, a company he founded in 1996 and which shortly thereafter merged with Teton.  From 1994 to 1995, Mr. Cooper was a principal with Central Asian Petroleum, an oil and gas company with its primary operations in Kazakhstan.  From 1992 to 1994 Mr. Cooper served with AIG, an insurance group in New York, evaluating oil and gas projects in Russia. From 1981 - 1991, Mr. Cooper was an independent landman developing oil and gas opportunities in the U.S. Rocky Mountain Region.

Under a Stockholders Agreement dated as of November 14, 2009, we have limited authority to participate in the management of IPC Cayman.  ITC as the sole director of IPC Cayman has the right to make operational decisions with respect to matters affecting the exploration and development of the licenses and permit, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost. ITC cannot be removed other than for willful misconduct that adversely affects the offshore Israel project or in the event of a transfer of the ownership of ITC, such that Mr. Howard Cooper is no longer the managing member.

The director must get prior written approval of stockholders holding a majority of shares of IPC Cayman to take any of the following actions:

•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC or any affiliate;

•	Modify any compensation arrangement between the Project Company and ITC and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Under the Stockholders Agreement, IPC Cayman will pay ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and is obligated to reimburse reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israeli project, ITC will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction. ITC will also receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC Cayman and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant. The exercise price of the warrant will be equal to the market price.  In addition, ITC will receive $50,000 for every $1,000,000 increase in current assets received by IPC Cayman or Bontan from investors introduced by ITC to IPC Cayman or Bontan.

The terms of the Stockholders Agreement have significantly been affected by the Allocation of Rights and Settlement Agreement. We are trying to negotiate with ITC to replace the current agreement with a new agreement to reflect all the changes. However, ITC is refusing to consider our request. We are currently in litigation with ITC as explained elsewhere in this prospectus.

Israel's Petroleum Law

Exploration and production of gas and oil in Israel is governed by the Petroleum Law, 1952 of the State of Israel. The administration and implementation of the Petroleum Law and the regulations promulgated there under is vested in the Minister of National Infrastructures and the Petroleum Commissioner, with the Petroleum Council generally playing an advisory role.   The following discussion includes a brief summary of certain aspects of the current legal situation.

Petroleum resources are owned by the State of Israel, regardless of whether they are located on state lands or the offshore continental shelf. No person is allowed to explore for or produce petroleum without being granted a specific right under the Petroleum Law. Israeli law provides for three types of rights, two relevant to the exploration stage and the third for production:

•
Preliminary permit. The preliminary permit allows a prospector to conduct preliminary investigations, such as field geology, airborne magnetometer surveys and seismic data acquisition, but does not allow test drilling. The holder of a preliminary permit is entitled to request a priority right on the permit area, which, if granted, prevents an award of petroleum rights on the permit area to any other party. The priority right may be granted for a period not to exceed 18 months. The maximum area for an offshore preliminary permit is 4,000,000 dunam. One dunam is equal to 1,000 square meters (approximately .24711 of an acre). There are no restrictions as to the number of permits that may be held by one prospector. However, the petroleum regulations mandate that the prospector demonstrate that he possesses requisite experience and financial resources necessary to execute a plan of operation.

•
License. A license grants the exclusive right for further exploration work and requires the drilling of one or more test wells. The initial term of a license is up to three years and it may be extended for up to an additional four years. An offshore license area may not exceed 400,000 dunam (approximately 98,800 acres). No one entity may hold more than twelve licenses or hold more than a total of four million dunam in aggregate license area.

•
Production lease. Upon discovery of petroleum in commercial quantities in the area of a license, a licensee has a statutory "right" to receive a production lease. The initial lease term is 30 years, extendable up to a maximum period of 50 years. A lease confers upon the lessee the exclusive right to explore for and produce petroleum in the lease area and requires the lessee to produce petroleum in commercial quantities (or pursue test or development drilling). The lessee is entitled to transport and market the petroleum produced, subject, however, to the right of the government to require the lessee to supply local needs first, at market price.

The holders of preliminary permits, licenses and leases are required to pay fees to the government of Israel to maintain the rights. The fees vary according to the nature of the right, the size and location (on-shore or off-shore) of the right, area subject of the right and, in the case of a license, the period during which the license has been maintained. The fees range from New Israeli Shekels (NIS) 66.72 (approx. USD $17.78 at the Bank of Israel representative rate published on February 15, 2010) per 1,000 dunam (approx. 247.11 acres) per year for a permit to NIS 12131.52 (approx. USD $3,233.35) per 1,000 dunam per year for a lease (except for 50,000 dunam around each producing well for which no fee is due). All fees are linked to the Israeli Consumer Price Index.

The holder of a right under the Petroleum Law, whether permit, license or lease, is required to conduct its operations in accordance with a work program set as part of the respective right, with due diligence and in accordance with the accepted practice in the petroleum industry. The holder is required to submit progress and final reports; provided, however, the information disclosed in such reports remains confidential for as long as the holder owns a right on the area concerned.

If the holder of a right under the Petroleum Law does not comply with the work program provided for by the terms of the right, the Petroleum Commissioner may issue a notice requiring that the holder cure the default within 60 days of the giving of the notice, together with a warning that failure to comply within the 60-day cure period may entail cancellation of the right. If such right is cancelled following such notice, the holder of the right may, within 30 days of the date of notice of the Petroleum Commissioner's decision, appeal such cancellation to the Minister of National Infrastructures. No right may be cancelled until the Minister has ruled on the appeal.

The holder of a license or lease on which there is a producing well is required to pay a royalty to the government of 12.5% of production. The government may elect to take the royalty in kind, or take payment in cash for its share of production.

Application of Israeli Law Outside of the Israeli Territorial Waters

Current Israeli law provides that (a) the territorial waters of Israel are 12 miles from the shoreline and (b) the seabed and the subsea bed adjacent to the shoreline and outside of the territorial waters are included in the area of the State of Israel up to such depth as enables exploitation of natural resources. The waters above such subsea areas (high seas) are not considered as part of Israeli territory. Maritime law and international public law would apply to such areas. There are therefore certain ambiguities with respect to the application of Israeli law to activities taking place outside the territorial waters. Since the Myra and Sara licenses and Benjamin permit are outside of the Israeli territorial waters, as set out above, there is uncertainty as to the application of Israeli law to activities in their area, with the exception of the Petroleum Law, which does apply.

A proposal for a new subsea law is currently before the legislator, which would, if enacted, replace the above laws and determine Israel's sovereign rights in areas that extend beyond its territorial waters
It is anticipated that the area of the Myra and Sara licenses and Benjamin permit would be included in an Exclusive Economic Zone (EEZ) area to be declared under the new subsea law, and if the area of the EEZ is decreased, then the area of the licenses and the permit would be decreased in such manner so as to ensure that its entire area will fall within the area of the EEZ, without compensation to the owner of the licenses or permit.

We do not know and cannot predict whether any legislation in this area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Administrative approvals are required from a number of ministries and agencies in the field of oil and gas exploration and development. Over the past few years, a number of legislative bills which would affect this are have been proposed (but not yet passed), and such bills, if passed into law, could have a negative effect on our business and activities.

Environmental Matters

Oil and gas drilling operations could potentially harm the environment if there are polluting spills caused by the loss of well control. The Petroleum Law and the regulations promulgated there under provide that the conduct of petroleum exploration and drilling operations be pursued in compliance with “good oil field practices” and that measures of due care be taken to avoid seepage of oil, gas and well fluids into the ground and from one geologic formation to another. The Petroleum Law and the regulations promulgated thereunder also require that, upon the abandonment of a well, it be adequately plugged and marked. Furthermore, the Petroleum Commissioner and the Minister of National Infrastructures have authority to enforce measures to prevent damages.

Our operations may also be subject to claims for personal injury and property damage caused by the release of chemicals or petroleum substance by us or others in connection with the conduct of petroleum operations on our behalf. Such claims could be advanced under public international law claims or under national laws of tort.

We do not know and cannot predict whether any legislation in the environmental area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Organizational Structure

We have two wholly owned subsidiaries, Israel Oil and Gas Corporation and 1843343 Ontario Inc. Israel Oil and Gas Corporation holds our 76.79% equity interest in IPC Cayman.  Israel Oil and Gas , which was incorporated on February 20, 2004 as an Ontario corporation changed its name effective January 18, 2010 from Bontan Oil & Gas Corporation.

Our second subsidiary, 1843343 Ontario Inc. was incorporated in Ontario, Canada on January 31, 2011.

Property, Plants and Equipment

We currently lease office space at 47 Avenue Road, Suite 200, and Toronto, Ontario, Canada for approximately $2,500 per month. The leased area is approximately 950 square feet. We signed a one –year lease effective August 1, 2010.

As described above, we have an indirect 5.23% working interest in two drilling licenses in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. As of the date of this prospectus, we did not have any reserves associated with our interests in the oil and gas properties.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion with our historical financial statements and related notes included elsewhere in this prospectus.

Operating results – Nine months ended December 31, 2010 and 2009

Nine months ended December 31,	2010	2009
	in 000'CDN$
Income	-	-
Expenses	(3,137)	(1,651)
	(3,137)	(1,651)
Non-controlling interests	257	52
Net loss for period	(2,880)	(1,599)
Deficit at end of period	(40,142)	(34,935)

Overview

During the nine months ended December 31, 2010, our indirect working interest in the two offshore drilling licenses was registered, an operator was appointed, a definite exploration work plan for the licenses was submitted and approved by the Israeli Ministry of National Infrastructure (“MNI”) and further processing work on 3D seismic data began, for the areas covered by the two drilling licenses in offshore Israel wherein we hold an indirect working interest. We also completed a private placement which began in November 2009.

The Company, during this period, disposed of significant part of its short term investment portfolio, mainly comprising of non-performing investments which showed no sign of any future improvements.
The other key events during the nine months ended December 31, 2010 were as follows:

1.	5% of our indirect working interest in the Israeli project was sold to the operator GeoGlobal Resources (India) Inc. for US$171,900 as per an agreement.

2.
In October 2010, IPC Cayman signed an agreement with an Israeli Shell public company, Shaldieli Ltd. (“Shaldieli”) to sell our indirect working interest in the Israeli property for 90% equity in Shaldieli without our prior knowledge or approval as required. The transaction has not yet been approved by the shareholders of Shaldieli and Israeli Securities and Exchange Commission.  Further, we have also taken legal action against the transaction.

3.
We are also in disputes with the management of our subsidiary, IPC Cayman. They filed a counter claim against us and we filed responses and made counter claims for damages. These legal actions in the Israeli courts have not yet been heard.

During the nine months ended December 31, 2009, the main activities were as follows:

a.	Completing private placement to raise US$ 500,000 that was announced previously in December 2009. This was completed in October 2009.

b.	Reviewing various short term investments in our investment portfolio and disposing off significant portion of those investments which indicated declining values.

c.
Negotiating a new project involving certain licenses and permit to explore oil and gas in an offshore location off the coast of Israel in partnership with an experienced oil and gas company. The Company acquired 71.63% working interest in November 2009.

d.	Reviewing various short term investments in our investment portfolio and disposing off significant portion of those investments which indicated declining values.

e.
Began a new private placement to raise up to US$ 5.5 million to be followed by another fund raising campaign to raise up to further US$ 13 million to fund the seismic data acquisition on the offshore Israel project..

Income

We had no revenue during the nine months ended December 31, 2010 and 2009.

Expenses

The overall analysis of the expenses is as follows:

	Nine months ended December 31
	2010	2009

Operating expenses	443,651	523,847
Consulting fee & payroll	1,063,094	433,966
Exchange (gain)loss	(42,263)	(186,872)
Loss on disposal of short term investments	630,668	852,766
Professional fees	1,041,864	27,526
	3,137,014	1,651,233

Operating Expenses
Nine months ended Dec. 31,	2010	2009
Travel, meals and promotion	201,180	60,315
Shareholders information	118,738	117,148
Other	123,733	346,384
	443,651	523,847

Travel, meals and promotions

During the nine months ended December 31, 2010, travel costs were approximately $ 134,000. These costs involved travels to Israel, Europe and USA by the Company’s CEO, key consultant and lawyer in connection with the Israeli project. It also includes approximately $ 84,000 charged by our subsidiary, IPC Cayman towards several visits to Israel by the manager and their geologist in conection with attending steering committee meetings, negotiating with operators and other consultants and lawyers.

Meals  costs approximately $ 48,000 associated with the above travels.

Promotional costs include $ 5,000 paid by us to an independent agency and $ 18,900 paid by IPC Cayman for web site development, business plans and presentations.

Substantial increase in these costs compared to corresponding period in 2009 was due to the significant activities in the new Project which we signed in October 2009.

During the nine months ended December 31, 2009, most of the expenses were incurred by our key consultantwho  visited Vancouver, New York and UK in connection with one business proposal and also to complete a private placement campaign.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost  - approximately $ 92,000- consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Fees were consistent for the remaining months during the nine months ended December 31, for both 2010 and 2009.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

Although we showed an increase in other expenses due to operations of a new subsidiary, IPC Cayman, during nine months ended December 31, 2010, we showed a decrease in other expenses when compared to the earlier period.

During the nine months ended December 31, 2009, other costs included interest and advisory fee of $ 276,496.  We and our subsidiary, IPC Cayman, borrowed a total of approximately $ 1.8 million as short term loans. Two of these loans carried interest at 10% per annum and one carried interest at 5% per annum. Interest cost on these loans was approximately $ 15, 800.our subsidiary; IPC also had an obligation to pay Western Geophysical, a survey company a sum of approximately US$ 12 million for 2D and 3D seismic data relating to the Offshore Israel Project. The net outstanding balance payable carried interest at the rate of 1.5% per month. Total interest cost for the quarter was approximately $ 44,000. Further, we and our subsidiary, IPC Cayman paid an advisory fee of approximately $220,000 to Bandel Interests LLC, a non-related corporation, computed on funds raised. This amount was expensed.

Consulting fees and payroll

Nine months ended December 31	2010	2009

Fees settled in common shares	$ 248,112	$ 38,970
Fees settled in cash	784,490	360,472
Payroll	30,492	34,524

	$ 1,063,094	$ 433,966

Stock based compensation is made up of the Company’s common shares and options being issued to various consultants and directors of the Company for services provided. The Company used this method of payment mainly to conserve its cash flow for business investments purposes. This method also allows the Company to avail the services of consultants with specialized skills and knowledge in the business activities of the Company without having to deplete its limited cash flow.

Eight other consultants, including three directors of the Company and three consultants of IPC Cayman, were issued a total of 950,000 options for a five year term and an exercise price of US$ 0.35 to convert into an equal number of common shares of the Company. These options were fully vested upon issuance and were valued at $185,903 using the Black-Scholes option price model.

During the nine months ended December 31, 2010, cash fee included fees paid to CEO, key consultant and other consultants totaling to approximately $ 340,000 while IPC Cayman incurred fees of  approximately $ 434,000 including fees of $190,000 to its manager and fees paid to its geologist and other consultants.

During nine months ended December 31, 2009, cash fees of approximately $327,000  included $180,000 paid to CEO and the key consultant and balance to other consultants including $82,000 paid to John Robinson who returned shares previously issued to him for cancellation and was paid his fee in cash instead.

Exchange gains

Exchange differences related to translation losses arising from converting foreign currency balances, mainly in US dollars into Canadian dollars, which is the reporting unit of currency, on consolidation.

During the nine months ended December 31, 2010, the Company settled all its US dollar short term loans and most of its payables and accruals in April 2010 when Canadian dollar was almost in parity with the US dollar.

As at December 31, 2010, the Company had excess of liabilities in US dollar of approximately $1.6 million over its monetary assets in US dollar. US dollar declined marginally in value against Canadian dollar from 1.023CDN$ in March 2009 to 0.9946 CDN$ at December 31, 2010, which resulted in an overall exchange gain of approximately $42,000 for the nine months ended December 31, 2010.

During the nine months ended December 31, 2009, we acquired a significant asset – Offshore Israel Project. The purchase price was in US dollar. We also took over liability to pay for the seismic data as part of the Project which was approximately US$ 12 million and also borrowed short term funds in US$ of approximately $ 1.6 million. Thus, at the period end, almost all our current liabilities were in US dollar. US dollar weakened significantly against Canadian dollar during nine months to December 31, 2009 from US$ 1 = CDN$ 1.2602 at the beginning of the period to US$1= CDN$ 1.05 at the end of the period. Bulk of the translation gains arose from this exchange differences when we converted all liabilities in US dollar into Canadian dollar at the year-end rate. Majority of the Company’s assets and capital transactions were done at historical costs and were not converted at the period end rate and so there were no significant offsetting gains.

Gain/Loss on disposal of short term investments

During the nine months ended December 31, 2010, the management reviewed its short term investment portfolio and identified several holdings whose market value remained depreciated for quite some time and showed no signs of any recovery in the near future. We therefore decided to dispose of these investments to avoid further decline in their values and focus on those whose values are more likely to improve in the near future.

Six holdings were disposed of at a loss of $536,290. Two of these holdings accounted for 65% of the realized losses.

Later in the period, the Company sold some of the shares in one of its holdings at a loss to meet its cash flow requirement.

During the nine months ended December 31, 2009, the Company sold a number of investments with a total carrying cost of approximately $1,288,600. As a result, the Company incurred an overall loss on the disposal of investments of approximately $852,766. These investments were disposed of as their market value remained depreciated for quite some time and showed no signs of any recovery in the near future; this allows the Company to avoid a further decline in the value of these investments and will allow a focus on those investments whose values are more likely to improve in the near future.

Professional fees

Professional fees for the nine months ended December 31, 2010, consist of audit, accounting and legal fees.

During nine months ended December 31, 2010, legal fees accounted for approximately $ 980,000 or 94% of the professional fes. We incurred $461,000 while IPC Cayman incurred $328,000 in legal fees. These significant legal fees were incurred in defending two major lawsuits in January and February 2010 relating to EastMed and PetroMed, negpotiating with various new partners, settling disputes with a merchant bank by IPC Cayman and later in the period in various legal actions between us and IPC Cayman and general advise relating to the Israeli project.

Approximately $178,000 were incurred by IPC Cayman towards accounting fees  – these costs were not incurred in 2009.

The Company expects its legal costs to increase as it accelerates its legal actions in other jurisdictions.

During the nine months ended December 31, 2009, the audit fee was accrued at $6,250 on the basis of the estimated annual fee of $25,000. The balance of the fee for this period consisted of fees charged by our corporate lawyer and auditors to provide services in connection with review and filing of a new 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in April 2009. Legal costs incurred in connection with the offshore Israel Project were capitalized.

Liquidity and Capital Resources

Working Capital

As at December 31, 2010, the Company had a net working capital of approximately $1.0 million compared to a working capital of approximately $400,000 as at March 31, 2010.

Almost entire working capital at December 31, 2010 and March 31, 2010 was in the form of cash and short term investments.

Value of our short term investment portfolio increased during the quarter by approximately $ 1 million.

Cash on hand as at  December 31, 2010 was approximately $275,000 compared to $2.4 million as at March 31, 2010. Cash was used to pay off term loans , incur additional costs on the Israel project and on the operating and legal expenses which increased significantly due to IPC Cayman.

The Company will require working capital of approximately $ 12 million to meet its exploration obligations with respect to its interest in the Israeli property within the next twelve months on the two wells, based on our current estimates of the exploration and drilling costs of these wells. These costs are covered by the deal with Ofer brothers to whom IPC Cayman sold 50% of our interest for $ 28 million dollar which they agreed to spend on the exploration costs.

Operating cash flow

During the nine months ended December 31, 2010, operating activities required net cash out flow of approximately $ 2.7 million, which was met from the available cash and proceeds from the private placement.

During the nine months ended December 31, 2009, operating activities generated a net cash inflow  of approximately $10.9 million, mainly due to withholding payments to the surveyors for 2-D and 3-D seismic surveys..

The company expects its operating cash requirements to increase as explained elsewhere in the report, the Company has launched several legal actions which will require significant cash as the legal matters progress and may get expanded in different jurisdictions. We hope to meet the expected increase in operating cash requirement through profitable disposal of some of our short term investments which have begun to grow in value.

Investing cash flows

During the nine months ended December 31, 2010, the company paid approximately US$ 500,000 on the Israeli project on acquiring an additional 1% working interest and legal and other related expenses, after adjusting for the proceeds of approximately $1,650,000 from its sale of 5% interest in the Project to the Operator. The Company also disposed off some of its short term investments for net proceeds of approximately $320,000. The net investing cash outflow of approximately $170,000 was met from the available cash and proceeds from private placement.

During the nine months ended December 31, 2009, the management continued its reviewed its entire short term portfolio and disposed off investments which continued to decline in value and showed no sign for any improvement in the near future. The disposal generated a net cash flow of approximately $399,000 which after netting off acquisitions of $134,000 resulted in net cash flow of $265,000. During this period, the Company acquired certain software and computer for approximately $ 2,000 and invested approximately $ 15 million in the Offshore Israel Project, thus overall outflow of approximately $ 15 million. Of this, approximately $11.3 representing surveyor’s costs were withheld and balance was met from equity and loans financing.

Two key investing activities are discussed below in detail:

Oil and gas properties and related expenditure

The Company currently holds indirect 5.23% working interest in the Israeli property. This is held by way of the Company’s equity interest of 76.79% in IPC Cayman which holds 50% equity interest in IPC limited partnership in Israel ( “IPC Israel”). IPC Israel is the registered holder of 13.609% interest in two licenses to drill oil and gas offshore Israel.

The relevant tree structure of the holdings in the various companies, without taking into account the proposed Shaldieli transaction, is as follows:

BontanBontan’s working interest is 76.79% of 50% of 13.609% = 5.23%

The key events that happened during nine months ended December 31, 2010 were:

(i)
During January and February 2010, the Company, ITC and IPC Cayman were involved in defending lawsuits brought in by the vendor, PetroMed Corporation and 4.5% working interest holder, EastMed Corporation.Both the lawsuits were dismissed under a new agreement which also included new Israeli partners.

(ii)
In March 2010, an Allocation of Rights and Settlement Agreement was signed with several entities as shown above, which reduced IPC Cayman’s working interest from 95.5% to 13.609% and new partners paid for all the seismic survey costs.

(iii)	In May 2010, Israeli Petroleum Commissioner approved the work plan submitted by the steering committee made up of representatives from the new partners and IPC Cayman.

(iv)	In June 2010, The Commissioner transferred the registration of two licenses from PetroMed to the new partners.

(v)
On October 13, 2010, IPC Cayman and its wholly owned IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

(ii)
On November 8, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

(iii)
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli,Ltd in a reverse takeover  by placing its ownership interests in the Israel project in to Shaldieli , Ltd  in exchange for 90% ownership of Shaldieli, Ltd. The Company as a majority shareholder of IPC Cayman has not yet agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management. Besides, Shaldieli deal is subject to approval by the shareholders of Shaldieli and Israeli Securities Authority. These approvals have not yet been obtained.

PENDING DISPUTES

Actions taken in Israel

On January 4, 2011, Bontan and the Subsidiary (Israel Oil & Gas Corporation) filed a petition for the granting of a temporary injunction against Shaldieli Ltd., Mar. YaronYenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper, International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership (the “Defendants”), before the Economic Deparment of the Tel Aviv-Jaffa District Court. Within the framework of the petition, the Honorable Court was requested to stop and to prevent the completion of the transaction which had been signed by and between IPC Cayman and Shaldieli , which involved a breach of agreements and undertakings between Bontan and IPC Cayman.

On January 12, 2011, Bontan and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. Within the framework of the above-cited action, Bontan argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that Bontan was opposed to the transaction, it could not be completed. Bontan argued that, should the transaction be completed, it would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought, within the framework of the above cited action, with regard to Bontan’s rights pursuant to the agreements between the parties, aswell as permanent injuctions against the completion of the transactio)n.

On January 15, 2011, our petition for a temporary injunction was denied by the District Court.On January 20, 2011, our petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court In Israel.

On January 23, 2011, a Statement of Counterclaim against the Bontanand the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited (hereinafter: the “Plaintiffs in Counterclaim”), for monetary damages in the amount of NIS 18 million ( approximately US$ 5 million) and for an order cancelling Bontan’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that Bontan had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by Bontan (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, Bontan had lost its rights to the shares in IPC Cayman.

On April 14, 2011, Bontan filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011. The  amended Statement of Claim  includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Mr. Cooper’s position in IPC Cayman, and other remedies.

 A first pretrial hearing in this case is scheduled for June 5, 2011.

Actions taken in Cayman Islands

On March 8, 2011, we asked ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the  Subsidiary to Bontan and 750 shares to our other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, we filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register two share transfer requests and asking court to pass an order  for such transfers. The summons has not yet been heard by the court in the Cayman Islands. The purpose of this action is to enable Bontan to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of IPC Cayman.

There can be no assurance about when these disputes, including the counterclaim, will be resolved or how much time and resources it will take to resolve the disputes, nor can we predict the final outcome or financial impact of resolving them, whether through negotiation or through formal legal proceedings.  The legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in the Israeli action could cause us to lose our interest in the licenses and write off our investments.

Short term investments

The Company had short term investments at a carrying cost of approximately $ 3.1 million as at December 31, 2010 – all of which were held in  five Canadian  public companies. These investments were stated at their fair value of approximately $ 2.7 million  as at December 31 2010 and the difference representing unrealised loss of approximately $400,000 was transferred to accumulated other comprehensive loss and included under shareholders equity.

The Company had short term investments at a carrying cost of approximately $4.3 million as at December 31, 2009 – of which $4.1 million or 95% was held in Canadian currency and the balance 5% was held in US currency. Approximately 93% of the investments were in 12 public companies while 7% was invested in two private companies. These investments were stated at their fair value of approximately $2 million as at December 31, 2009 and the difference representing unrealised loss of approximately $2.3 million was transferred to accumulated other comprehensive loss and included under shareholders equity.

The following are our key investments:

March 31,	December 31, 2010			March 31, 2010
	in 000'
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	1,142	1652	1130	1,292	1869	775
Bowood Venture Inc.	1,744	658	1046	1,744	658	244
Skana Capital Corp	750	699	495	773	706	155
2 (March 31, 2010:10 ) other public companies - mainly resource sector		92	43		775	185
		$3,101	$2,714		$4,008	$1,359
Non-marketable securities
Cookee Corp			-	1,000	200	-
One other private company			-		63	-
		$-	$-		$263	$-

		$3,101	$2,714		$4,271	$1,359

 We believe that the three main investments are likely to grow in value in future.

Financing cash flows

During nine months ended December 31, 2010, the Company raised a net of $ 2 million in a private placement which began in November 2009 and ended on April 30, 2010.This private placement required the issuance of 12.7 million additional common shares of the Company and 13.9 million warrants and a finders fee of 10% in cash and warrants.

The funds raised were spent in settling all short term loans of approximately $ 1.2 million and the balance was used towards working capital.

During nine months ended December 31, 2009, the company completed one private placement and raised net proceeds of approximately $ 400,000 by issuing 7.5 million units at US$0.05 each,  and initiated another private placementand raised net proceeds of approximately $1.6 million by issuing 8.725,000 units at US$0.20 per unit. The Company also borrowed approximately $ 1.8 million through three loans during the period.

Operating Results – Year Ended March 31, 2010, 2009 and 2008

Year ended March 31	2010	2009	2008
	in 000' CDN $	in 000' CDN $	in 000' CDN $
Income	-	8	73
Expenses	(4,284)	(697)	(645)
	(4,284)	(689)	(572)
Non-controlling interests	357	-	-
Net loss for year	(3,927)	(689)	(572)
Deficit at end of year	(37,263)	(33,335)	(32,645)

Overview

During the year ended March 31, 2010, our main activities were as follows:

a.	Completing acquisition of indirect working interest in an Offshore Israel Project involving two licensees.

b.	Completing a private placement to raise gross US$ 500,000 that was announced previously in December 2008. This was completed in October 2009.

c.
Reviewing various short term investments in our investment portfolio and disposing off or writing off significant portion of those investments which indicated declining values with no future outlook for improvements.

d.
Began a new private placement in November 2009 to raise up to US$ 7.9 million. This private placement was completed on April 30, 2010, which raised approximately gross US$ 7.6 million. Up to March 31, 2010, we raised approximately gross US$ 5 million.

The following were the key events in fiscal 2009:

1.
Management continued to look for suitable business proposals and projects to participate into. We received several projects during the year of which about fifteen were reviewed and discussed in detail. Many of these related to emerging high technology projects, resource sector exploration and development projects. Unfortunately, we were unable to conclude successfully in any of these business proposals. They were either too pricey compared to the expected growth and returns or they carried considerable debts and other commitments which would affect their ability to achieve their stated targets. We also looked at possibilities of merging with existing businesses. Our efforts at getting a project or a business that can that can get us back into working mode and enhance our shareholders value still continue.

2.
We also had to spend considerable time and efforts in continually monitoring our short term investments. These investments which represented our surplus funds earmarked for future projects suffered adversely in value due to deteriorating economic conditions during the past several months. We were however able to dispose of some of these holdings at reasonable profits whenever opportunities arose. Some of our key investments, although suffered value depreciation on a temporary basis, do reflect strong possibility of full recovery in the near future. We have discussed these investments later in this report.

3.
We revised the terms of our outstanding options and warrants by extending their maturity dates and reducing their exercise prices to ensure that these instruments continue to provide easy access to further cash flows from our existing shareholders. Refer to notes 7 and 8 of the consolidated financial statements for fiscal 2009 which form part of this report for further details.

4.
We also attempted to initiate a private placement to raise up to US$ 500,000. However, this proved difficult due to our inability to secure a business project and extremely adverse market conditions. Still we were able to get a new investors to invest US$ 50,000.

5.
Two new accounting standards and an amendment to an existing accounting standard issued by the Canadian Institute of Chartered Accountants were adopted by the Company during the fiscal year 2009 on a prospective basis. These are more fully explained in note 2 to the consolidated financial statements for the fiscal year 2009 included in this report.

The following were key events in fiscal 2008:

1.
Management received and evaluated twenty two business proposals during the fiscal 2008. Eight in Oil and Gas sector, four in health and pharmaceutical sector, five in Internet and high technology sector, four in alternative energy sector and one was in banking sector. Unfortunately, none of these projects met with our acceptance criteria. they were either not supported by technically experienced partners or were too expensive to be profitable for the Company or highly speculative in nature with relatively longer potential payback period.

2.
The Company carried out a formal evaluation of design and operation of its internal controls over financial reporting based on the framework and criteria established in internal control-Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission.

The evaluation resulted in a formal development of an internal control manual which was updated as at March 31, 2008 and will be followed to ensure adequate controls on the financial reporting by the Company and also to ensure compliance with the relevant statutory requirements in Canada and the USA.

3.
During the fiscal year 2008, the Company developed a supplementary plan to the existing 2007 Consultant Stock Compensation Plan to add one million common shares of the Company to the existing Plan. The supplemental plan was registered with the Securities and Exchange Commission on December 12, 2007.

4.	The surplus funds meanwhile were continued to be invested in marketable securities. Approximately $2 million were realised from the sales and $3.4 million were invested during the fiscal year 2008.

5.
Two new accounting standards issued by the Canadian Institute of Chartered Accountants were adopted by the Company as at April 1, 2007 on a prospective basis. These are more fully explained in note 2 to the consolidated financial statements for the fiscal year 2008 included in this report.

6.
The Company corrected an error in valuation of warrants and share capital retroactively as more fully explained in note 9(a) (ii) to the consolidated financial statements for the fiscal year 2008 included in this report.

Income

Income comprised the following:

Fiscal year ended March 31	2010	2009	2008

Interest	-	7,901	73,300

There was no revenue during the year ended March 31, 2010.

Interest earned in fiscal 2009 and 2008 was mainly on cash balances held by the brokerage firms.

Expenses

The overall analysis of the expenses is as follows:

Fiscal year ended March 31	2010	2009	2008

Operating expenses	$ 380,537	$ 288,875	$ 319,022
Consulting fee & payroll	1,236,619	480,050	396,465
Exchange (gain)loss	(120,735)	(119,789)	141,841
Write off of short term investment Loss(gain) on disposal of short term investments	250,780 852,806	63,010 (45,036)	- (248,455)
Professional fees Bank charges,interest and fees	992,989 691,062	27,844 2,362	34,601 1,625
	$ 4,284,058	$ 697,316	$ 645,099

Operating Expenses

Fiscal year ended March 31	2010	2009	2008

Travel, meals and entertainment	$ 86,939	$ 66,896	$ 120,008
Shareholder information	158,509	144,757	133,502
Other	135,089	77,222	65,512

	$ 380,537	$ 288,875	$ 319,022

Travel, meals and entertainment

These expenses were substantially incurred by the key consultant, Mr. Terence Robinson and other consultants in visiting Vancouver, UK and USA in connection with the Israel Offshore Project and fund raising efforts and local club and entertainment costs in business meetings and also in maintaining Mr. Robinson’s net work which has been successfully used in raising funds, in attracting qualified consultants with minimum cash outlay and in securing suitable projects for the Company.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Expenses for the fiscal year 2010 included approximately $ 12,000 in various filing fees in connection with registration statements and increased press releases due to Israel project.

The differences in investor and media relation fee between the three fiscal years 2010 through 2008 was due to significant changes in the exchange rates between Canadian and US dollars.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

Increase in  fiscal year 2010 compared to earlier years was due to operations of a new subsidiary, IPC Cayman which added approximately $ 46,000 in costs and transfer agent fees, which went up from an average of $ 4,500 in earlier years to $ 10,800 due to increased treasury activities resulting from two private placements. Our Toronto office general costs also increased as a result of increased business activities.

Consulting fees and payroll	2010	2009	2008

Fees settled in common shares	105,107	193,139	314,248
Fee settled by issuance of options	419,482	84,717	-
Fee settled in cash	667,086	166,928	82,217
Payroll	44,944	35,266	-
	$ 1,236,619	$ 480,050	$ 396,465

Stock based compensation is made up of the Company’s common shares and options to acquire the Company’s common shares being issued to various consultants and directors of the Company for services provided. The Company used this method of payment mainly to conserve its cash flow for business investments purposes. This method also allows the Company to avail the services of consultants with specialized skills and knowledge in the business activities of the Company without having to deplete its limited cash flow.

The following were the key details forming part of consulting fee and payroll costs during the fiscal year 2010:

a.
Fee settled in common shares included credit of $ 81,957, which represented shares previously allotted to Mr. John Robinson, a consultant for his service being deferred and now expensed for the period. However, Mr. John Robinson returned all the shares – 350,000 common shares – on August 12, 2009 for cancelation and instead was paid cash fee of $82,000 as approved by our board of directors. Four non related consultants were issued 708,333 shares under our 2009 consultant stock compensation plan for a value of $217,372.

b.
During the fiscal 2010, the board of directors approved extension of all outstanding options to March 31, 2014 in view of the limited liquidity and market value of our shares. The fair value of these options was re-estimated to reflect the term modification, using black-Scholes option price model. This resulted in an additional cost of $ 419,482.

c.
Fees settled in cash consisted of fee of $250,000 paid to Mr. Kam Shah, CEO/CFO. Mr. Shah received fee at $ 10,000 per month between April 2009 and August 2009.Effective September 2009, his monthly fee increased to $ 15,000 as approved by the audit committee. He was also allowed a one time bonus of $ 70,000 which was offset against fee advance given to him during the previous year. Fee for fiscal 2010 also included fee of $ 10,000 per month paid to  Mr. Terence Robinson.  Two independent directors were paid $5,000 each for their services as members of the audit committee. The balance of the fees were  was paid to consultants hired by the Company as well as its subsidiary, IPC.

d.
An administrative assistant was hired as an employee in May 2008 for the first time. Payroll reflects the salary and related expenses in connection with this position. In prior periods, administrative work was carried out by a contract person

The following were the major details forming part of the consulting fee and payroll during the fiscal year 2009:

1.
Consulting fee in common shares comprise three consultants who were paid for their services in common shares - Mr. Kam Shah, the executive and financial officer, Mr. Terence Robinson, the key consultant and Mr. John Robinson. No new shares were issued during the fiscal year.

2.
Mr. Terence Robinson returned 275,000 shares previously issued as compensation for cancelation and instead requested cash payment. This reduced stock compensation costs by $64,395 and increased cash compensation by an agreed sum of $60,000.

3.
Option value included $76,839 resulting from the changes in terms of the existing options. These changes involved reduction in the exercise value and extension of the expiry dates as more fully explained in note 7 (i) to the consolidated financial statements for the fiscal 2009.

4.	The balance of the options were issued to the two independent directors as part of their fees in their capacity as audit committee members.

5.	Majority of cash fee comprised $90,000 fee to Mr. Terence Robinson, including $60,000 on account of shares returned for cancellation as explained in 2. above. And $50,000 to Kam Shah.

6.
The administrative assistant was hired as an employee in May 2008 for the first time. The payroll reflected the salary and related expenses in connection with this position. In prior periods, administrative work used to be carried out by a contract person.

During fiscal year 2008, the company registered a supplementary Plan to the existing 2007 Consultant Stock Compensation Plan. An additional one million common shares were registered under this Plan with Securities and Exchange Commission. In addition, the Company had 350,000 common shares unissued from the existing Plan. The total of 1,350,000 common shares was issued to three consultants in lieu of their fees for services to be provided as follows:

#	Name	Period of service	# of shares to be issued	Date of issuance of stock (a)	Market price (US$)	Fee in US$	CDN$ at	Brief description of services to be performed	Comments
							$1.0181
1	John Robinson (a)	Year ending June 30, 2009	350,000	28-Mar-08	$0.23	$80,500	$81,957	searching and evaluating new project proposals, assisting Kam Shah in such evaluation and assisting Terence in managing our short term investment portfolios	Consultant - per Contract extension letter dated August 15, 2005
2	Terence Robinson(b )	Year ending December 31, 2008	550,000*	28-Mar-08	$0.23	$126,500	$128,790	business development and managing our short term investment portfolios	Currently under a consulting contract dated April 1, 2003 valid up to March 31, 2009.
3	Kam Shah ( c)	Year ending December 31, 2008	450,000	28-Mar-08	$0.23	$103,500	$105,373	act as CEO/CFO	Currently under a consulting contract dated April 1, 2005 valid up to March 31, 2010.
			1,350,000			$310,500	$316,120

• During fiscal 2009, Mr. Robinson returned 275,000 shares for cancellation and was instead paid cash fee of $60,000 .( see comments in item 2 above)

a. John has been providing consulting services for the last few years. These services mainly included review of oil and gas proposals that are received and short listing them for further review and analysis by CEO. In addition, John also does constant research on companies acquiring oil and gas interest and major oil and gas plays under consideration.  The research has always proved useful in negotiating proper terms on any proposals and saved the company from over paying. During the past year and is now extending his research to proposals and projects in other sectors also. John also played an important role in managing our short term investments of around $6 million. Watching this investment portfolio will be more critical due to highly fluctuating market conditions.

Owing to the above, we have extended John's contract for another year to June 30, 2009 and negotiated settlement of his fee for this period by issuance of the recommended number of shares.

b.   Terence provides two main services to the company. Owing to his extensive network, he is constantly in touch with some of our key shareholders and potential investors to ensure that whenever the company needs additional funding, it can be easily raised through private placement. We had two such successful placements during the past five years. The second important service is business development through his network. The Company receives lucrative proposals for acquiring interest in oil and gas projects from contacts known to Terence. Once we finalize such a project, he also helps secure best pricing. For the past few months, terence was involved in deciding on the marketable securities in which the company's surplus funds got invested on a short term basis. Our funds grew by over 100% owing to his selection of the marketable securities and decisions to buy and sell at the right time. He will continue to provide these services during the year 2009 and has agreed to accept the proposed number of common shares in lieu of his fees for such services.

c. Kam Shah's role and responsibilities have grown significantly due to more complex regulatory changes. Compliance with SOX 404 internal control certification and documentation, have been compiled and implemented entirely by him without any outside help. He is also heavily involved in reviewing several proposals from different sectors requiring lot more research and attention. he has agreed to accept $10,000 per month in cash from January to May 2008. in addition to the shares as above.

d.
On March 28, 2008, the Company issued 25,000 options to each of the two members of the audit committee for their services during the fiscal 2009. These options were valid for five years and exercisable to convert into equal number of common shares of the Company at an exercise price of US$0.35 per option. The options were valued at $ 7,878.

Exchange (gain) Loss

Exchange losses and gains related to translation losses and gains arising from converting foreign currency balances, mainly in US dollar, into Canadian dollar, which is the reporting unit of currency, on consolidation.

During the fiscal year 2010, we acquired a significant asset – an indirect working interest in the offshore Israel Project – as explained earlier. The purchase price was in US dollars. We also took over liability to pay for the seismic data as part of the Project which was approximately US$ 2.2 million and also borrowed short term funds in US dollars of approximately $ 1.3 million. Further, we now have a new subsidiary, IPC Cayman, which incurs its expenses in US dollar and is funded by us. Thus, at the year, almost all our current liabilities were in US dollars. US dollar weakened against Canadian dollar during the year form US$ 1 = CDN$ 1.22 at the beginning of the year to US$1= CDN$ 1.02 at the end of the year. The bulk of the translation gains arose from this exchange differences when we converted all liabilities in US dollar into Canadian dollar at the year end rate. The majority of our assets and capital transactions were done at historical costs and were not converted at the year end rate and so there were no significant offsetting gains or losses.

During the fiscal year 2009, we had more monetary assets than liabilities in US dollars. Canadian dollar continually weakened in value against US dollar – from $1.0279 per US dollar at March 31, 2008 to $1.2602 per US dollar at March 31, 2009 – approximately 23% reduction in value. As a result, year end revaluation of assets held in US dollar resulted in a significant exchange gain of $119,789.

As at March 31, 2008, the Company had net monetary assets of approximately $1.1 million in US dollar and issued common shares for $110,201 during the year.  The US dollar depreciated by around 10% compared to Canadian dollar during this period resulting in a year end translation loss of $141,841.

Write off of short term investments

During the fiscal year 2010, the Company decided to write off two of its short term investments in non marketable securities. These investments were held for several years in the hope that the investee companies would eventually go public and its shares would then be disposed off. However, while these two entities continue to operate, they were found to be having serious cash flow problems and current market conditions would unlikely to allow them to raise equity through public. These investments were therefore written off in full.

During the fiscal 2009, the Company wrote off an investment of $63,010(US$50,000) in a private Canadian corporation. This corporation was engaged initially in exploration of oil and gas in Argentina and other South American countries and later exploited hydro-electric projects in Panama. Unfortunately, none of these projects came to fruition and the corporation was unable to attract more financing and as a result has now become inactive shell with no funds. The management review of these affairs concluded that our investment value has been permanently impaired and as a result, we decided to fully write off this investment.

There were no such write offs in the fiscal years 2008.
.
Loss (Gains) on disposal of short term investments

During the fiscal year 2010, management reviewed its short-term investment portfolio and identified several holdings whose market value remained depreciated for quite some time and showed no signs of any recovery in the near future. We therefore decided to dispose of these investments and focus on those whose values are likely to improve.

Fifteen holdings form the portfolio having carrying cost of approximately $1.3 million were sold for total proceeds of $410,454, resulting in a loss of $852,806.

Market conditions during later part of the fiscal 2009 deteriorated significantly and many of our investments lost values as part of the overall losses in the stock market. However, we were still able to identify some opportunities and dispose of some of our holdings at a profit. We decided not to sell securities which lost significant market values but rather use our existing cash for operating needs and wait for these securities to regain their original values before disposing them. During the fiscal year 2009, the Company sold investments of approximately $1.8 million while invested approximately $2.4 million. Net return on investments disposed of during the year was approximately 2.5%

During the fiscal year 2008, the Company sold investments of approximately $ 2 million, earning an average of 12% return.

Professional fees

Professional fees primarily consist of audit and legal fees.

During the fiscal 2010, our audit fee was $ 60,000 and legal fees were $932,989. The increase in audit fee from $ 25,000 in earlier year to $ 60,000 was mainly due to increased business activities ,complexity of transactions involving new acquisitions and two private placements and a new subsidiary which extended the scope of audit.

The fiscal year 2010 also saw significant increase in legal fees. Approximately 71% of the legal fees - $ 661,894 were incurred by our subsidiary, IPC Cayman in various lawsuits associated with acquisition of the Israeli properties. The Company was also similarly involved in various lawsuits arising from vendors and others associated with the acquired Israeli properties. All these legal costs were involved in defending our titles to these properties and as a result, they were written off and not capitalized to the cost of the related properties. There were also legal costs associated with registration statement filed with the Securities and Exchange commission and two private placements to raise equity funds.

For fiscal year 2009, audit fee was $25,000 and legal fees were $2,844.

For fiscal year 2008, audit fee was $25,000 and legal fees were $9,601. The legal fee was mainly relating to registration of supplementary stock compensation plan. And other legal advice.

Bank charges, interest and fees

Note 16 to the consolidated financial statements for the fiscal year 2010 provide break down of bank charges, interest and fees. These costs included a fee of $590,288 paid by our subsidiary, IPC Cayman to a non related entity in connection with fund raising negotiations which were not successful.

(B)           Liquidity and Capital Resources

Working Capital

As at March 31, 2010, the Company had a net working capital of approximately $371,000 compared to a working capital of $1.4 million as at March 31, 2009.

Acquisition of the Israeli property, support of the IPC Cayman operating costs and one time but significant legal costs incurred in acquiring and defending the Israeli property acquisition severely affected the net working capital at March 31, 2010. The Company will continue to seek ways to raise the future cash requirements through equity and other sources including farm-outs.

Our financials for the fiscal 2010 include a going concern note which reflects the above situation. The Company raised an additional approximately $ 2 .2 million in equity financing subsequent to March 31, 2010 and settled its short term loans and some of its liabilities

Operating cash flow

During the fiscal year 2010, operating activities required a net cash outflow of approximately $ 363,000 which was met from the available cash and cash generated from equity financing.

During the fiscal year 2009, operating activities generated a net cash outflow of $362,874, which was primarily met from the available cash on hand.

During the fiscal 2008, operating activities required net cash outflow of $482,662 which was off set by the net realised on disposal of short term investments of $248,455 and balance from the available cash on hand.

The company expects its operating cash requirements to increase as the exploration work begins on the project and hopes to meet these requirements from  further equity financing and other sources.

Investing cash flows

Major investing activities during the fiscal year 2010 included (a) acquisition of  oil and gas properties and (b) significant disposal of our non performing short term investments. These two activities resulted in a net cash out flow of approximately $ 4.3 million which was met from the funds raised through equity and debt financing.

Acquisition of oil and gas properties

The Company acquired 11% indirect working interest in two licenses in the Levantine Basin, approximately 40 kilometres off the west coast of Israel. Our interest was reduced to 10.45% as result of sale of 5% interest to the operator in May 2010.

Total of approximately $ 6.5 million was spent in this acquisition. Note 8 to the fiscal 2010 financials provide breakdown of these costs. The cash outlay was approximately $ 5 million.

Our indirect working interest in these licenses is held through our 76.79% equity interest in IPC Cayman, which owns a 13.609% interest in the licenses, through I.P.C. Oil and Gas (Israel) Ltd. Partnership, which is the registered holder of 13.609% interest in the above licenses in the Petroleum Registry in Israel.

Work plan involving interpretation of the 3D seismic data and drilling of a test well on each of the two licensed areas has been approved by the Israeli Ministry of National Infrastructure and relevant work is being done on time as per the approved plan.

In this connection, we are required to provide proof of financial capability to cover our share of these exploration costs which would approximately be US$12 million by November 16, 2010 and the Company will now work with IPC Cayman’s management to raise the required funds.

Short term investments

During the fiscal year 2010, the Company invested $53,103 (2009: $2.4 million) in short term marketable securities while sold marketable securities for net proceeds of $ 410,454 (2009: $1.8 million).

The Company had short term investments at a carrying cost of approximately $ 4 million (2009: $5.5 million) as at March 31, 2010 – of which  $3.8 million or 95% (2009:  $5.2 million or 95%)  was held in Canadian currency and the balance 5% was held in US currency. All ( 2009: Approximately 95%)  of the investments were in 13 public companies ( 2009:24 public companies) while investments in two private companies totalling to $250,780 were written off during the fiscal year 2010.. These investments were stated at their fair value of approximately $ 1.4 million (2009: $1.1 million)  as at March 31, 2010 and the difference representing unrealised loss of approximately $2.6 million (2009: loss of approximately $4.4 million was transferred to accumulated other comprehensive loss and included under shareholders equity.

During the fiscal 2008, Company invested approximately $3.4 million in short term marketable securities while realised approximately $2 million from the disposal of such securities, which were partly used for the working capital as explained above and remaining reinvested. Net additional investments were funded from the available cash on hand.

As a result of the above, the Company had short term investments at a carrying cost of approximately $4.9 million as of March 31, 2008 –approximately 94% was held in Canadian currency and the balance $342,000 or 6% was held in US currency. Approximately 94% of investments were in 32 public companies while 6% was invested in three private companies.

The fair value of the above investments as at March 31, 2008, based primarily on the quoted prices of the shares on that date, came to $3.6 million giving rise to an unrealised loss of approximately $1.3 million. Company recognized this loss and reduced the value of its short term investment to reflect the fair value on the balance sheet as at March 31, 2008.

The amounts at which the Company’s publicly-traded investments could be disposed of currently may differ from fair values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors such as premiums paid for large blocks or discounts due to illiquidity.

The following is a major composition of short term investments:

March 31,	2010			2009
	in 000'
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	1,292	1,869	775	1,227	1,838	362
Roadrunner Oil & Gas Inc.	1,744	658	244	1,529	627	145
Skana Capital Corp	773	706	155	773	706	186
10 (2009: 23 ) other public companies - mainly resource sector		775	185		2082	399
		$4,008	$1,359		$5,253	$1,092
Non-marketable securities
Cookee Corp	-	-	-	1,000	200	-
other private company ( 2009: one private company )		-	-		63	-
		$-	$-		$263	$-

		$4,008	$1,359		$5,516	$1,092
March 31,	2010			2009
	in 000'
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	1,292	1,869	775	1,227	1,838	362
Roadrunner Oil & Gas Inc.	1,744	658	244	1,529	627	145
Skana Capital Corp	773	706	155	773	706	186
10 (2009: 23 ) other public companies - mainly resource sector		775	185		2082	399
		$4,008	$1,359		$5,253	$1,092
Non-marketable securities
Cookee Corp	-	-	-	1,000	200	-
other private company ( 2009: one private company )		-	-		63	-
		$-	$-		$263	$-

		$4,008	$1,359		$5,516	$1,092

Management believes that the reduction in fair value of the above investments due to application of mark to market accounting rules is temporary and is a direct effect of the adverse current market conditions in the resource sector in general. The fundamentals of the investee corporations are strong in terms of their financial and portfolio strength and will eventually reflect in higher market prices once market condition improves for the resource sector.

Financing cash flows

During the fiscal year 2010, the Company raised approximately $6.7 million through equity and debt financing. These funds were primarily used for investing and operating cash requirements as explained above and a surplus of approximately $ 2 million was added to the cash on hand.

Equity financing

Approximately $ 5.5 million was raised through two private placements. The first one began in December 2008 and completed in October 2009 and raised net of US$ 450,000. The second one began in December 2009 and until March 31, 2010 raised approximately $ 5 million. This private placed closed on April 30, 2010 and an additional approximately $ 2 million was raised. These private placements were subject to 10% finder’s fee in cash and additional 10% fee in warrants payable to various persons including Current Capital Corp., a related party  and Mr. Howard Cooper, the sole director and president of our subsidiary, IPC Cayman.

Note 11 to the fiscal2010 financials provide further details of these private placements.

Debt funding

We borrowed short term loans totalling to approximately  $1.2 million as at March 31, 2010. These loans carried interest between 5% and 10% per annum. The loans were fully settled with accumulated interest subsequent to March 31, 2010 from the additional funds raised through private placement

Note 10 to the financials for fiscal 2010 provide further details of these loans.

During the fiscal 2009, the Company generated $56,000 in equity fund through a private placement, net of finder’s fee of $6,228. On December 12, 2008, the directors of the Company approved a private placement to raise equity funds of up to US$500,000. The private placement comprises issuance up to ten million units at US$0.05 each, being the prevailing market price, each unit consists of one common share and one warrant exercisable at US$0.10 within two years of its issuance. The private placement was considered necessary to improve the Company’s liquidity and holding ability so that it may be able to gain higher values for its investments once the current market conditions improve.

Equity fund raised as above reflected subscription to one million units under the above private placement by one accredited investor.

During the fiscal 2008, the Company received $110,000 net of the finder’s fee from exercise of warrants by an existing shareholder. These funds were primarily used to meet the operating cash flow deficit.

Research and Development, Patents and Licenses

We have not spent any funds on research and development during the fiscal years 2010, 2009 and 2008.

Trend Information

There are no trends, commitments, events or uncertainties presently known to management that are reasonably expected to have a material effect on the Company’s business, financial condition or results of operation other than the uncertainties and risks discussed under “Risk Factors.”

Off-Balance Sheet Arrangements

At December 31, 2010 and March 31, 2010, 2009 and 2008, we did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Contractual Obligations

Under the terms with our other Israeli partners, IPC Cayman must provide by December 1, 2010 evidence of  its financial capability to meet future financing requirements with respect to exploration and development of test wells to our Israeli partners. The Company’s share is expected to be approximately US$ 12 million. As explained elsewhere, in October 2010, IPC Cayman secured funding of up to US$ 28 million which we believe satisfies the financial capability requirement in respect of IPC Cayman’s (including Bontan’s) interest in the licenses.

Safe Harbor

Not applicable.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth information about our directors and executive officers.

Name	Age	Position
Kam Shah	60	Director and Chairman Chief Executive Officer and Chief Financial Officer
Dean Bradley	78	Independent Director, Chair of the Audit Committee
Brett D. Rees	59	Independent Director, Member of the Audit Committee

Kam Shah joined our company as a consultant to perform the functions of Chief Financial Officer and was appointed to the Board on January 3, 1999. Effective May 17, 2004, he became Chairman of the Board and Chief Executive Officer of the Company. He has worked in the general practice with PricewaterhouseCoopers LLP and Ernst & Young. He is a US Certified Public Accountant and a Canadian Chartered Accountant.  He has over fifteen years of international experience in corporate financial analysis, mergers & acquisitions. Mr. Shah is responsible for the financial and statutory matters of the Mr. Shah is also a consultant providing accounting and tax services to Current Capital Corp., (CCC) a private Ontario corporation, having its head office in Toronto. CCC provides investors’ and media relations services to Bontan Corporation.

Dean Bradley has served as a director since November 20, 2000. Mr. Bradley is currently the Chairman of our audit committee and a non-executive independent director based in Florida.  He assists the Company from time to time in introducing new businesses and liaising with businesses in the USA in which the Company has equity interest. Mr. Bradley had been CEO of many corporations including real estate, mining, manufacturing, and import/export and financial services corporations and is currently the CEO of Quasar Aerospace Industries, Inc. and Combustion Engine Technologies, Inc.

Brett Rees has served as a director and a member of our audit committee since December 8, 2006. Mr. Rees is a Chartered life underwriter, financial consultant and financial planner and a licensed mutual funds manager. He has over twenty years of experience in various insurance products, estate planning, pension planning for individual and corporation and in group benefit assessments.

Management Team

In addition to Mr. Shah, our CEO and CFO, our management team consists of two key consultants, Terence Robinson and John Robinson.  Information about our key consultants is provided below.

Terence Robinson served as our Chairman of the Board and Chief Executive Officer from October 1991 to May 2004. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company. He has over 25 years of experience as merchant banker and venture capitalist and has successfully secured financing for a number of start-up and small cap companies and currently runs his own consulting firm in the name of TR Network Inc.  Mr. Terence Robinson is a key consultant who basically acts in an advisory role with no specific authority to bind the Company except in case of short term investments where he is authorized to buy and sell marketable securities on behalf of the Company and also advises as to when to buy or sell. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms.

Mr. John Robinson is another consultant who provides advisory services to us, primarily in assisting in the research and evaluation of projects and in short term investment activities. In case of short term investments, he is authorized to buy and sell marketable securities on our behalf. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms. Mr. John Robinson is a brother of Mr. Terence Robinson and is the sole shareholder of Current Capital Corp, which provides investor and media relations services to us and is a shareholder.

Mr. Shah’s current consulting agreement has been renewed on April 1, 2010 to another five years to March 31, 2015. From January 1, 2009 to December 31, 2009, Mr. Shah received a cash fee of $10,000 per month plus taxes. However, on February 18, 2010, the board approved revision in his fee to $ 15,000 per month effective September 2009.  Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until the market price of our common shares reached $0.50 provided that such drawings were treated as fee advances to be repaid when the market price of our common shares stays at $0.50 or above for a consecutive period of three months. A total sum of $70,000 was withdrawn by Mr. Shah. The amount was finally expensed as a bonus in March 2010. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Mr. Terence Robinson’s consulting agreement was signed on April 1, 2003 for a six-year term ending on March 31, 2009.  We renewed the consulting agreement for another five years effective April 1, 2009.  Under the renewed agreement, Terence will receive a fixed monthly fee of $10,000 plus taxes and will be entitled to stock compensation and stock options as may be determined by our board of directors.

On July 1, 2009 we entered into a new consulting agreement with John Robinson for a term ending on March 31, 2014.  We will pay John a fixed monthly fee of $8,500 plus taxes and he will be entitled to stock compensation and stock options as may be determined by our board of directors.

Family Relationships

There are no family relationships between the directors and executive officers.  Mr. Terence Robinson is a brother of Mr. John Robinson.

Other Relationships

There are no arrangements or understandings between any major shareholder, customer, supplier or others, pursuant to which any of the above-named persons were selected as directors or members of senior management.

Compensation

The compensation payable to our directors and officers is summarized below:

Compensation of Directors

We do not compensate directors for acting solely as directors. We do not have any formal arrangement pursuant to which directors are remunerated by us for their services in their capacity as directors, except for granting from time to time options to purchase shares and the reimbursement of direct expenses.

Management Compensation

The following table and accompanying notes set forth all compensation paid by the Company to its directors, senior management and key consultants for the fiscal years ended March 31, 2010, 2009 and 2008:.

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
					Awards		Payouts
Name and principal position	Year	Fee (3)	Bonus	Other annual compensation	Securities under options/SARs Granted (1) & (4)	Shares or units subject to resale restrictions	LTIP (2) payouts	all other compensation (5)	Total Compensation
		($)	($)	($)	$	($)	($)		($)
Kam Shah
CEO/CFO	2010	155,000	70,000		26,639			5,452	257,091
CEO/CFO	2009	129,030			5,574			6,424	141,028
CEO/CFO	2008	127,899						4,744	132,643
Terence Robinson
Consultant	2010	120,000						5,452	125,452
Consultant	2009	122,198			44,431			5,824	172,453
Consultant	2008	134,423						4,744	139,167
Dean Bradley
Independent director	2010	5,000			2,462				7,462
Independent director	2009	5,000			4,656			-	9,656
Independent director	2008	3,871						-	3,871
Brett Rees
Independent director	2010	5,000							5,000
Independent director	2009	5,000			4,337				9,337

Notes:

1.	“SAR” means stock appreciation rights. The Company never issued any SARs
2.	“LTIP” means long term incentive plan.
3.	Fees were settled in cash and shares issued under Consultants Stock Compensation Plans.
4.
For the fiscal 2010 and 2009, options included additional costs due to changes in the terms of the previously issued options. The additional cost was  estimated using Black-Scholes option price model as more fully explained in note 12 (ii) to the consolidated financial statements for fiscal 2010 included herein.

5.	All other compensation consists of group insurance benefit payments made on behalf.

Indebtedness of Directors, Executive Officers and Senior Officers

Kam Shah, the chief executive and financial officer was allowed to draw $10,000 per month in arrears between June 1, 2008 and December 31, 2008 – total sum of $70,000. Originally, these withdrawals were repayable without interest when market price of our common shares stayed at US0.50 or above for a consecutive period of three months. Interest cost waived worked out to be approximately $600 at 2% per annum. This is included under All Other Compensation in Executive Compensation table above. However, the board decided to expense this withdrawal as bonus to Mr. Shah in March 2010.

Defined Benefit or Actuarial Plan Disclosure

There is no pension plan or retirement benefit plan that has been instituted and none is proposed at this time.

Directors’ and Officers’ Liability Insurance

We purchased a directors and officers’ liability insurance policy to provide insurance against possible liabilities incurred by our directors and officers in their capacity as directors and officers of our company.

Board Practices

Directors may be appointed at any time in accordance with our by-laws and then re-elected annually by our shareholders.   At our last annual meeting of stockholders’ held on December 18, 2009, Messrs. Shah, Bradley and Rees were elected as directors and will continue to hold his office until the next annual meeting.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Our Board has adopted a mandate, in which it has explicitly assumed responsibility for the stewardship of Bontan. In carrying out its mandate the Board holds at least four meetings annually.  The frequency of meetings, as well as the nature of the matters dealt with, will vary from year to year depending on the state of our business and the opportunities or risks, which we face from time to time. The Board held a total of 6 meetings during our financial year ended March 31, 2009.  The Board has designated one standing committee: an Audit Committee.

The members of the Audit Committee consist of Dean Bradley and Brett Rees.  We consider both Mr. Bradley and Mr. Rees to be independent directors. The Audit Committee is charged with overseeing our accounting and financial reporting policies, practices and internal controls. The committee reviews significant financial and accounting issues and the services performed by and the reports of our independent auditors and makes recommendations to our Board of Directors with respect to these and related matters.

Our Audit Committee charter became effective on August 2, 2005.  This charter assists the Board in fulfilling its responsibilities for our accounting and financial reporting practices by:

•	reviewing the quarterly and annual consolidated financial statements and management discussion and analyses;
•	meeting at least annually with our external auditor;

•	reviewing the adequacy of the system of internal controls in consultation with the chief executive and financial officer;

•	reviewing any relevant accounting and financial matters including reviewing our public disclosure of information extracted or derived from our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	pre-approving all non-audit services and recommending the appointment of external auditors; and

•	reviewing and approving our hiring policies regarding personnel of our present and former external auditor

We currently do not have a Compensation Committee. The directors determined that, in light of the size and resources, setting up such a committee would be too expensive and would not serve any useful purpose for us at this time. We haves, however, set up an Independent Review Committee of the Board to review and approve all non-arms' length contracts. This Committee has the same composition as the Audit Committee, and is currently comprised of the two independent directors - Dean Bradley and Brett Rees. This committee approves fees and major expenses of Mr. Shah and Mr. Terence Robinson.

We currently do not have a separate corporate governance committee. The CEO in conjunction with the Audit Committee has developed and updated corporate governance practices and policies, code of ethics and corporate disclosure policy which form part of our internal control over financial reporting manual. The goal is to provide a mechanism that can assist in our operations, including but not limited to, the monitoring of the implementation of policies, strategies and programs and the development, continuing assessment and execution of our strategic plan.

Employees

We presently have one employee who serves as assistant to the chief executive and financial officer. We also use the services of consultants from time to time.

Share Ownership

The Company generally has two stock plans, a Consultants Stock Compensation Plan and a Stock Option Plan.

As at May 16, 2011, the Company had two active plans.

2009 Consultant Stock Option Plan under which 3 million shares have been registered with Securities and Exchange Commission. 983,333 shares have been issued todate and 2,016,667 shares remained unissued.

2011 Consultant Stock Option Plan under which six million shares have been registered with Securities and Exchange commission. No shares have been issued to date.

All and options under previous plans have been issued and fully vested.

The objective of these stock plans is to provide for and encourage ownership of our common shares by our directors, officers, consultants and employees and those of any subsidiary companies so that such persons may increase their stake in our company and benefit from increases in the value of the common shares. The Plans are designed to be competitive with the benefit programs of other companies in the natural resource industry. It is the view of management that the plans are a significant incentive for the directors, officers, consultants and employees to continue and to increase their efforts in promoting our operations to the mutual benefit of both our company and such individuals and also allows us to avail of the services of experienced persons with minimum cash outlay.

The following table sets forth the share ownership of our officers, directors and key consultants as of May 16, 2011  Beneficial ownership of shares is determined under rules of the SEC.

	Common Shares Beneficially Owned		Options and Warrants Exercisable for Common Shares
Name	Number	Percentage	Number	Exercise price - in US$	Expiry date(s)
Kam Shah	738,310	1.38%	350,000	$0.15	31-MAR-14
			200,000	$0.35	18-Aug-15
Terence Robinson*	-	-	-

Dean Bradley	-	**	45,000	$0.15	31-MAR-14
			50,000	$0.35	18-Aug-15
Brett Rees	-	**	25,000	$0.15	31-Mar-14
			50,000	$0.35	18-Aug-15
John Robinson ***	2,000,000	15.00%	1,615,000	$0.15	31-MAR-14
			3,599,103.25		31-MAR-14
			150,000	0.35	24-Nov-14
			150,000	0.35	13-Jan-15
			3,000,000	0.10	31-Mar-14
			2,955,000	0.35	30-Apr-15

*   Excludes 3,750,024 common shares and options to purchase 2,790,000 shares at USD $0.15 per share held by Stacey Robinson, the wife of Terence Robinson.  Mr. Robinson disclaims beneficial ownership over those shares.

** Less than 1%.
*** Includes 1,000,000 common shares and 7,995,000 underlying warrants held in the name of Current Capital Corp., which is fully owned by Mr. John Robinson.

The terms of all options were revised during the fiscal 2009. The revisions comprised increasing the expiry dates by one year and reducing the exercise price, which ranged between US$035 and US$1.00 to US$0.15. This is further explained in note 7 to our consolidated financial statements for fiscal 2009 included herein.  All options were 100% vested at May 16, 2011.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Our securities are recorded on the books of our transfer agent in registered form. The majority of the shares are, however, registered in the name of intermediaries such as brokerage houses and clearing-houses on behalf of their respective clients. We do not have knowledge of all the beneficial owners thereof. As of May 16, 2011, intermediaries like CDS & Co, Toronto, Canada and Cede & Co of New York, USA held approximately 57% of our issued and outstanding common shares on behalf of several beneficial shareholders whose individual holdings details were not available.

At May 16, 2011, we had 78,664,076 common shares outstanding, which were held by 128 record holders excluding the beneficial shareholders held through the intermediaries, 70 of which, holding an aggregate of 23,114,155 shares (29%) of common stock, were in the United States.

The following table sets forth persons known by us to be beneficial owners of more than 5% of our common shares as of May 16, 2011. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the option and warrant.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	No. of Shares	Percentage of Shares
Sheldon Inwentash(1	16,218,000	18.36%
Stacey Robinson(2)	10,290,000	12.13%
John Robinson(3)	13,469,103	14.98%
Castle Rock Resources II, LLC (4)	5,250,000	6.45%
Steve Gose (5)	5,000,000	6.19%
Skana Capital Corp (6)	5,000,000	6.19%
International Three Crown Petroleum LLC(7)	5,000,000	6.00%
 (1) Includes (i) 4,000,000 shares issuable upon exercise of warrants held by Mr. Inwentash and (ii) 6,000,000 shares issuable upon exercise of warrants and 4,000,000 common shares held by Pinetree Resource Partnership. As CEO of Pinetree Capital Ltd. (“Pinetree Capital”), Mr. Iwentash may be deemed to have shared power to vote the shares held by Pinetree Resource Partnership. Based on Schedule 13D filed September 29, 2010 with the SEC.

Based on Pinetree Capital Investment Corp.’s (“PCIC”) and Emerald Capital Corp.’s (“Emerald”) collective ownership and control of Pinetree Resource Partnership and Pinetree Capital’s ownership of PCIC and Emerald, PCIC, Emerald and Pinetree Capital may be deemed to have shared power to vote and dispose or direct the vote and disposition of the shares held by Pinetree Resource Partnership.

(2) Includes options to purchase 2,790,000 shares at USD $0.15 per share and 3,750,000 shares underlying warrants that have an exercise price of USD $0.10 per share.

(3) Includes (i) options to purchase 1,615,000 shares and 1,000,000 shares underlying warrants and (ii) 1,000,000 common shares and 7,995,000 shares underlying warrants held by Current Capital Corp., which is 100% owned by John Robinson.

(4)  Includes 3,125,000 shares underlying warrants that have an exercise price of US$0.35.

(5) & (6) Includes 2,500,000 shares underlying warrants that have an exercise price of US$0.35.

(7) Includes 5,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

We are a publicly owned Canadian corporation, the shares of which are owned by Canadian residents, US residents, and residents of other countries. We are not owned or controlled directly or indirectly by another corporation or any foreign government. There are no arrangements, known to us, the operation of which may at a subsequent date result in a change of control of our company.

Related Party Transactions

The following is given as background information on some of our key related party transactions:

1.	Current Capital Corp. (CCC) is a related party in following ways –

a.	The Director/President of CCC, Mr. John Robinson, is a consultant with Bontan.
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	The Chief Executive Officer and Chief Financial Officer of Bontan is providing accounting services to CCC.
d.	CCC and John Robinson hold shares in Bontan.

Bontan shares premises with CCC for which CCC charges on a quarterly basis for the rent, phone and utilities based on the actual costs and area occupied. These charges reflect actual costs and do not include any mark ups.  Another charge from CCC relates to the investor relations and media relation services provided under a contract. The charge is a fixed sum of US$10,000 per month plus taxes.  CCC is also entitled to a finder’s fee at the rate of 10% of the gross money raised for us through issuance of shares and warrants under private placements.

2.
Mr. Kam Shah is a director and also provides services as chief executive and financial officer under a five-year contract. The compensation is determined by the board on an annual basis and is usually given in the form of cash, shares and options.

3.
Mr. Terence Robinson served as our chief executive officer until May 2004 and was also a director until that date. Currently, Mr. Robinson is providing services as a key consultant under a five-year contract. His services include sourcing of new business opportunities on behalf of our company, using his extensive network of business contacts. and short term investment buy or sell decisions and advice. His remuneration is paid mostly in shares on an annual basis.

4.
Mr. Howard Cooper and Three Crown Petroleum LLC, (TCP) a Company controlled by Mr. Cooper. Mr. Cooper/TCP  is the sole director and manager of our subsidiary, IPC Cayman and is also the minority shareholder, holding 23.21% equity in IPC Cayman.Mr. Cooper receives fee of US$ 20,000 per month for acting as manager of IPC Cayman and representing the Company on the Israeli Project.

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below:

(i)
Included in shareholders information expense is $132,213 (2009 – $133,785; 2008 – $124,231) to Current Capital Corp, (CCC) for media relation’s services. CCC is a shareholder corporation and a director of the Company provides accounting services.

(ii)
CCC charged approximately $20,993 for rent, telephone and other office expenses (2009: $37,800 and 2008: $27,300).$32,058 was charged by the entity controlled by the sole director of IPC Cayman (2009 and 2008: $ nil)

(iii)
Finders fees of $736,755 (2009: $6,228, 2008: $12,245) was charged by CCC in connection with the private placement. The fee for 2010 included a cash fee of $449,583 and 3,520,000 warrants valued at $287,172 using the Black-Scholes option price model).

(iv)
Business expenses of $23,622 (2009 - $19,205; 2008 - $15,771) were reimbursed to directors of the corporation and $82,390 (2009 - $68,009, 2008: $118,774) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $88,357charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure (2009 and 2008: $ nil)

(v)
Shares issued to a director under the Consultant’s stock compensation plan – Nil  (2009 : Nil, 2008: 450,000 valued at $105,373,). Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant stock compensation plan: Nil (2009: (275,000) valued at $ (64,395), 2008: 550,000 valued at $128,790).

(vi)	Options issued to directors under Stock option plans – nil (2009: nil, 2008: 50,000 valued at $7,878).

(vii)
Cash fee paid to directors for services of $235,000 (2009:$60,000 and 2008: $ 33,871). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2009:$90,000 and 2008: $ nil). Fees paid to a consultant who controls CCC $76,543 (2009: $81,911 in shares, 2008: $81,926 in shares).These fees are included in consulting expenses.

(viii)
Accounts payable includes $95,813 (2009: $15,482, 2008: $9,384) due to CCC, $5,852 (2009: $1,875, 2008: $757) due to a director and $82,741 (2009: $67,212, 2008: $ 6,577) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $62,475 (2009: $1,024, 2008: $1,022)

(ix)
Included in short term investments is an investment of $nil (2009 and 2008: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010 (Nil at March 31, 2009$200,000 as at March 31, 2008)

(x)
Included in short term investments is an investment of $1,869,381 carrying cost and $775,020 fair value (2009: 1,837,956 carrying cost and $361,877 fair value, 2008: $1,929,049 carrying cost and $1,140,120 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said Corporation.

(xi)	Included in other receivable is a fee advance of $nil (2009: $ 70,000 and 2008: $nil) made to Chief Executive Officer. The fee amount advanced in fiscal 2009 was expensed in March 2010.

(xii)	Included in other receivable is an advance of $nil made to a director (2009: $5,814 and 2008: $ nil),

Interests of Experts and Counsel
Not applicable.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Information regarding our financial statements is found under “Financial Statements" below.

Legal Proceedings

Actions taken in Israel

On January 4, 2011, Bontan and the Subsidiary (Israel Oil & Gas Corporation ) filed a petition for the granting of a temporary injunction against Shaldieli Ltd., Mr. YaronYenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper, International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership ( the “Defendants”), before the Economic Deparment of the Tel Aviv-Jaffa District Court. Within the framework of the petition, the Honorable Court was requested to stop and to prevent the completion of the transaction which had been signed by and between IPC Cayman and Shaldieli , which involved a breach of agreements and undertakings between Bontan and IPC Cayman.

On January 12, 2011, Bontan and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. Within the framework of the above-cited action, Bontan argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that Bontan was opposed to the transaction, it could not be completed. Bontan argued that, should the transaction be completed, it would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought, within the framework of the above cited action, with regard to Bontan’s rights pursuant to the agreements between the parties, as well as permanent injuctions against the completion of the transaction.

On January 15, 2011, our petition for a temporary injunction was denied by the District Court.

On January 20, 2011, our petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court in Israel..

On January 23, 2011, a Statement of Counterclaim against Bontan and the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited (hereinafter: the “Plaintiffs in Counterclaim”), for monetary damages in the amount of NIS 18 million ( approximately US$ 5 million) and for an order cancelling Bontan’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that Bontan had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by Bontan (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, Bontan had lost its rights to the shares in IPC Cayman.

On February 21, 2011, a Statement of Defense against the Statement of Counterclaim was filed by Bontan and the Subsidiary. In the Statement of Defense, Bontan denied all of the arguments which had been raised against it and argued that no breach of the agreement had been committed by it. In addition, Bonatnfurther argued that it had complied with all of its monetary undertakings pursuant to the agreements between the parties.

On March 9, 2011, a Statement of Response was filed on behalf of the Plaintiffs in Counterclaim. The Plaintiffs in Counterclaim repeated their arguments with respect to the contractual breaches by Bontan on the issue of the monetary undertakings pursuant to the agreements between the parties.

On April 3, 2011, the District Court permitted Bontan and the Subsidiary to amend the Statement of Claim which they had filed on January 12, 2011, so that the remedies sought in the Statement of Claim would reflect a situation whereby, when the time came and until the issuance of a final ruling in the Action, the Shaldieli transaction would be in the nature of a fait accompli. Bontan added alternative remedies which would enable it to restore the status quo and/or an approximation thereof. Inter alia, Bontan also added a monetary remedy in the amount of NIS 25 million (approximately US$7 million) as well as remedies for unjust enrichment.

On April 14, 2011, Bontan filed an amended Statement of Claim,. The  amended Statement of Claim  includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Mr. Cooper’s position in IPC Cayman, and other remedies. Bontan raised arguments against the completion of the Shaldieli transaction and claimed remedies which would cure its damages and would enable the restoration of the status quo, insofar as possible. In addition, Bontan added specific arguments against Defendants with respect to their behavior and conduct in the context of IPC Cayman and in the matter of breaches of good faith, confidence and trust in their management of the business of IPC Cayman, as well as in the context of the management of the principal asset of IPC Cayman – the rights in the “Sarah” and “Myra” licenses.

Statements of Defense on behalf of the Defendants have not yet been filed. A first pretrial hearing in this case is scheduled for June 5, 2011.

Actions taken in Cayman Islands

On March 8, 2011, we asked ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the Subsidiary to Bontan and 750 shares to our other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, we filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register two share transfer requests and asking court to pass an order  for such transfers. The summons has not yet been heard by the court in the Cayman Islands. The purpose of this action is to enable Bontan to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of  IPC Cayman

Dividend Policy

Since our incorporation, we have not declared or paid, and have no present intention to declare or to pay in the foreseeable future, any cash dividends with respect to our common shares. Earnings will be retained to finance further growth and development of our business. However, if the Board of Directors declares dividends, all common shares will participate equally in the dividends, and, in the event of liquidation, in our net assets.

THE OFFER AND LISTING

Offer and Listing Details

The following tables set forth the reported high and low sale prices for our common shares as quoted on OTC Bulletin Board.

The following table outlines the annual high and low market prices for the five most recent fiscal years:

Fiscal year ended March 31	High (US$)	Low (US$)
2011 2010	0.40 0.45	0.07 0.06
2009	0.30	0.03
2008	0.47	0.17
2007	0.75	0.22

The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:

Fiscal Quarter ended	High	Low
	(US$)	(US$)
March 31, 2011	0.20	0.07
December 31, 2010	0.34	0.17
September 30, 2010	0.29	0.18
June 30, 2010	0.40	0.25
March 31, 2010	0.45	0.24
December 31, 2009	0.38	0.25
September 30, 2009	0.28	0.07
June 30, 2009	0.12	0.06

The following table outlines the high and low market prices for each of the most recent six months:

Month	High	Low

April 2011	(US$) 0.08	(US$) 0.07

March 2011 February 2011	0.08 0.11	0.07 0.08

January 2011 December 2010 November 2010	0.20 0.20 0.25	0.09 0.16 0.18

Plan of Distribution

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares owned by them in the over-the-counter market or on any exchange, market or trading facility on which the shares may then be listed or quoted, or in private transactions.  These sales may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver common shares registered hereby to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales.  In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares will be paid by the selling shareholders and/or the purchasers.  Each selling shareholder has informed us that it does not have any written or oral agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Each selling shareholder will be subject to the applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus at or prior to the time of any sale of the shares.

We will bear all costs, fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, liabilities and damages, including liabilities under the Securities Act.

Markets

Our common shares were traded on the OTC Bulletin Board under the symbol “DEAL” and on Canadian Dealing Network (CDN) under the symbol “FDQI” until January 20, 1999. Effective January 21, 1999, our shares were traded only on OTC Bulletin Board. The symbol was further changed to “NMBC” on August 13, 1999 and then to “DCHK” on November 3, 1999.

We changed our name to Bontan Corporation Inc. on April 21, 2003.  Our common shares are currently quoted under the symbol “BNTNF” on the OTC Bulletin Board.

Selling Shareholders

The following table sets forth the names of the selling shareholders and the number and percentage of common shares beneficially owned by the selling shareholders as of August 30, 2010 and after the offering.

The number of shares in the “Shares Offered” column represents all of the shares that the selling shareholder may offer under this prospectus. We do not know when or in what amounts a selling shareholder may offer shares for sale.  The selling shareholder may choose not to sell any of the shares offered by this prospectus.  Because the selling shareholder may offer all, some or none of its shares, we cannot estimate the number of shares the selling shareholder will hold after the completion of the offering. However, for purposes of the table, we have assumed that after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership and the percentages shown in the following table are calculated in accordance with the rules of the SEC.  The percentages are based on 78,314,076 shares outstanding on October 12, 2010.  Unless otherwise indicated in the footnotes to the table, to our knowledge, the shareholder or individual identified in the table possesses sole voting and investment power over its shares of common stock. Except as described in the footnote below, the selling shareholder has had no material relationship with us within the last three years.

Name of selling shareholder		Shares owned prior to offering		Shares being offered	Shares owned after offering
		Number	Percentage		Number	Percentage
David Shep	1	1,000,000	1.26%	1,000,000	----
Elisa Vespa	2	500,000	0.64%	500,000	----
B.C. Management S A - Alex Craven	3	2,000,000	2.52%	2,000,000	----
Greelight Capital - Ralph Sickenger	4	500,000	0.64%	500,000	----
Stacey Robinson	5	10,290,000	12.13%	7,500,000	2,790,000	8.18%
Current Capital Corp - John Robinson	6	4,022,500	4.95%	4,022,500	----
John Robinson	7	3,615,000	4.47%	2,000,000	1,615,000	8.05%
Sunil Jhaveri	8	1,300,000	1.65%	1,300,000	----	7.33%
Robert Farrill	9	1,200,000	1.52%	1,200,000	----
Riad Daoud	10	500,000	0.64%	500,000	----
Kenneth Crema	11	500,000	0.64%	500,000	----
International Three Crown Petroleum Corporation – Howard Cooper	12	5,000,000	6.00%	5,000,000	----
Allied Ventures Inc. – Gentni Corp Suks	13	2,000,000	2.49%	2,000,000	----
Castle Rock Resources II, LLC – Greg Vigil	14	1,000,000	1.26%	1,000,000	----
Lynn Belcher	15	2,000,000	2.52%	2,000,000	----
Blue & Gray Resources - John Hefner	16	1,000,000	1.27%	1,000,000	----
Steve Gose	17	5,000,000	6.19%	5,000,000	----
Bram Oil – Rob Clarke	18	1,000,000	1.27%	1,000,000	----
High Plains Royalty LLC - George Clay	19	2,000,000	2.52%	2,000,000	----
Kyle Stallings	20	2,500,000	3.14%	2,500,000	----
Joe Glennon	21	750,000	0.95%	750,000	----
Mike Glennon	22	250,000	0.32%	250,000	----
Duane Grosulak	23	250,000	0.32%	250,000	----
Dennis Sun & Peggy L Sun Living Trust - Dennis	24	200,000	0.26%	200,000	----
Falcon Trust DTD 12/15/00 - John Martin	25	2,500,000	3.14%	2,500,000	----

(1)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.10 per share.

(2)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.10 per share

(3)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.10 per share.

(4)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.10 per share.

(5)	The “Shares owned prior to offering” column includes options to purchase 2,790,000 shares at US$0.15 per share and 3,750,000 shares underlying warrants exercisable at US$0.10 per share.

(6)
The “Shares owned prior to offering” column includes 1,022,500 shares underlying warrants exercisable at US$0.25 per share, 2,000,000 shares underlying warrants exercisable at US$0.10 per share. Current Capital Corp is 100% owned by John Robinson.

(7)	The “Shares owned prior to offering” column includes options to purchase 1,615,000 shares at US$0.15 per share, and1,000,000 shares underlying warrants exercisable at US$0.10

(8)	The “Shares owned prior to offering” column includes 650,000 shares underlying warrants exercisable at US$0.10 per share.

(9)	The “Shares owned prior to offering” column includes 600,000 shares underlying warrants exercisable at US$0.10 per share.

(10)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.10 per share.

(11)	The “Shares owned prior to offering” column includes NIL shares underlying warrants exercisable at US$0.35 per share.

(12)	The “Shares owned prior to offering” column includes 5,000,000 shares underlying warrants exercisable at US$0.35 per share.

(13)	The “Shares owned prior to offering” column includes 2,000,000 shares underlying warrants exercisable at US$0.35 per share.

(14)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(15)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(16)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(17)	The “Shares owned prior to offering” column includes 2,500,000 shares underlying warrants exercisable at US$0.35 per share.

(18)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(19)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(20)	The “Shares owned prior to offering” column includes 1,250,000 shares underlying warrants exercisable at US$0.35 per share.

(21)	The “Shares owned prior to offering” column includes 375,000 shares underlying warrants exercisable at US$0.35 per share.

(22)	The “Shares owned prior to offering” column includes 125,000 shares underlying warrants exercisable at US$0.35 per share.

(23)	The “Shares owned prior to offering” column includes 125,000 shares underlying warrants exercisable at US$0.35 per share.

(24)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(25)	The “Shares owned prior to offering” column includes 1,250,000 shares underlying warrants exercisable at US$0.35 per share.

Dilution

The common shares to be sold by the selling stockholders are already issued and outstanding.  As a result, there is no dilution to our existing shareholders.

Expenses of the Issue

We will bear all expenses and fees incurred by us in connection with the registration of the common shares offered by this prospectus.  Any commissions, discounts or fees payable to brokers in connection with any sale will be borne by the selling stockholders, the purchasers or both.

ADDITIONAL INFORMATION

Share Capital

Our authorized capital consists of an unlimited number of common shares.  As of May 16,2011, we had 78,664,076 common shares outstanding.

On April 1, 2008, we had outstanding 30,095,743 common shares.  Between April 1, 2008 and May 16, 2011 we issued a total of 48,568,333 common shares as follows:

Cancelled Shares:	(625,000)
Issued to PetroMed Corp.	8,617,686
Shares issued to PetroMed cancelled	(8,617,686)
Private Placement	47,750,000
Warrants exercised	600,000
Consultants under Stock Compensation Plan	843,333
Total	48,568,333

Memorandum and Articles of Association

Our articles of incorporation do not place any restrictions on the company’s objects and purposes.

Certain Powers of Directors

The Business Corporations Act (Ontario) (the "OBCA") requires that every director who is a party to a material contract or transaction or a proposed material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or a proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is: (a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate; (b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (c) one for indemnity of or insurance for directors as contemplated under the OBCA; or (d) one with an affiliate. However, a director who is prohibited by the OBCA from voting on a material contract or proposed material contract may be counted in determining whether a quorum is present for the purpose of the resolution, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved.

Our by-laws provide that the directors shall from time to time determine by resolution the remuneration to be paid to the directors, which shall be in addition to the salary paid to any officer or employee who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on our behalf other than the normal work ordinarily required of a director of our company. The by-laws provide that confirmation of any such resolution by our shareholders is not required.

Our by-laws also provide that the directors may: (a) borrow money upon the credit of our company; (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee, whether secured or unsecured; (c) to the extent permitted by the OBCA, give directly or indirectly financial assistance to any person by means of a loan, a guarantee on our behalf to secure performance of any present or future indebtedness, liability or other obligation of any person, or otherwise; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, tangible or intangible, property of our company to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or other obligation of our company.

The directors may, by resolution, amend or repeal any by-laws that regulate our business or affairs. The OBCA requires the directors to submit any such amendment or repeal to our shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the amendment or repeal.

Meetings of Shareholders

The OBCA requires us to call an annual shareholders' meeting not later than 15 months after holding the last preceding annual meeting and permits us to call a special shareholders' meeting at any time. In addition, in accordance with the OBCA, the holders of not less than 5% of our shares carrying the right to vote at a meeting sought to be held may requisition our directors to call a special shareholders' meeting for the purposes stated in the requisition. We are required to mail a notice of meeting and management information circular to registered shareholders not less than 21 days and not more than 50 days prior to the date of any annual or special shareholders' meeting. These materials also are filed with Canadian securities regulatory authorities and the SEC. Our by-laws provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 10% of our issued shares carrying the right to vote at the meeting is required to transact business at a shareholders' meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as our auditors, are entitled to be admitted to our annual and special shareholders' meetings.

Authorized Capital

Our authorized capital consists of an unlimited number of shares of one class designated as common shares. We may not create any class or series of shares or make any modification to the provisions attaching to our common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. Our common shares do not have pre-emptive rights to purchase additional shares.

Disclosure of Share Ownership

The Securities Act (Ontario) provides that a person or company that beneficially owns, directly or indirectly, voting securities of an issuer or that exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities (an "insider") must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider, disclosing any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer. The Securities Act (Ontario) also provides for the filing of a report by an insider of a reporting issuer who acquires or transfers securities of the issuer. This report must be filed within 10 days after the end of the month in which the acquisition or transfer takes place.

The Securities Act (Ontario) also provides that a person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.

Restrictions on Share Ownership by Non-Canadians

There are no limitations under the laws of Canada or in our constitutive documents on the right of foreigners to hold or vote our securities, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of our company by a "non-Canadian". The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares... "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Material Contracts

Partnership Subscription and Contribution Agreement

The Partnership Subscription and Contribution Agreement is described under “Information on Bontan – Background and Status of Offshore Israel Project.”

Allocation of Rights and Settlement Agreement

The Allocation of Rights and Settlement Agreement is described under “Information on Bontan –Background and Status of Offshore Israel Project.”

Agreement Regarding Ownership interests in Israel Petroleum Company, Limited

Under the terms of the agreement dated April 14, 2010, ITC is deemed to have owned and currently owns a 23.21% equity interest in IPC Cayman represented by 2,321 ordinary shares of IPC Cayman and Bontan is deemed to have owned and currently owns a 76.79% equity interest in IPC Cayman represented by 7,679 ordinary shares of IPC Cayman. Allied Ventures Incorporated is deemed not to have owned or to ever have owned and not to currently own any equity interest in IPC Cayman.

Contribution and Assignment Agreement

Under the terms of a Contribution and Assignment Agreement dated November 14, 2009 by and among, ITC, Bontan Oil & Gas Corporation, Bontan, IPC Cayman and Allied Ventures Incorporated:

•
ITC contributed and assigned all of its right, title and interest in and to an Option Agreement for Purchase and Sale dated October 15, 2009 between ITC and PetroMed Corporation, pursuant to which ITC obtained, among other things, an exclusive option  to purchase PetroMed’s undivided 95.5% interest in Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”) and Petroleum Preliminary Permit 199 (“Benjamin”).

•	IPC Cayman issued 7,500 ordinary shares to Bontan (representing a 75% equity interest in IPC Cayman), 2,250 ordinary shares to ITC and 250 ordinary shares to Allied Ventures.

•
Upon the closing of the exercise of the option, which occurred on November 18, 2009, and as consideration to PetroMed for its sale of the Myra and Sara licenses and the Benjamin permit, Bontan delivered to PetroMed USD $850,000 in cash, 8,617,686 common shares of Bontan and a 7- year warrant to purchase 22,853,058 common shares of Bontan with an exercise price of USD $4.00 per share.

•
Upon the closing of the exercise of the option, Bontan issued a warrant to purchase up to 5,000,000 common shares of Bontan to ITC and a warrant to purchase up to 2,000,000 common shares of Bontan to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share.

•
Following the closing of the exercise of the option, IPC Cayman conveyed to H. Howard Cooper a gross 1% over-riding royalty of all oil and gas produced, saved and sold from the area covered by the Myra and Sara licenses and the Benjamin permit, free and clear of any costs incurred in connection with the exploration, production and delivery of the oil and gas.

Under the Contribution Agreement, we have agreed to use our best efforts to raise up to USD $18 million in equity or debt financings and to contribute the net proceeds from these financings to IPC Cayman to cover the costs of seismic and other technical work and other expenses expected to be incurred related to the project, for general working capital purposes and to reimburse ITC for certain expenses in connection with the project.  To raise cash to satisfy our USD $850,000 payment obligation to PetroMed, we sold a USD $850,000 promissory note secured by our pledge of 1,125 shares of IPC Cayman together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share.  The note bears an interest rate of 10% per year and is due and payable on November 12, 2010.

We have agreed to file and seek effectiveness of one or more registration statements to be filed with the U.S. Securities and Exchange Commission covering the resale of the various securities issued to PetroMed, ITC, Allied Ventures and the investors in the financings.  Under the terms of the warrants issued to ITC and Allied Ventures, if we fail to file the registration statement within 60 days following the date of issuance, or if the registration statement is not declared effective within nine months following the date of issuance, then, in each case, the number of shares underling the warrants will increase by 2%.  For each subsequent 30 day period during which the registration statement is not filed or declared effective, the number of shares underlying the warrants will increase by 1%.  The maximum adjustment to the shares is 10%.

In addition, on November 18, 2009, ITC entered into a consulting services agreement with Hagai Amir under which Mr. Amir will provide certain services as requested by ITC. ITC has agreed to pay Mr. Amir USD $20,000 per month for a 6-month period beginning in December 2009 and USD $60,000 upon approval of the transfer of the two licenses and permit by the Israeli Petroleum Commissioner.  Also, we agreed to issue to Mr. Amir a 5-year warrant to purchase 500,000 common shares at an exercise price of USD $4.00 per share.  These agreements were canceled as a result of new agreements as discussed above.

We believe our key financial commitments under the Contribution Agreement have been met. Approximately US$ 10.5 million was raised and used to pay off costs relation to seismic and other technical work under the Allocation of Rights and Settlement Agreement and a further financing of up to US$ 28 million was secured under the Ofer agreement to cover IPC Cayman’s (including Bontan’s) share of the initial exploration and drilling costs of the initial two exploratory wells. However the sole director of IPC Cayman has communicated to us that we have not satisfied out financial commitments under the Contribution Agreement and we are negotiating to resolve the director’s claims.

Stockholders Agreement

The terms of the Stockholders Agreement have significantly been affected by the Allocation of Rights and Settlement Agreement and Agreement Regarding Ownership Interest in Israel Petroleum Company Limited, as discussed above. We are currently in litigation  with ITC  in this matter

Concurrently with the execution of the Contribution Agreement, Bontan Oil & Gas Corporation, ITC, Allied Ventures and Bontan entered into a Stockholders Agreement.  Under the Stockholders Agreement, ITC, as the sole director of IPC Cayman, is responsible for the management of the business and affairs of IPC Cayman.  The director will be liable to IPC Cayman and its stockholders only for willful misconduct or gross negligence in the management of the business and affairs of IPC Cayman.  IPC Cayman will indemnify the director and its affiliates, and any agents, officers and employees of the director and its affiliates, from any loss or liability incurred as a result of any act or omission, or error of judgment, related to the director’s management of IPC Cayman unless the loss or liability results from the director’s willful misconduct or gross negligence.

ITC may not be removed as director by the stockholders of IPC Cayman other than (i) for willful misconduct that materially and adversely affects the project or (ii) in the event that a controlling interest in ITC is transferred to a person who is not a Qualified Buyer (as defined) and the management team of ITC is not substantially the same as the management team of ITC before the transfer.  Removal of ITC as director for any such reason requires the affirmative vote of stockholders owning a majority of the ordinary shares of IPC Cayman, and appointment of a new director to replace ITC as director requires the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.  A Qualified Buyer is defined to mean any person that has experience in the oil and gas industry substantially equivalent to, or greater than, that of ITC.

If ITC transfers a majority of its ordinary shares of IPC Cayman to a Qualified Buyer, then the Qualified Buyer will have the sole authority to appoint and remove the director of IPC Cayman.  However, in this case, stockholders owning a majority of the ordinary shares of IPC Cayman may remove the director only for willful misconduct that materially and adversely affects the project, and appointment of a new director will require the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.

Under the Stockholders Agreement, stockholders owning a majority of the ordinary shares of IPC Cayman have the right to approve the following actions:

•
Expansion of the scope of  IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and the Benjamin permit and the exploitation and commercialization of those licenses and permit;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the IPC Cayman’s assets (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Modify any compensation arrangement between IPC Cayman and ITC, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Redeem any shares or other equity interest in IPC Cayman; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Under the Stockholders Agreement, IPC Cayman will pay to ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and is obligated to reimburse reasonable out-of pocket expenses that the director incurs on behalf of IPC Cayman.  ITC is also entitled to receive certain commissions and fees related to the financing of the project and any farmout, option, sale, assignment or other transfer of all or a portion of the project.

The Stockholders Agreement provides for information rights and restrictions on transfer of the ordinary shares, including a right of first refusal.

Exchange Controls

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Incorporation or our other organizational documents on the right of a non-resident of Canada to hold or vote our common shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

Taxation

Canadian Income Tax Consequences

We consider that the following summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of our common shares who at all material times deals at arm’s length with our company, who holds all common shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his common shares of our company in connection with carrying on a business in Canada (a “non-resident holder”). It is assumed that the common shares will at all material times be listed on a stock exchange that is prescribed for purposes of the Income Tax Act (Canada) (the “ITA”) and regulations thereunder. Investors should be aware that the Canadian federal income tax consequences applicable to holders of our common shares will change if, for any reason, we cease to be listed on a prescribed stock exchange. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owing and disposing of our common shares should we cease to be listed on a prescribed stock exchange.

This summary is based upon the current provisions of the ITA, the regulations there under, the Canada-United States Tax Convention as amended by the Protocols thereto (the “Treaty”) as at the date of the registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the “CRA”). This summary does not take into account Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, take into account all specific proposals to amend the ITA and regulations there under, publicly announced by the Government of Canada to the date hereof.

This summary does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of common shares in our company.

Dividends

The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as our company) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend of deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.

Article X of the Treaty as amended by the US-Canada Protocol ratified on November 9, 1995 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of the voting stock of the company paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of the voting stock of a company, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. We would be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.

The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:

(a)             if the shares in respect of which the dividends are paid formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

(b)             the holder is a U.S. LLC which is not subject to tax in the U.S.

The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.

Capital Gains

A non-resident holder is not subject to tax under the ITA in respect of a capital gain realized upon the disposition of one of our shares unless the share represents “taxable Canadian property” to the holder thereof. Our common shares will be considered taxable Canadian property to a non-resident holder only if-.

(a)             the non-resident holder;

(b)             persons with whom the non-resident holder did not deal at arm’s length - or

(c)             the non-resident holder and persons with whom he did not deal at arm’s length,

owned not less than 25% of the issued shares of any class or series of our company at any time during the five year period preceding the disposition. In the case of a non-resident holder to whom shares of our company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:

(a)             the value of such shares is derived principally from real property (including resource property) situated in Canada,

(b)             the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he ceased to be a resident of Canada,

(c)             they formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or bad in Canada within the 12 months preceding the disposition, or

(d)             the holder is a U.S. LLC which is not subject to tax in the U.S.

If subject to Canadian tax on such a disposition, the taxpayer’s capital gain (or capital loss) from a disposition is the amount by which the taxpayer’s proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer’s adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the “taxable capital gain” is equal to one-half of the capital gain.

U.S. Federal Income Tax Consequences

The following is a discussion of the material United States Federal income tax consequences, under current law, applicable to a U.S. Holder (as defined below) of our common shares who holds such shares as capital assets. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local, or foreign tax consequences. (See “Canadian Federal Income Tax Consequences” above.)

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. In addition, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

The discussion below does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. In addition, this discussion does not address the tax consequences that may be relevant to particular investors subject to special treatment under certain U.S. Federal income tax laws, such as, dealers in securities, tax-exempt entities, banks, insurance companies and non-U.S. Holders. Purchasers of the common stock should therefore satisfy themselves as to the overall tax consequences of their ownership of the common stock, including the State, local and foreign tax consequences thereof (which are not reviewed herein), and should consult their own tax advisors with respect to their particular circumstances.

U.S. Holders

As used herein, a “U.S. Holder” includes a beneficial holder of common shares of our company who is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, any trust if a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, any entity created or organized in the United States which is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of common shares of our company is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation.

Dividend Distribution on Shares of our Company

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to the common shares of our company are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be deducted or may be credited against actual tax payable, subject to certain limitations and other complex rules, against the U.S. Holder’s United States Federal taxable income. See “Foreign Tax Credit” below. To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital to the extent of the shareholder’s basis in the common shares of our company and thereafter as gain from the sale or exchange of the common shares of our company. Preferential tax rates for net long term capital gains may be applicable to a U.S. Holder which is an individual, estate or trust.

In general, dividends paid on our common shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

Foreign Tax Credit

A U.S. Holder who pays (or who has had withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the election of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. This election is made on a year-by-year basis and generally applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign source income bears to his or its world-wide taxable income. In determining the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern income such as “passive income”, “high withholding tax interest”, “financial services income”, “shipping income” and certain other classifications of income. A U.S. Holder who is treated as a domestic U.S. corporation owning 10% or more of our voting stock is also entitled to a deemed paid foreign tax credit in certain circumstances for the underlying foreign tax of our company related to dividends received or Subpart F income received from us. (See the discussion below of Controlled Foreign Corporations). The availability of the foreign tax credit and the application of the limitations on the foreign tax credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.

Disposition of Common Shares

If a “U.S. Holder” is holding shares as a capital asset, a gain or loss realized on a sale of our common shares will generally be a capital gain or loss, and will be long-term if the shareholder has a holding period of more than one year. However, gains realized upon sale of our common shares may, under certain circumstances, be treated as ordinary income, if we were determined to be a “collapsible corporation” within the meaning of Code Section 341 based on the facts in existence on the date of the sale (See below for definition of “collapsible corporation”). The amount of gain or loss recognized by a selling U.S. Holder will be measured by the difference between (i) the amount realized on the sale and (ii) his tax basis in our common shares. Capital losses are deductible only to the extent of capital gains. However, in the case of taxpayers other than corporations (U.S.) $3,000 ($1,500 for married individuals filing separately) of capital losses are deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years. In the case of corporations, capital losses that are not currently deductible are carried back to each of the three years proceeding the loss year and forward to each of the five years succeeding the loss year.

A “collapsible corporation” is a corporation that is formed or availed principally to manufacture, construct, produce, or purchase prescribed types or property that the corporation holds for less than three years and that generally would produce ordinary income on its disposition, with a view to the stockholders selling or exchanging their stock and thus realizing gain before the corporation realizes two thirds of the taxable income to be derived from prescribed property. Prescribed property includes: stock in trade and inventory; property held primarily for sale to customers in the ordinary course of business; unrealized receivables or fees, consisting of rights to payment for noncapital assets delivered or to be delivered, or services rendered or to be rendered to the extent not previously included in income, but excluding receivables from selling property that is not prescribed; and property gain on the sale of which is subject to the capital gain/ordinary loss rule. Generally, a shareholder who owns directly or indirectly 5 percent or less of the outstanding stock of the corporation may treat gain on the sale of his shares as capital gain.

Other Considerations for U.S. Holders

In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of common shares of the Registrant. Our management is of the opinion that there is little, if not, any likelihood that we will be deemed a “Foreign Personal Holding Company”, a “Foreign Investment Company” or a “Controlled Foreign Corporation” (each as defined below) under current and anticipated conditions.

Foreign Personal Holding Company

If at any time during a taxable year more than 50% of the total combined voting power or the total value of our outstanding shares is owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), we would be treated as a “foreign personal holding company.” In that event, U.S. Holders that hold common shares in our capital would be required to include in income for such year their allocable portion of our passive income which would have been treated as a dividend had that passive income actually been distributed.

Foreign Investment Company

If 50% or more of the combined voting power or total value of our outstanding shares are held, actually or constructively, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a)(31)), and we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we might be treated as a “foreign investment company” as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging our common shares to be treated as ordinary income rather than capital gains.

Passive Foreign Investment Company

A U.S. Holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a passive foreign investment company (“PFIC”) is subject to U.S. federal income taxation of that foreign corporation under one of two alternative tax methods at the election of each such U.S. Holder.

Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is “passive income,” which includes interest, dividends and certain rents and royalties or (ii) the average percentage, by value (or, if the company is a controlled foreign corporation or makes an election, adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. For taxable years of U.S. persons beginning after December 31, 1997, and for tax years of foreign corporations ending with or within such tax years, the Taxpayer Relief Act of 1997 provides that publicly traded corporations must apply this test on a fair market value basis only. We believe that we currently do not qualify as a PFIC because our passive income producing assets are less than 50% of our total assets.

As a PFIC, each U.S. Holder must determine under which of the alternative tax methods it wishes to be taxed. Under one method, a U.S. Holder who elects in a timely manner to treat the Registrant as a Qualified Electing Fund  (“QEF”), as defined in the Code, (an “Electing U.S. Holder”) will be subject, under Section 1293 of the Code, to current federal income tax for any taxable year in which we qualify as a PFIC on his pro-rata share of our (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) “ordinary earnings” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the U.S. Holder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed. Such an election, once made shall apply to all subsequent years unless revoked with the consent of the IRS.

A QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of his common shares (or deemed to be realized on the pledge of his common shares) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income, and (iii) either avoid interest charges resulting from PFIC status altogether (see discussion of interest charge below), or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is an individual, such an interest charge would be not deductible.

The procedure a U.S. Holder must comply with in making a timely QEF election will depend on whether the year of the election is the first year in the U.S. Holder’s holding period in which we are a PFIC. If the U.S. Holder makes a QEF election in such first year, (sometimes referred to as a “Pedigreed QEF Election”), then the U.S. Holder may make the QEF election by simply filing the appropriate documents at the time the U.S. Holder files its tax return for such first year. If, however, we qualified as a PFIC in a prior year, then the U.S. Holder may make an “Unpedigreed QEF Election” by recognizing as an “excess distribution” (i) under the rules of Section 1291 (discussed below), any gain that he would otherwise recognize if the U.S. Holder sold his stock on the qualification date (Deemed Sale Election) or (ii) if we are a controlled foreign corporation (“CFC”), the Holder’s pro rata share of the corporation’s earnings and profits (Deemed Dividend Election) (But see “Elimination of Overlap Between Subpart F Rules and PFIC Provisions”). The effect of either the deemed sale election or the deemed dividend election is to pay all prior deferred tax, to pay interest on the tax deferral and to be treated thereafter as a Pedigreed QEF as discussed in the prior paragraph. With respect to a situation in which a Pedigreed QEF election is made, if we no longer qualify as a PFIC in a subsequent year, normal Code rules and not the PFIC rules will apply.

If a U.S. Holder has not made a QEF Election at any time (a “Non-electing U.S. Holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his common shares and (ii) certain “excess distributions”, as specially defined, by our company. An “excess distribution” is any current-year distribution in respect of PFIC stock that represents a ratable portion of the total distributions in respect of the stock during the year that exceed 125 percent of the average amount of distributions in respect of the stock during the three preceding years.

A Non-electing U.S. Holder generally would be required to pro-rate all gains realized on the disposition of his common shares and all excess distributions over the entire holding period for the common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to our first taxable year during such U.S. Holder’s holding period and beginning after January, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is an individual is not allowed a deduction for interest on the deferred tax liability. The portions of gains and distributions that are not characterized as “excess distributions” are subject to tax in the current year under the normal tax rules of the Internal Revenue Code.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common Shares, even if it is no longer by definition a PFIC. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.

Under Section 1291(f) of the Code, the Department of the Treasury has issued proposed regulations that would treat as taxable certain transfers of PFIC stock by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. If a U.S. Holder makes a QEF Election that is not a Pedigreed Election (i.e., it is made after the first year during which we are a PFIC and the U.S. Holder holds our shares) (a “Unpedigreed Election”), the QEF rules apply prospectively but do not apply to years prior to the year in which the QEF first becomes effective. U.S. Holders should consult their tax advisors regarding the specific consequences of making a Non-Pedigreed QEF Election.

Certain special, generally adverse, rules will apply with respect to the common shares while we are a PFIC whether or not it is treated as a QEF. For example under Section 1297(b)(6) of the Code (as in effect prior to the Taxpayer Relief Act of 1997), a U.S. Holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such stock.

The foregoing discussion is based on currently effective provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of certain aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders of the Registrant are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in our company. For a discussion of the impact of the Taxpayer Relief Act of 1997 on a U.S. Holder of a PFIC, see “Mark-to-Market Election For PFIC Stock Under the Taxpayer Relief Act of 1997” and “Elimination of Overlap Between Subpart F Rules and PFIC Provisions” below.

Mark-to-Market Election for PFIC Stock under the Taxpayer Relief Act of 1997

The Taxpayer Relief Act of 1997 provides that a U.S. Holder of a PFIC may make a mark-to-market election with respect to the stock of the PFIC if such stock is marketable as defined below. This provision is designed to provide a current inclusion provision for persons that are Non-Electing Holders. Under the election, any excess of the fair market value of the PFIC stock at the close of the tax year over the Holder’s adjusted basis in the stock is included in the Holder’s income. The Holder may deduct any excess of the adjusted basis of the PFIC stock over its fair market value at the close of the tax year. However, deductions are limited to the net mark-to-market gains on the stock that the Holder included in income in prior tax years, or so called “unreversed inclusions.” For purposes of the election, PFIC stock is marketable if it is regularly traded on (1) a national securities exchange that is registered with the SEC, (2) the national market system established under Section II A of the Securities Exchange Act of 1934, or (3) an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents legitimate and sound fair market value.

A Holder’s adjusted basis of PFIC stock is increased by the income recognized under the mark-to-market election and decreased by the deductions allowed under the election. If a U.S. Holder owns PFIC stock indirectly through a foreign entity, the basis adjustments apply to the basis of the PFIC stock in the hands of the foreign entity for the purpose of applying the PFIC rules to the tax treatment of the U.S. owner. Similar basis adjustments are made to the basis of the property through which the U.S. persons hold the PFIC stock.

Income recognized under the mark-to-market election and gain on the sale of PFIC stock with respect to which an election is made is treated as ordinary income. Deductions allowed under the election and loss on the sale of PFIC with respect to which an election is made, to the extent that the amount of loss does not exceed the net mark-to-market gains previously included, are treated as ordinary losses. The U.S. or foreign source of any income or losses is determined as if the amount were a gain or loss from the sale of stock in the PFIC.

If PFIC stock is owned by a CFC (discussed below), the CFC is treated as a U.S. person that may make the mark-to-market election. Amounts includible in the CFC’s income under the election are treated as foreign personal holding company income, and deductions are allocable to foreign personal holding company income.

The above provisions apply to tax years of U.S. persons beginning after December 31, 1997, and to tax years of foreign corporations ending with or within such tax years of U.S. persons.

The rules of Code Section 1291 applicable to nonqualified funds as discussed above generally do not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. If Code Section 1291 is applied and a mark-to-market election was in effect for any prior tax year, the U.S. Holder’s holding period for the PFIC stock is treated as beginning immediately after the last tax year of the election. However, if a taxpayer makes a mark-to-market election for PFIC stock that is a nonqualified fund after the beginning of a taxpayer’s holding period for such stock, a co-ordination rule applies to ensure that the taxpayer does not avoid the interest charge with respect to amounts attributable to periods before the election.

Controlled Foreign Corporation Status

If more than 50% of the voting power of all classes of stock or the total value of the stock of our company is owned, directly or indirectly, by U.S. Holders, each of whom own after applying rules of attribution 10% or more of the total combined voting power of all classes of stock of our company, we would be treated as a “controlled foreign corporation” or “CFC” under Subpart F of the Code. This classification would bring into effect many complex results including the required inclusion by such 10% U.S. Holders in income of their pro rata shares of “Subpart F income” (as defined by the Code) of our company and our earnings invested in “U.S. property” (as defined by Section 956 of the Code). In addition, under Section 1248 of the Code if we are considered a CFC at any time during the five year period ending with the sale or exchange of its stock, gain from the sale or exchange of common shares of our company by such a 10% U.S. Holder of our common stock at any time during the five year period ending with the sale or exchange is treated as ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged. Because of the complexity of Subpart F, and because we may never be a CFC, a more detailed review of these rules is beyond of the scope of this discussion.

Elimination of Overlap between Subpart F Rules and PFIC Provisions

Under the Taxpayer Relief Act of 1997, a PFIC that is also a CFC will not be treated as a PFIC with respect to certain 10% U.S. Holders. For the exception to apply, (i) the corporation must be a CFC within the meaning of section 957(a) of the Code and (ii) the U.S. Holder must be subject to the current inclusion rules of Subpart F with respect to such corporation (i.e., the U.S. Holder is a “United States Shareholder,” see “Controlled Foreign Corporation,” above). The exception only applies to that portion of a U.S. Holder’s holding period beginning after December 31, 1997. For that portion of a United States Holder before January 1, 1998, the ordinary PFIC and QEF rules continue to apply.

As a result of this new provision, if we were ever to become a CFC, U.S. Holders who are currently taxed on their pro rata shares of Subpart F income of a PFIC which is also a CFC will not be subject to the PFIC provisions with respect to the same stock if they have previously made a Pedigreed QEF Election. The PFIC provisions will however continue to apply to U.S Holders for any periods in which Subpart F does not apply (for example he is no longer a 10% Holder or we are no longer a CFC) and to U.S. Holders that did not make a Pedigreed QEF Election unless the U.S. Holder elects to recognize gain on the PFIC shares held in our company as if those shares had been sold.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE COMMON SHARES OF OUR COMPANY.

Dividend and Paying Agents

Not applicable.

Statement by Experts

The consolidated financial statements as of March 31, 2010 and March 31, 2009 and for the years ended March 31, 2010, March 31, 2009 and March 31, 2008 included in this prospectus have been so included in reliance on the report of Schwartz Levitsky Feldman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Documents on Display

The documents concerning the Company referred to in this prospectus may be inspected at the Company's office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3. The Company may be reached at (416) 929-1806. Documents filed with the Securities and Exchange Commission may also be read and copied at the SEC's public reference room at 100F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Subsidiary Information

The documents concerning our subsidiaries referred to in this prospectus may be inspected at our office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. We do not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. Our Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 26% of total assets of the Company as at December 31, 2010 (13% as at March 31, 2010). Further, the Company’s holding in two Canadian marketable security accounted for approximately 79% (March 31, 2010: 75%) of the total short term investment in marketable securities or 20% (March 31, 2010: 9.7%) of total assets as at December 31, 2010. The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c )	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

As explained above, the Company’s financial obligation up to the first two exploratory wells on the licenses in which the Company holds indirect working interest is covered through a deal with Ofer brothers group.

The Company believes that its current cash and short term investments will be sufficient to enable it to continue its various legal actions until they can be satisfactorily resolved and to meet its operational needs.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 9% of total monetary assets at December 31, 2010 (28% as at March 31, 2010), and approximately 93% of its liabilities as at that date (89% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:
December 31                                           March 31                                December 31
2010                                2010                                2009

One US Dollar to CDN Dollar                                                                  0.9946                                   1.0156          1.0470

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Other risks:

Our business is also subject to certain risks, which may negatively affect it. Certain of the risks are described below in addition to elsewhere in this prospectus:

(a)	Exploration and Development

The business of exploring for, developing and producing oil and gas involves a high degree of risk. Oil and gas reserves may never be found or, if discovered, may not be result in production at reasonable costs or profitability. The business of exploring, developing and producing is also capital intensive and, to the extent that cash flows from operating activities and external sources become limited or unavailable, our ability and of our operating partners to meet our respective financial obligations which are necessary to maintain our interests in the underlying properties could be impaired, resulting in the loss of those interests.

(b)	Dependence Upon Operating Manager

Our oil and gas activities are conducted through IPC Cayman in respect of which we are not the operator. We are dependent upon our operating manager for technical support. If our operating manager is unable to fulfill his own contractual obligations, our interests could be jeopardized, resulting in project delays, additional costs and loss of the interests.

(c)	Environmental

Our oil and gas operations are subject to environmental regulations in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased costs, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties in which we hold interests which are presently unknown to us and which have been caused by previous or existing owners or operators of the properties or by illegal mining activities.

(d)	Governmental

Our current project requires registration and approvals and permits from the Israel Ministry of Infrastructure. To the extent such approvals are required and not obtained; we may be delayed or prohibited from proceeding with planned exploration or development of properties. Amendments to current laws, regulations and permits governing operations and activities of oil and gas companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or require abandonment or delays in development of new properties. Although the Israel government have been stable recently, there is no assurance that political and economic conditions will remain stable. Political and economic instability may impede our ability to continue our exploration activities in the manner currently contemplated.

(e)	Foreign Operations

We are exposed to risks of political instability and changes in government policies, laws and regulations in Israel. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Our operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. There is no assurance that permits can be obtained, or that delays will not occur in obtaining all necessary permits or renewals of such permits for existing properties or additional permits required in connection with future exploration and development programs. In the event of a dispute arising out of our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

The following table sets forth certain information about the warrants we issued in connection with the acquisition of our equity interest in IPC Cayman in November 2009.  All of the shares underlying these warrants may be sold under this prospectus.

Warrants	Number of Shares	Exercise Price (USD)	Expiration Date
International Three Crown Petroleum LLC(1)(2)	5,000,000	0.35	November 14, 2014
Allied Ventures Inc. (1)(2)	2,000,000	0.35	November 14, 2014
Castle Rock Resources II, LLC (3)	1,000,000	0.35	November 12, 2014

1.  These warrants were issued under the Contribution and Assignment Agreement dated November 14, 2009.
2.  These warrants contain a cashless exercise feature and broad-based weighted average anti-dilution protection.
3.  These warrants were issued as part of a USD $850,000 promissory note.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the province of Ontario, Canada and our executive offices are located outside of the United States in Toronto, Ontario.  A majority of our directors and officers, as well as the expert named in this prospectus, reside outside the United States. In addition, a substantial portion of their assets and currently all of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws.

Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2010, 2009 and 2008

(Canadian Dollars)

Index

Report of Independent Registered Public Accounting Firm - Comments by auditors for US readers on Canada-US reporting difference	2-3

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Cash Flows	6

Consolidated Statement of Shareholders’ Equity	7-8
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	9
Notes to Consolidated Financial Statements	10-39

1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2010 and 2009 and the consolidated statements of operations, shareholders' equity, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the three year period ended March 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2010 and 2009 and the results of its operations and its cash flows for the years ended March 31, 2010, 2009 and 2008, in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 24).

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada  Chartered Accountants

July 23, 2010  Licensed Public Accountants

2

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

Comments by Auditors for U.S. Readers
on Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Corporation’s ability to continue as a going concern, such as those described in the summary of significant accounting policies.  Our report to the shareholders dated July 29, 2010 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the consolidated financial statements.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada Chartered Accountants

July 23, 2010 Licensed Public Accountants

3

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Note	2010	2009

Assets
Current
Cash		$2,350,526	$352,958
Short term investments	5,19(ix) & (x) & 21 (b)	1,359,431	1,091,563
Prepaid consulting services	6	50,792	20,484
Other receivables	19(xi) &(xii)	129,869	118,508

		3,890,618	1,583,513
Office equipment and furniture	7	$8,802	$9,434
Oil & gas properties and related expenditure	8,19(iv)	$6,520,367	$-
		$10,419,787	$1,592,947
Liabilities and shareholders' equity
Current liabilities
Accounts payable	19(viii)	$1,410,327	$96,544
Accruals	9	1,043,583	55,474
Short term loans	10	1,065,578	-

Total current liabilities		3,519,488	152,018
Shareholders' Equity
Capital stock	11	$35,298,257	$32,854,075
Warrants	13	7,343,886	2,192,927
Contributed surplus		4,573,748	4,154,266
Accumulated other comprehensive loss		(2,696,213)	(4,425,018)
Deficit		(37,262,565)	(33,335,321)
		(39,958,778)	(37,760,339)
Total shareholders' equity		7,257,113	1,440,929
Non-controlling interests		(356,814)	-
Total equity		6,900,299	1,440,929
		$10,419,787	$1,592,947

Going concern (note 2)
Commitments and Contingent Liabilities (Note 18)
Related Party Transactions (Note 19)
Subsequent events (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               “Kam Shah”             Director        “Dean Bradley”      Director
                                                           (signed)                                                (signed)

4

Bontan Corporation Inc.
Consolidated Statements of Operations
For the years ended March 31,
(Canadian Dollars)

	Note	2010	2009	2008
Income
Interest		-	7,901	73,300

		-	7,901	73,300
Expenses
Consulting fees	15,18(b),( c) & (f), 19 (v) & (Vii)	1,191,675	444,784	396,465
Professional fees		992,989	27,844	34,601
Loss(gain) on disposal of short term investments		852,806	(45,036)	(248,455)
Bank charges,interest and fees	16	691,062	2,362	1,625
Write off of short term investment	5(b)	250,780	63,010	-
Office and general		73,740	42,641	40,349
Shareholders information	18(a),19(i)	158,509	144,757	133,502
Travel,meals and promotions		86,939	66,896	120,008
Payroll		44,944	35,266	-
Communication	19(ii)	27,782	11,498	11,905
Rent	19(ii)	22,765	18,143	8,915
Transfer agents fees		10,802	4,940	4,343
Exchange (gain) Loss		$(120,735)	$(119,789)	$141,841
		4,284,058	697,316	645,099
		(4,284,058)	(689,415)	(571,799)
Non-controlling interests		356,814	-	-
Net loss for year		$(3,927,244)	$(689,415)	$(571,799)
Basic and diluted loss per share information
Net loss per share	14	$(0.09)	$(0.02)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

5

Bontan Corporation Inc.
Consolidated Statements of Cash Flows

(Canadian Dollars)

For the years ended March 31,	Note	2010	2009	2008
Cash flows from operating activities
Net loss for year		(3,927,244)	(689,415)	(571,799)
Write off of a short term investment		250,780	63,010	-
Non-controlling interest		(356,814)	-	-
Amortization of office equipment and furniture		2,303	2,027	817
Loss(Gain) on disposal of short term investments		852,806	(45,036)	(248,455)
Consulting fees settled for common shares	15	524,589	277,856	314,248
Net change in working capital components
Other receivables		(11,361)	(64,310)	11,955
Accounts payable		1,313,783	66,205	11,287
Accruals		988,109	26,789	(715)
		(363,049)	(362,874)	(482,662)
Cash flow from investing activities
Purchase of short term Investments		(53,103)	(2,412,123)	(3,366,685)
Net proceeds from sale of short term investments		410,454	1,818,097	1,990,303
Purchase of office equipment and furniture		(1,671)	(5,256)	(7,023)
Acquisition of oil & gas properties		(4,692,189)	-	-
		(4,336,509)	(599,282)	(1,383,405)
Cash flow from financing activities
Short term loans		1,239,531	-	-
Common shares issued net of issuance costs		5,457,595	56,052	110,201
		6,697,126	56,052	110,201
Increase(Decrease) in cash during year		1,997,568	(906,104)	(1,755,866)
Cash at beginning of year		352,958	1,259,062	3,014,928
Cash at end of year		2,350,526	352,958	1,259,062
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	15	(524,589)	(277,856)
options and expensed during the year				(314,248)
Consulting fees prepaid in shares	6	(50,792)	(20,484)	(285,896)
		(575,381)	(298,340)	(600,144)
Non-cashinvesting activities
Value of warrants issued as part of Acquisition costs		-2,002,131	-	-
Non-cash financing activities
Shares cancelled		-81,957	-64,395	-

The accompanying notes are an integral part of these consolidated financial statements.

6

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity

(Canadian Dollars)
For the Years Ended March 31, 2010, 2009 and 2008

Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)

Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929

The accompanying notes are an integral part of these consolidated financial statements.

7

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued

(Canadian Dollars)
For the Years Ended March 31, 2010, 2009 and 2008

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805

Balance, March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113

The accompanying notes are an integral part of these consolidated financial statements

8

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss

(Canadian Dollars)

For the years ended March 31,	Note	2010	2009	2008
Other comprehensive gain ( loss)
Net loss for year		$(3,927,244)	$(689,415)	$(571,799)
Unrealized gain (loss) for year on short term investments,net of tax	5	1,728,805	(3,118,250)	(2,266,470)
Comprehensive loss		(2,198,439)	(3,807,665)	(2,838,269)

Accumulated other comprehensive income(loss)
Beginning of year		(4,425,018)	(1,306,768)	-
Adjustment on adoption of new Accounting Policy		-	-	959,702
		(4,425,018)	(1,306,768)	959,702
Other comprehensive gain (loss) for year		1,728,805	(3,118,250)	(2,266,470)
Accumulated other comprehensive loss, end of year		$(2,696,213)	$(4,425,018)	$(1,306,768)

The accompanying notes are an integral part of these consolidated financial statements.

9

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and development projects in countries around the globe through its subsidiary by acquiring a joint venture interest, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

During the fiscal year 2010, the Company acquired, through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) as described in Note 24 “Differences from United States Generally Accepted Accounting Principles”.

Going concern

Management has prepared these consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances

The Company has a working capital of approximately $ 371,000 and accumulated deficit of approximately $ 37 million. The Company has commitment to meet its share of exploration and development costs of the two licenses in which it has acquired indirect working interest during the current fiscal year, which would need additional funding in the range of approximately US$ 12 million within the next twelve months. The Company will have to secure new cash resources to meet these obligations on its current project. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

10

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

3.      PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:
a.	Israel Oil & Gas Corporation, a wholly owned subsidiary, which changed its name on January 18, 2010 from Bontan Oil & Gas Corporation.
b.	Israel Petroleum Company, Limited, a Cayman Island limited company incorporated on November 12, 2009, in which Israel Oil & Gas Corporation owns a 76.79% equity interest (“IPC Cayman”)
All inter-company balances and transactions have been eliminated on consolidation.

4.      SIGNIFICANT ACCOUNTING POLICIES
The following paragraphs describe the significant accounting policies.

Oil and Gas Properties and Related Expenditures

The Company follows the full cost method of accounting for its oil & gas operations.

The costs of acquiring interests in oil & gas properties are carried at cost until they are brought into production, at which time they are depleted on a unit-of-production method based on estimated recoverable proven oil & gas reserves. When a property is subsequently abandoned or sold, its cost is written off against income in the year of abandonment. Oil & gas properties which the Company and its partners have no intention to develop, and which management believes have little or no value, are written down to their estimated fair value.

The costs of drilling and equipping wells, both exploratory and development, and other exploration costs, including geological and geophysical costs, are capitalized as incurred. Costs include any cash consideration and the fair market value of any shares and/or options issued for the acquisition of oil & gas interests. Oil & gas interests acquired under option or participation agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

In applying the full cost method, the Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated net realizable value of unproved properties.

All of the Company's oil & gas activities are conducted jointly with others. The Company's accounts reflect only the Company's proportionate interest in these activities.

Change in Accounting Policy

In the past, the Company used to follow successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves were capitalized. The Company decided to change its policy to full cost method, which is the policy adopted by its operating subsidiary, IPC Cayman. The retrospective application of this change has no effect on the consolidated financial statements of the Company for the prior fiscal years.

11

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Revenue Recognition

Revenues from the production of oil and natural gas properties in which the Company has an interest with joint venture partners are recognized, on the basis of the Company’s working interest in those properties (the entitlement method), on receipt of a statement of account from the operators of the properties.

Short-term Investments and Other Financial Instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other receivable are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as a functional currency. However, these subsidiaries are not self-sustaining but are integrated to Bontan Corporation Inc since they rely on the Company to fund their operations. Hence translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

12

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Office Equipment and Furniture

Office equipment and furniture are amortised over their estimated useful lives as follows:

Office furniture                                               20%– declining balance basis
Computers                                               33% – declining balance basis
Software                                               20% - declining balance basis

New purchases during the fiscal year are amortized at half the applicable rate.

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective April 1, 2009, the Company adopted  the recommendations of the Emerging Issues Committee Abstract EIC -173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities. These recommendations were particularly applied in evaluating the fair values of the Company’s short term investments.

Asset Retirement Obligation

The Company recognizes and measures the liabilities for obligations associated with the retirement of petroleum and natural gas properties when those obligations result from the acquisition, construction, development or normal operation of the asset. The obligation is measured at fair value and the related costs recorded as part of the carrying value of the related asset. In subsequent periods, the liability is adjusted for the change in present value and any changes in the amount or timing of the underlying future cash flows required to settle the obligation. The asset retirement costs included in petroleum and natural gas costs are depleted or amortized into income in accordance with the Company’s policies pertaining to those assets.  Actual costs to retire petroleum and natural gas properties are deducted from the accrued liability as these costs are incurred. There were no asset retirement costs recorded during the fiscal year.

13

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Warrants

When the Company issues Units under a private placement comprising common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option price model. The fair value is then related to the total of the net proceeds received on issuance of the Common shares and the fair value of the warrants issued therewith. The resultant relative fair value is allocated to warrants from the net proceeds and the balance of the net proceeds is allocated to the Common shares issued.

Accounting Changes

The Company follows CICA Section 1506, “Accounting changes” which require that (i) voluntary changes in accounting policies can be made if, and only if, the changes result in more reliable and relevant information (ii) changes in accounting policies are accompanied by disclosure of prior period amounts and justification for the changes, and (iii) for changes in estimates, the nature and amount of the change should be disclosed.

14

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. The Company has adopted this standard for the fiscal year 2010 as permitted.

15

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-controlling interests

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. The Company has adopted this standard for the fiscal year 2010 as permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are presented in the consolidated statement of financial position within the entity but separate from the Company’s equity. The amount of consolidated net loss attributable to the Company and to the non-controlling interest is identified and presented on the face of the consolidated statement of operations.

The Company has consolidated the financial statements of IPC Cayman where it holds a 76.79% equity interest. The remaining 23.21% equity interest in IPC Cayman is held by International Three Crown Petroleum LLC (“ITC”), which is majority owned by Mr. Howard Cooper and who acts as a sole director and manager of IPC Cayman.

Non –controlling interests comprise ITC’s share of the net loss of IPC Cayman.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture, impairment of short term investments and the recording of accruals.

Recent Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011.

16

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

The initial phase of implementation included conceptual application of the new rules, analysis of the Company’s accounting data and assessment of key areas that may be impacted. In this phase, short term investments and oil & gas properties and related expenditure were identified as key areas.  The Company’s initial assessment indicates that the Company’s accounting policies in the key areas are consistent with those of IFRS. The next phase will include the analysis of accounting policy alternatives available under IFRS as well as the determination of changes, if any required to existing information systems and business processes.

5.	SHORT TERM INVESTMENTS

	March 31, 2010		March 31, 2009
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	4,007,574	1,359,431	5,253,570	1,091,563
Non-marketable securities		-	263,011	-
	$4,007,574	$1,359,431	$5,516,581	$1,091,563

Movements in unrealised (loss)gain
At beginning of year		(4,425,018)		(1,306,768)
Gain(Loss) during year		1,728,805		(3,118,250)
At end of year		$(2,696,213)		$(4,425,018)

a.     Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2010. An unrealized gain of $ 1,728,805 for the year and accumulated unrealised loss of $4,425,018 at the beginning of year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at March 31, 2010, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $119,217 (as at March 31, 2009:$138,189) and the market value of the underlying securities was $19,506 (as at March 31, 2009: $34,509). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between November 2, 2010 and April 26, 2012. Warrants whose exercise cost was $250,000 and market value was $40,000 as at March 31, 2010 expired unexercised on June 5, 2010.

17

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

5.	SHORT TERM INVESTMENTS - Continued

b.     Non-marketable securities

The Company held shares in two private corporations as at March 31, 2010, which are designated as “Available for sale”. The carrying cost of these investments was $250,780. Based on management‘s review of the affairs of the above investee companies and discussions with their management, it was concluded that there was full impairment in the carrying costs of these investments as at March 31, 2010, and as a result, these investments were written off.

6.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2009	Deferred during the year	Canceled during the year (b)	Expensed during the year	Balance at March 31, 2010
Options (a)	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

	Balance at April 1, 2008	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2009
Options	$7,878	$76,839	$-	$(84,717)	$-
Stocks	278,018	-	(64,395)	(193,139)	20,484
	$285,896	$76,839	$(64,395)	$(277,856)	$20,484

(a)	During the year, terms of all outstanding options were revised as explained in Note12 (b)(ii). These options were therefore re-valued and an additional cost of $419,482 was expensed.

(b)
One of the consultants, Mr. John Robinson, who was issued 350,000 common shares as compensation in prior years valued at $81,957, returned the shares for cancelation (note 11(b)) in exchange for a cash fee of $82,000 as agreed by the directors in December 2008.

7.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortisation	Net book value	Net book value
As at March 31,	2010			2009
Office furniture	4,725	2,003	2,722	3,402
Computer	3,432	1,619	1,813	1,302
Software	5,793	1,526	4,267	4,730

	$13,950	$5,148	$8,802	$9,434

Amortization of office equipment and furniture amounted to $ 2,303 (2009: $2,027)

18

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

8.      OIL & GAS PROPERTIES AND RELATED EXPENDITURE

New acquisitions

In November 2009, the Company’s subsidiary, IPC Cayman acquired a 95.5% working interest in two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sarah”),(“the licenses”) covering approximately 198,000 (net 141,827) acres in the Levantine Basin, approximately 40 kilometres off the west coast of Israel.

However, in March 2010, the original agreement between IPC Cayman and the vendor was replaced by a new agreement between IPC Cayman and three other joint venture partners. This agreement resolved all the legal disputes that followed the November acquisition. The new joint venture partners contributed additional funds to purchase seismic data required for exploratory work on the licenses and caused a reallocation of working interests.

As a result, IPC Cayman held a 14.325% working interest in the licenses at March 31, 2010. The Company’s share of this working interest was 11% owing to its 76.79% equity ownership of IPC Cayman.

The following costs incurred in connection with this acquisition have been capitalized as at March 31, 2010:

Cost of acquisition
Cash paid to vendor	$899,725
Finder's fee to Howard Cooper, sole director of IPC Cayman	532,013
Cost of preliminary seismic data	2,144,596
Interest paid by cash and warrants on funds borrowed for acquisition (13(iv)	147,282
Value of warrants issued to entity controlled by Howard Cooper and other non related entity (note 13(iii))	1,723,806
$5,447,422
Related expenditure
Consulting fees	$552,515
Legal fees	408,470
Other direct costs	111,960
1,072,945
$6,520,367

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9, and (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, and concluded that there was no permanent impairment.

19

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

9.	ACCRUALS

As at March 31,	2010	2009
Audit fee and other accruals	62,606	55,474
Finders fee due to Current Capital Corp, a related party	127,712	-
Financing fee	406,240	-
Interest on short term loans	40,784	-
Subscription refundable	406,241	-
	$1,043,583	$55,474

10.           SHORT TERM LOANS

As at March 31,		2010	2009
Current Capital Corp., a related party	a	208,672	-
Due to a Company controlled by the sole director of IPC Cayman	b	122,371	-
Other	c	734,535	-
		$1,065,578	$-

a.
There are two loans totalling to US $ 250,000. The loans carry interest at the rate of 10% per annum and are repayable in full within one year, between November 2010 and January 2011 with accumulated interest. Interest of US$ 6,986 accrued up to March 31, 2010 is included in accruals.

The Company issued 300,000 warrants, valued at $ 72,364 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $27,136 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $45,228 was adjusted against the carrying cost of the loans.

The loans together with interest accrued were fully settled on May 6, 2010.

b.	Funds advanced are repayable on demand and carry interest at 5% per annum.

c.
The amount of US$850,000 was borrowed on November 12, 2009. The loan carries interest at 10% per annum. The loan together with the accumulated interest is repayable on or before November 12, 2010. Interest of US$32,370 accrued up to March 31, 2010 is included in the accrual. The Promissory Note covering this loan is secured by the pledge of 1,125 shares of Israel Petroleum Company, Limited.

The Company issued 1,000,000 warrants, valued at $205,961 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $77,236 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $128,725 was adjusted against the carrying cost of the loans.

The loan together with interest accrued was fully settled in April, 2010.

20

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

11.           CAPITAL STOCK

(a)	Authorized

Unlimited number of common shares

(b)         Issued

As at March 31,	2010		2009
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	30,820,743	$32,854,075	30,095,743	$32,901,488
Canceled (note 6(b))	(350,000)	(81,957)	(275,000)	(64,395)
Issued under 2009 Consultant Stock Compensation Plan (i)	708,333	217,372
Issued under private placements (ii.1 and .2)	34,050,000	5,726,794	1,000,000	62,280
Finder's fee (ii.1 and .2)	-	(572,679)		(6,228)
Value assigned to warrants issued under private placements (note 13(a) ( i))(ii)	-	(2,859,141)	-	(39,070)
Value assigned to warrants issued as finders fee under private placements		(289,687)
Subscriptions received (ii.2)		303,480
	65,229,076	$35,298,257	30,820,743	$32,854,075

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2010, 708,333 common shares were issued to four consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii).1
On December 12, 2008, the Board of Directors of the Company approved a private placement to raise equity funds up to US$500,000. The private placement consisted of Units up to maximum of ten million, to be issued at US$ 0.05 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.10 each within two years of the issuance of the warrants.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party.

The subscription closed on October 15, 2009. A total of eleven qualified subscribers subscribed for ten million Units for gross proceeds of US$ 500,000. (Note 13(a)(i)). Of these, one million Units were issued in fiscal 2009.

21

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

11.	CAPITAL STOCK - (b)	Issued – continued..........

(ii).2
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, raised subsequent to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, raised subsequently to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

During the year ended March 31, 2010, the Company received thirty seven subscriptions who subscribed a total of 26,550,000 million Units for gross proceeds of approximately US$5.3 million, of which thirty five subscriptions for 25,050,000 Units were accepted and underlying shares and warrants were issued on or before March 31, 2010. The balance of the two subscriptions for US$300,000 (CDN$ 303,480) were accepted but the underlying securities were not issued until after March 31, 2010 pending receipt of the required documentations.

The subscription was closed on April 30, 2010. The Company issued additional 12.7 million Units since April1, 2010 till the closing date of April 15, 2010 and raised approximately US$2.5 million.

12.           STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at March 31, 2010 and 2009:

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	-225,000	-1,600,000	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

(i)	There were no movements during the years ended March 31, 2010 and 2009.

22

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

12.           STOCK OPTION PLANS – (continued)

(ii)
On January 29, 2010, the Board of Directors of the Company approved extension of the expiry dates of all outstanding options to March 31, 2014. Fair value of these options was re-estimated on that date to reflect the modification made in the terms. The re-estimation was done using a Black-Scholes option price model with the following assumptions:

Risk free interest rate1%
Expected dividendnil
Expected volatility (based on previous 217 weeks average market price)185.52%
Expected life1522 days
Exercise priceUS$0.15
Market price at January 29, 2010US$0.34

The additional value based on the above model was estimated to be $419,482, which was expensed (see note 6(a)).

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(c)	Details of weighted average remaining life of the options granted and outstanding are as follows:

March 31,                                                                                   2010                                           2009

Number of options outstanding and exercisable                                                                                              4,825,000 4,825,000
Exercise price in US$                                                                                              0.15 0.15
Weighted average remaining contractual life                                                                                              4 years 1.78 years

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options and less than the market price for the balance of 2,830,000 options.

23

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS

(a)                Movement in warrants during the year are as follows:

March 31,		2010			2009
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		13,846,420	0.24	2,192,927	12,846,420	0.44	2,153,857
Issued under 2008-9 Private Placement	i	9,000,000	0.10	339,560	1,000,000	0.10	39,070
Issued as finders fee under 2008-9 private placement	i	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	ii	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	ii	2,505,000	0.35	251,958
Issued in connection with acquisition of licences	iii	7,000,000	0.35	1,723,806
Issued as inducement for loans	iv	1,300,000	0.35	278,325
Issued and outstanding, end of year		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927

(i)
The company issued nine million warrants under a 2008-9 private placement relating to Units subscribed and finder’s fee during the year ended March 31, 2010 as explained in Note 11(b)(ii)). These warrants are convertible into equal number of common shares at an exercise price of US$0.10 per warrant and expire within two years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	184.59%
Expected life	730 days
Market price	US$0.35

The fair value of the warrants as per the Black-Scholes option price model amounted to $3,169,023. Using the relative fair value method, an amount of $339,560 for warrants issued to private placees and $37,729 for warrants issued as finder’s fee (total 87%) has been accounted for as reduction in value of common shares and increase in the value of warrants.

24

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS – (continued)

(ii)
The company issued 25,050,000 warrants under a 2009-10 private placement relating to Units subscribed plus 2,505,000 as a finder’s fee during the year ended March 31, 2010 as explained in Note 11(b)(iii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option price model amounted to $7,288,984. Using the relative fair value method, an amount of $2,519,581 for warrants issued to private placees and $251,958 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(iii)
The Company issued 7 million warrants to two entities under a Contribution and Assignment Agreement dated November 14, 2009.  5 Million of these warrants were issued to International Three Crown Petroleum LLC, which holds the remaining 23.21% equity in IPC Cayman. The warrants are convertible into equal number of common shares of the Company at an initial exercise price of US$0.35 within five years of their issuance. The holders of these warrants are entitled to a cashless exercise under which number of common shares to be issued will be based on number of common shares for which warrants are exercised times the difference between the market price of common share and the exercise price divided by the market price. Shares resulting from this formula will be issued against the exercised warrants without any cash consideration.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	142.96%
Expected life	1,826 days
Market price	US$0.28

The fair value of the warrants as per the Black-Scholes option price model amounted to $1,723,806 which has been included in the cost of acquisition of oil & gas properties (note 8).

25

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS (a) – (continued)

(iv)
The Company issued 1,300,000 warrants as an inducement to two lenders to lend money to the Company under promissory notes. One of the lenders is Current Capital Corp, a related party, which received 300,000 warrants. These warrants are convertible into equal number of common shares at an exercise price of US$0.35 within five years.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	142.96%
Expected life	1,826 days
Market price	US$0.35

The fair value of the warrants as per the Black-Scholes option price model amounted to US$406,026. Using the relative fair value method, an amount of  $278,325 (US$274,050) for warrants issued has been accounted for as additional effective interest cost  with corresponding debit of $104,372 included in oil & gas properties and related expenditure. (note 8) and balance of $173,953 adjusted against short term loans.(note 10)

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	2010			2009
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.35	35,855,000	4.75
0.25	12,846,420	4.00	0.25	12,846,420	0.29
0.10	11,000,000	3.91	0.10	1,000,000	1.88
0.24	59,701,420	4.47	0.46	13,846,420	0.40

On June 4, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 11,124,460 warrants issued as part of 2006 private placement and still outstanding by one year from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

26

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS (b) – (continued)

On September 28, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 1,721,960 warrants issued as part of 2003 private placement and still outstanding by nine months from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

On January 29, 2010, The Board of Directors of the Company approved a further extension of the expiry date of all issued and outstanding warrants – 23,846,420 –expiring between June 2010 and September 2011 to March 31, 2014. The fair value of these warrants was not recalculated due to this change.

14.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 42,963,027 shares for the year ended March 31, 2009 (2009 – 30,170,743, 2008 – 28,840,653).

The Company had approximately 59.7 million warrants and 4.8 million options, which were not exercised as at March 31, 2010. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

15.	CONSULTING FEES

For the year ended March 31	2010	2009	2008
Fees settled in stocks and options (Note 6)	524,589	277,856	314,248
Fees settled for cash	667,086	166,928	82,217
	$1,191,675	$444,784	$396,465

16.	BANK CHARGES, INTEREST AND FEES

For the year ended March 31,		2010	2009	2008
Bank charges		2,595	2,362	1,625
Interest on short term loans	(i)	7,136	-	-
Financing fees	(ii)	681,331	-	-

		$691,062	$2,362	$1,625

(i)	Interest of $7,136 was charged by the entity controlled by the sole director of IPC Cayman.

(ii)
Financing fees includes $46,337 paid to the sole director of IPC Cayman and $44,706 to Current Capital Corp., a related party for arranging short term loan and $590,288 paid by IPC Cayman in connection with financing negotiations.

27

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

17.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The reasons for the differences are as follows:

	2010	2009	2008
Income tax recovery based on combined corporate income tax rate of 25% (2009: 29% and 2008: 33.50%)	$(644,387)	$(199,930)	$(191,553)
Increase(decrease) in taxes resulting from:
Investments in Subsidiary (BDC) written off on disolution	-	-	(50,280)
Non-deductible stock based compensation	131,147	80,578	105,273
Non-deductible meals & entertainment expenses	7,303	7,806	11,199
Not-taxable portion of loss (gain) on sale of short term investments	106,601	(6,530)	(41,616)
Finders fee -1/5th portion allowable for tax	(28,640)
Write off of a short term investment	31,348	9,136
Income tax recovery	(396,628)	(108,940)	(166,977)
Benefit of tax losses not recognised	396,628	108,940	166,977
Provision for income taxes	$-	$-	$-

The components of the future income tax asset and the country of origin at March 31, 2010 and 2009 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% (2009: 29%) and the US income tax rate of 34% for both the years):

	Canada		US
	2010	2009	2010	2009
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,226	$2,199	$1,498	$1,498
Capital losses carried forward	621	560	-	-
Unrealised losses on short term investments	216	642
Future tax assets	3,063	3,401	1,498	1,498
Valuation allowance	(3,063)	(3,401)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $9 million (2009: $7.6 million) in Canadian non-capital losses, $2.5 million (2009: $1.9 million) in capital losses and US$ 4.4 million (2009: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management has determined that it is not more likely than not that the losses will be utilized.

The Company’s subsidiary holds a 76.79% equity interest in IPC Cayman which is taxable in the US as a partnership. There was no distribution during the year and the partnership has losses for the year. The future income tax asset arising if any from such losses is not recognized in the consolidated financial statements.

28

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

17.	INCOME TAXES - continued

The non-capital losses expire as follows:

Canadian in CDN$                                                                           US in US$
In 000’$                                                                in 000’$

2014                                               1,337
2015                                               1,319                                2025                      $           1,050
2026                                               3,373                                2026                                3,300
2027                                                  271                                2027                                     25
2028                                                  675
2029                                                  342
2030                                               1587

       $ 8,904                                                                $           4,375

18.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr. Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

29

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

18.           COMMITMENTS AND CONTINGENT LIABILITIES – continued

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.3 million.

(f)	The Company’s subsidiary, IPC Cayman has a consulting agreement with its manager and sole director, International Three Crown Petroleum to pay a management fee of US$20,000 per month.

(g)
Under the terms of the Agreement governing the allocation of ownership to the two off shore drilling licenses in Israel, the Company’s subsidiary, IPC Cayman is required to provide a proof of its financial capability to contribute, when required, its share of the development costs. IPC Cayman’s share of these costs is estimated not to exceed US$ 12 million.

(h)
Under an agreement with IPC Cayman, the Company is required to issue up to 500,000 warrants over a period to be defined under a Warrant Plan for issuance to employees and consultants of IPC Cayman other than its sole director for services to be rendered. No warrants have yet been issued.

19.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business, and are measured at the exchange amount which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders information expense is $132,213 (2009: $133,785; 2008: $124,231) paid to Current Capital Corp, (“CCC”) for media relations services. CCC is a shareholder corporation and its sole director provides consulting services to the Company.

(ii)
CCC charged approximately $20,993 for rent, telephone and other office expenses (2009: $37,800 and 2008: $27,300). $32,058 was charged by the entity controlled by the sole director of IPC Cayman (2009 and 2008: $ nil)

(iii)
Finders fees of $736,755 (2009: $6,228, 2008: $12,245) was charged by CCC in connection with the private placement. The fee for 2010 included a cash fee of $449,583 and 3,480,000 warrants valued at $289,687 using the Black-Scholes option price model.

(iv)
Business expenses of $23,622 (2009 - $19,205; 2008 - $15,771) were reimbursed to directors of the corporation and $82,390 (2009 - $68,009, 2008: $118,774) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $88,357 charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure  (2009 and 2008: $ nil)

(v)
Shares issued to a director under the Consultant’s Stock Compensation Plan – $Nil  (2009 : $Nil, 2008: 450,000 valued at $105,373,). Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant Stock Compensation Plan: $Nil (2009: (275,000) valued at $ (64,395), 2008: 550,000 valued at $128,790).

30

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

19.           RELATED PARTY TRANSACTIONS – continued

(vi)	Options issued to directors under Stock option plans –$ nil (2009: nil, 2008: 50,000 valued at $7,878).

(vii)
Cash fees paid to directors for services of $235,000 (2009:$60,000 and 2008: $ 33,871). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2009:$90,000 and 2008: $ nil). Fees paid to a consultant who controls CCC $76,543 (2009: $81,911 in shares, 2008: $81,926 in shares).  These fees are included in consulting expenses.

(viii)
Accounts payable includes $95,813 (2009: $15,482, 2008: $9,384) due to CCC, $5,852 (2009: $1,875, 2008: $757) due to a director of the Company and $82,741 (2009: $67,212, 2008: $ 6,577) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $62,475 (2009: $1,024, 2008: $1,022)

(ix)
Included in short term investments is an investment of $nil (2009 and 2008: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010 ($Nil as at March 31, 2009, $200,000 as at March 31, 2008)

(x)	Included in short term investments
is an investment of $1,869,381 carrying cost and $775,020 fair value (2009: $1,837,956 carrying cost and $361,877 fair value, 2008: $1,929,049 carrying cost and $1,140,120 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in the open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

(xi)	Included in other receivables is a fee advance of $nil (2009: $ 70,000 and 2008: $nil) made to Chief Executive Officer. The fee amount advanced in fiscal 2009 was expensed in March 2010.

(xii)	Included in other receivable is an advance of $nil (2009: $5,814 and 2008: $ nil), made to a director

20           PENDING DISPUTES

(I)
The sole director of the Company’s subsidiary, IPC Cayman communicated to the Company that it is required to complete best efforts financing of $18 million and to contribute all proceeds to IPC Cayman. He has also presented the Company with an invoice for $ 2,291001 claiming it it represented estimated proceeds from the private placement financing completed by the Company on April 30, 2010.

The management disputes these claims by the sole director of the IPC Cayman and is currently engaged in negotiations with the sole director to resolve these matters. The final outcome of such negotiation and any litigation that may arise if such negotiations fail is not determinable.

In any event, the management believes that such claims have no bearing on the consolidated financial statements of the Company.

31

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

20. PENDING DISPUTES (continued)

(II)
IPC Cayman received communication in May 2010 from a lawyer of a non-related investor alleging that IPC Cayman made an agreement with his client in January 2010 which involved sale of a part of the working interest in the two drilling licenses.  IPC Cayman denies the fact and considers such an agreement null and void. No legal action has been taken to date. The Company and IPC Cayman are confident that they will successfully defend any such action if taken in future.

21.           SEGMENTED INFORMATION

As at March 31, 2010, 2009 and 2008, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 4. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions.

The Company had no business activity in the above segment in fiscal years 2009 and 2008. During fiscal year 2010, the Company acquired through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

Geographic Information

The Company operates from one location in Canada and its subsidiary, IPC Cayman has an office in the US. (2009: one location in Canada).  Its assets were located as follows

Location	2010	2009
Canada	$ 3,615,914	$ 1,592,947
US	217,497
Israel	6,586,376
	$10,419,787	$ 1,592,947

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior

32

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

year. Cash, short term investments, accounts payable and accruals are classified as level one financial instruments.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 15% of total assets of the Company as at March 31, 2010     (69% as at March 31, 2009). Further, the Company’s holding in one Canadian marketable security accounted for approximately 57% (2009: 33%) of the total short term investment in marketable securities or 9% (2009: 23%) of total assets as at March 31, 2010.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

33

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 23% of total monetary assets at March 31, 2010 (23% as at March 31, 2009), and approximately 87% of its liabilities as at that date ( $ nil as at March 31, 2009) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

As at March 31,	2010	2009
One US Dollar to CDN Dollar	1.0156	1.2602

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2010 were as follows:  (all figures in CDN$ equivalent)

2010
Cash & short term investments	$2,352,452
Other receivables	66,009
Accounts payable and accrual	(2,007,764)
Short term loans	(1,065,578)
Net liabilities	$ (654,881)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase net liabilities by $32,744 while a 5% appreciation of the Canadian dollar against US dollar will reduce liability by $ 32,744.

23.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had short term loans of approximately $ 1.2 million and payables of approximately $ 2.5 million as at March 31, 2010 and current assets, mostly in cash and short term investments of approximately $3.9 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

34

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

23. CAPITAL DISCLOSURES (continued)

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.
As at March 31, 2010, the shareholders’ equity was approximately $ 6.9 million (March 31, 2009: $ 1.4 million). Approximately 55% or $3.8 million was held in cash and short term investments (March 31, 2009: $1.1 million or 79%). the Company completed its 2008-9 private placement in October 2009 and raised an approximate additional $ 420,000. Another private placement began in November 2009 and until March 31, 2010, approximately $4.7 million were collected net of expenses, and spent on the project on hand. This private placement was closed on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period. However, the Company has commitments to raise approximately US$ 10 to $12 million within the next twelve months to meet its obligations under the indirect working interest held in two off shore Israeli licenses.

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

The following are brief comments on the treatment of certain key items

(i)      Short-term Marketable securities

In Fiscal year 2008, CICA introduced a new handbook section 3855 to recognize and measure financial instruments including marketable securities. This revision brings the Canadian GAAP in line with the Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized. All short term investments are classified as “available-for-sale”.

35

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(ii)      Exchange gains and losses on translation of foreign currency items and balances

Under Canadian GAAP, as revised under the handbook section 1651, foreign currency translation gains and losses are generally included in the determination of net income unless they relate to self-sustaining foreign subsidiary, in which case, such translation gains and losses are included in the other comprehensive income computation. Our foreign subsidiary, IPC Cayman is currently dependent on financing from the Company and is therefore not considered self-sustaining.

The above treatment under Canadian GAAP is in line with the treatment required Under FAS 52 (13) and FAS 130 of the US GAAP.

Adoption of New Accounting Policies

(i)	Financial Accounting Standards Board’s Codification of US GAAP

On July 1, 2009, the FASB’s Codification of US GAAP (the “Codification”) was issued to create a consolidated reference source for all authoritative non-governmental US GAAP. The Codification was not intended to change US GAAP, but rather reorganize existing guidance by accounting topic to allow easier identification of applicable standards. References in the Company’s consolidated financial statements to US GAAP have been updated to reflect the Codification.

(ii)	Business combinations

In December 2007, the FASB issued ASC 805 — Business Combinations (“ASC 805”) (formerly referred to as FAS 141R) which is effective for fiscal years beginning after December 15, 2008. ASC 805, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. This Standard modifies the accounting of certain aspects of business combinations. The adoption of ASC 805 did not have a material impact on the Company’s consolidated financial statements.

iii.	Non-controlling interests

In December 2007, the FASB also issued ASC 810 - Non-controlling Interests in Consolidated Financial Statements (“ASC 810”). ASC 810 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. ASC 810 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of ASC 810 did not have a material impact on the Company’s consolidated financial statements.

36

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
iv.	Derivative Instruments and Hedging Activities

In March 2008, the FASB issued ASC 815 “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815”). This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The adoption of ASC 815 did not have a material impact on the Company’s consolidated financial statements.

v.	Subsequent events
In May 2009, the FASB issued ASC 855, “Subsequent Events” (“ASC 855”). This Statement established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement details the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity should make about events or transactions that occur after the balance sheet date. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial statements.

vi.	The Fair Value Measurement of Liabilities

In August 2009, the FASB issued ASU 2009-05 “Measuring Liabilities at Fair Value” (“ASU 2009-05”), which provides amendments to Subtopic 820-10 “Fair Value Measurements and Disclosures — Overall” and is effective prospectively for interim periods beginning after October 1, 2009 for the Company. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one of the valuation techniques that uses (a) the quoted price of the identical liability when traded as asset; (b) quoted prices for similar liabilities when traded as assets; or another valuation technique that is consistent with the principles of Topic 820 “Fair Value Measurements and Disclosures”. Therefore, the fair value of the liability shall reflect non-performance risk, including but not limited to a reporting entity’s own credit risk.  ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of liability. The adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated financial statements.

37

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

vii. Equity method investees

Effective January 1, 2009 the Company adopted the FASB’s guidance on equity method investment accounting considerations which is included in ASC 323 — Investments — Equity Method and Joint Ventures and applicable for fiscal years beginning on or after December 15, 2008. The guidance indicates when investments accounted for using the equity method are impaired and the appropriate initial measurement and accounting for subsequent changes in ownership percentages. The adoption of this guidance did not result in a material impact to the Company’s consolidated financial statements.

Future U.S. accounting policy changes

(i)           Accounting of Transfers of Financial Assets an amendment of FASB No. 140

In June 2009, FASB issued Statement No. 166, Accounting of Transfers of Financial Assets an amendment of FASB No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This statement is now known as ASC 860. This Statement improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The Board undertook this project to address (1) practices that have developed since the issuance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited.  The Company does not believe that  the new standard will have any material impact to the Company’s consolidated financial statements.

(ii)	Variable interest entities an Amendment to FASB Interpretation No.46(R)

In June 2009, FASB issued Statement No. 167, Amendment to FASB Interpretation No.46(R). This Statement improves financial reporting by enterprises involved with variable interest entities. The Board undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FASB Statement No. 166, Accounting for Transfers of Financial Assets, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including

38

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES – Future U.S. accounting policy changes (continued)

those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited.  The Company does not believe that  the new standard will have any material impact to the Company’s consolidated financial statements.

25	SUBSEQUENT EVENTS

Subsequent events have been evaluated through July 23, 2010 when the consolidated financial statements were available to be issued.

Key events are as follows unless they have been disclosed elsewhere in the consolidated financial statements:

(i)
In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses, in which the Company has indirect 11% working interest, are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011.

(ii)
On May 19, 2010, Geoglobal Resources (India) Inc. was appointed operator for the two licenses, in which the Company has indirect 11% working interest, subject to the execution of a joint operating agreement. The operator will acquire a 5% working interest in the two licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million.  As a result of such acquisition, the Company’s indirect working interest has decreased to 10.45%. The operator also will have an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

(iii)
The joint venture partners and the operator also entered into an option agreement dated as of May 19, 2010. Under this option agreement, the joint venture partners have the option to purchase up to a 12.5% ownership interest in an offshore drilling license known as the Samuel license granted to the operator and their partners. The Company’s subsidiary, IPC Cayman is now entitled to acquire 2.72% of the Samuel license, of which the Company’s share would be 2.09% and the minority shareholder of IPC Cayman will be entitled to the balance 0.63%.

(iii)
On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Mira and Sarah licenses. The approval was granted on June 16, 2010.

26	PRIOR YEAR’S FIGURES

Certain prior year’s amounts have been reclassified to conform to current presentation.

  39

Bontan Corporation Inc.

Consolidated Financial Statements

For the Three and Nine Months Ended December 31, 2010 and 2009

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated February 22, 2011)

Index

Notice to Reader issued by the Management	2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	6-7 8
Notes to Consolidated Financial Statements	9-24

1

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the three and nine months ended December 31, 2010 have been prepared by management in accordance with Canadian generally accepted accounting principles, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

February 22, 2011

2

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	December 31, 2010	March 31, 2010
			(Audited)
Assets
Current
Cash		$274,902	$2,350,526
Short term investments	3,13(vii) & (viii)	2,714,383	1,359,431
Prepaid consulting services	5	28,688	50,792
Other receivables	13(ix)	216,937	129,869

		$3,234,910	$3,890,618
Office equipment and furniture	4	$9,565	$8,802
Oil & gas properties and related expenditure	6,13(iv)	$7,187,344	$6,520,367
		$10,431,819	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable	13(vi)	$1,840,109	$1,410,327
Professional fees accrued		227,964	1,043,583
Short term loans		-	1,065,578
Total current liabilities		$2,068,073	$3,519,488
Shareholders' Equity
Capital stock	7	$36,070,152	$35,298,257
Warrants	9	8,677,551	7,343,886
Contributed surplus		4,759,651	4,573,748
Accumulated other comprehensive loss		(387,215)	(2,696,213)
Deficit		(40,142,377)	(37,262,565)
		(40,529,592)	(39,958,778)
Total shareholders' equity		$8,977,762	$7,257,113
Non-controlling interests		$(614,016)	$(356,814)
Total equity		$8,363,746	$6,900,299
		$10,431,819	$10,419,787

Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

The accompanying notes are an integral part of these consolidated financial statements.

3

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Three months ended	Nine months ended	Three months ended	Nine months ended
		December 31, 2010		December 31, 2009
Income

				-	-
Expenses
Professional fees	13(iv)	576,671	1,041,864	8,653	27,526
Consulting fees	11,13(v)	358,448	1,032,602	201,830	399,442
Loss on disposal of short term investments		94,378	630,668	313,489	852,766
Travel, meals and promotions	13(iv)	89,484	201,180	22,657	60,315
Shareholders information	13(i)	40,106	118,738	45,231	117,148
Rent	13(ii)	11,366	24,037	6,515	15,885
Payroll		9,356	30,492	12,804	34,524
Communication		7,049	14,887	2,296	8,365
Transfer agents fees		2,919	9,590	4,323	6,231
Amortisation		608	1,825	637	1,667
Office and general	13(ii)	453	68,430	18,221	35,930
Bank charges and interest		152	4,964	995	1,810
Advisory fee		-	-	219,977	219,977
Interest on short term loans and payable		-	-	56,519	56,519
Exchange (gain)loss		-4,889	-42,263	(231,634)	(186,872)
		1,186,101	3,137,014	682,513	1,651,233
		(1,186,101)	(3,137,014)	(682,513)	(1,651,233)
Non-controlling interests		121,220	257,202	51,672	51,672
Net loss for period		(1,064,881)	(2,879,812)	(630,841)	(1,599,561)
Basic and diluted loss per share information
Net Loss per share	10	(0.01)	(0.04)	$(0.01)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

4

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Three months ended	Nine months ended	Three months ended	Nine months ended
		December 31, 2010		December 31, 2009
Cash flows from operating activities
Net loss for year		(1,064,881)	$(2,879,812)	$(630,841)	$(1,599,561)
non-controlling interests		(121,220)	(257,202)	$-
Amortization of office equipment and furniture		608	1,825	637	1,667
Loss on disposal of short term investments		94,378	630,668	313,489	852,766
Consulting fees settled for common shares and options	5	20,717	248,112	79,639	120,927
Net change in working capital components
Other receivables		483,403	(87,068)	-25,840	-7,024
Accounts payable		343,585	429,782	11,403,998	11,368,374
Professional fees accrued		(148,617)	(815,619)	186,489	152,591
		$(392,027)	$(2,729,314)	$11,327,571	$10,889,740
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)	(1,671)	(1,671)
Acquisition of oil & gas propertries		165,409	(493,024)	(14,938,382)	(14,938,382)
Purchase of short term investments		-	-	(46,469)	(133,584)
Net proceeds from sale of short term investments		114,168	323,377	61,447	398,810
		$279,577	$(172,234)	$(14,925,075)	$(14,674,827)
Cash flow from financing activities
Short term loan		-	(1,239,531)	1,763,843	1,763,843
Common shares issued net of issuance costs		35,600	2,065,455	2,013,005	2,087,419
		$35,600	$825,924	$3,776,848	$3,851,262
(Decrease) increase in cash during period		(76,850)	(2,075,624)	179,344	66,175
Cash at beginning of period		351,752	2,350,526	239,789	352,958
Cash at end of period		$274,902	$274,902	$419,133	$419,133
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	5			-79,639	-120,927
options expensed during the period		(204,527)	(227,395)
Consulting fees prepaid in shares	5	18,624	(49,405)	-	-
		$(185,903)	$(276,800)	$(79,639)	$(120,927)
Non-cash Investing activities
Value of warrants issued towards acquisition			-173,953	(2,716,639)	(2,716,639)
Non-cash financing activities
Shares returned for cancellation		-	-	81,957	91,957

The accompanying notes are an integral part of these consolidated financial statements.

5

Bontan Corporation Inc.
 Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31, 2010
(Unaudited – see Notice to Reader dated February 22, 2011)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805
Balance, March 31, 2010	65,229,076	35,298,257	7,343,886	4,573,748	-37,262,565	-2,696,213	7,257,113
subscription received in fiscal 2010 reversed on issuance of shares		-303,480					(303,480)
Issued under private placement	12,700,000	2,564,925					2,564,925
Finder fee		-256,493					(256,493)
Value of warrants issued under private placement		-1,232,145	1,232,145				-
Value of warrants issued as finders fee		-123,214	123,214				-
Issued under 2009 Consultant stock compensation plan	135,000	40,105					40,105
Issued on exercise of warrants	250,000	24,903					24,903
Value of warrants exercised		8,489	-8,489				-
Unrealised gain on short term investments ,net of tax, considered available for sale						21,737	21,737
Net loss for the quarter					(485,661)		(485,661)
Balance, June 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,573,748	$(37,748,226)	$(2,674,476)	$8,863,149

The accompanying notes are an integral part of these consolidated financial statements.

6

Bontan Corporation Inc.
 Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31, 2010
(Unaudited – see Notice to Reader dated February 22, 2011)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance June 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,573,748	$(37,748,226)	$(2,674,476)	$8,863,149
Unrealised gains on short term investments, net of taxes				-		1,087,349	1,087,349
value of options issued				185,903			185,903
Net loss for the quarter					(1,329,270)		(1,329,270)
Balance,September 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,759,651	$(39,077,496)	$(1,587,127)	$8,807,131
Unrealised gains on short term investments, net of taxes						1,199,912	1,199,912
warrants exercised	350,000	35,600					35,600
Value of warrants exercised		13,205	(13,205)				-
Net loss for the quarter					(1,064,881)		(1,064,881)

Balance, December 31, 2010	78,664,076	$36,070,152	$8,677,551	$4,759,651	$(40,142,377)	$(387,215)	$8,977,762

7

Bontan Corporation Inc.
 Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)
 (Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Nine months ended December 31,		Year ended March 31
		2010	2009	2010
		(Unaudited)	(Unaudited)	(Audited)
Other comprehensive gain (loss)
Net loss for period		$(2,879,812)	$(1,599,561)	$(3,927,244)
Unrealised gain(loss) for period on short term investments, net of tax considered available for sale		2,308,998	2,145,581	1,728,805
Comprehensive gain (loss)		-570,814	546,020	(2,198,439)

Accumulated other comprehensive loss
Beginning of period		(2,696,213)	(4,425,018)	(4,425,018)
Other comprehensive gain for period		2,308,998	2,145,581	1,728,805
Accumulated other comprehensive loss, end of period		$(387,215)	$(2,279,437)	$(2,696,213)

The accompanying notes are an integral part of these consolidated financial statements.

8

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and development projects in countries around the globe through its subsidiary by acquiring a joint venture interest, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company holds an indirect 5.23% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      PRINCIPLES AND USE OF ESTIMATES

These financial statements consolidated the accounts of the Company, its wholly owned subsidiary, Israel Oil & Gas Corporation. And Israel Petroleum Company, Limited, a Cayman Island limited company in which Israel Oil & Gas Corporation owns 76.79% equity interest (“IPC Cayman”) and IPC Cayman’s 50% share in the limited partnership in Israel and has been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") with respect to interim financial statements, applied on a consistent basis. Accordingly, they do not include all of the information and footnotes required for compliance with GAAP in Canada for annual audited financial statements. These Statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report for the fiscal year ended March 31, 2010.

The accounting policies adopted for the preparation of these Statements are same as those applied for the Company’s audited financial statements for the fiscal year ended March 31, 2010.

The preparation of these Statements and the accompanying unaudited notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these Statements reflect all adjustments necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

Recent accounting pronouncements
International Financial Reporting Standards (“IFRS”)
In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011. The Company has assessed the impact of IFRS on its consolidated financial statements and concluded that no significant change will be required in any of its accounting policies upon adoption of IFRS.

9

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

3.	SHORT TERM INVESTMENTS

	December 31, 2010		March 31, 2010
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	3,101,598	2,714,383	4,007,574	1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at December 31, 2010. An unrealised gain of $ 2,308,998 for the nine months ended December 31, 2010 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at December 31, 2010, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $ $ 82,727 (March 31, 2010: $119,217) and the market value of the underlying securities was $ 9,827 as at that date (March 31, 2010: $ 19,506). These warrants and the underlying unrealised losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants before their expiry on April 26, 2012.

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	accumulated amortisation	Net book value	Net book value
	As at December 31, 2010			March 31, 2010
				(Audited)
Office furniture	4,725	2,412	2,313	2,722
Computer	6,020	2,396	3,624	1,813
Software	5,793	2,165	3,628	4,267

	$16,538	$6,973	$9,565	$8,802

10

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relate to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the period were as follows:

	Balance at April 1, 2010	Deferred during period		Expensed during period	Balance at December 31, 2010

Stocks	50,792	40,105		(62,209)	28,688
Options	-	185,903		(185,903)	-
	$50,792	$226,008	$-	$(248,112)	$28,688

	Balance at April 1, 2009	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2010
Options	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

	Balance at April 1, 2009	Deferred during period	Canceled during period	Expensed during period	Balance at December 31, 2009
Stocks	20,484	(59,454)	(81,957)	120,927	-
	$20,484	$(59,454)	$(81,957)	$120,927	$-

11

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

6.      OIL & GAS PROPERTIES AND RELATED EXPENDITURE

		Cost of acquisition	Related expenditure	Total cost
Balance, April 1, 2010		$5,447,422	$1,072,945	$6,520,367
Incurred during the period	(i),(ii),(iii)	435,122	367,791	802,913
Recovered during the period	(iv)	-135,936		(135,936)
Balance, December 31, 2010		$5,746,608	$1,440,736	$7,187,344

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the quarter ended June 30, 2010.

(ii)
In fiscal year 2010, the Company issued warrants to induce short term loans borrowed to finance the cost of acquisition. Value of these warrants of $ 173,953 which related to the period after March 31, 2010 was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the three months ended June 30, 2010, the value of warrants was transferred to the cost of acquisition.

(iii)	The Company also paid a first cash call for $136,090 to cover its share of the costs of seismic data analysis and other related costs. This amount is included under related expenditure.

(iv)
As per the terms of  the new agreement and an operating agreement, the operator was allowed to acquire 5% working interest in the two licenses from the project partners on a prorate basis as per their respective working interest. For a total sum of US$ 1.2 million. The Company’s share of the amount of $135,936 receivable was reduced from the costs.

The operator is also given an option to acquire an additional 2.5% from the existing partners. Under an operating agreement, agreement, the operator has agreed to grant the existing partners of the two licenses an option to purchase up to 12.5% of “Samuel” license where the operator holds working interest with other partners, in accordance with their pro rata share. The exact cost of acquisition is not yet determined. For this, the existing partners agreed to allow the operator an option to acquire an additional 2.5% of the two licenses.

Further development on the Project:

1.
On June 10, 2010, IPC Cayman registered a limited partnership in Israel  (IPC Israel) and register IPC Cayman’s interest  in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman and its general partner is International Three Crown Petroleum LLC(ITC).

12

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

6.     OIL & GAS PROPERTIES AND RELATED EXPENDITURE - continued

(ii)
On October 13, 2010, IPC Cayman and its wholly owned IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

(iii)
On November 8, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

(iv)
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli,Ltd in a reverse takeover  by placing its ownership interests in the Israel project in to Shaldieli , Ltd  in exchange for 90% ownership of Shaldieli, Ltd. The Company as a majority shareholder of IPC Cayman has not yet agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management.( Note 14)

The Shaldieli transaction is subject to approval by its shareholder and by Israeli Securities and Exchange Commission. Neither of the approvals has yet been obtained or available.

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

13

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

7.      CAPITAL STOCK

(a)         Authorized

Unlimited number of common shares

(b)         Issued

	December 31, 2010		March 31, 2010
			(Audited)
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	65,229,076	$35,298,257	30,820,743	$32,854,075
Canceled	-	-	(350,000)	(81,957)
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	40,105	708,333	217,372
Issued under private placements (ii)	12,700,000	2,564,925	34,050,000	5,726,794
Finder's fee (ii)	-	(256,493)	-	(572,679)
Value assigned to warrants issued under private placements (note 9(a) ( i))	-	(1,232,145)	-	(2,859,141)
Value assigned to warrants issued as finders fee under private placements(9(a)(i))		(123,214)		(289,687)
Issued on exercise of warrants	600,000	60,503
Value of warrants exercised transferred from warrants		21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares		(303,480)		303,480
	78,664,076	$36,070,152	65,229,076	$35,298,257

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the nine months ended December 31, 2010, 135,000 common shares were issued to three persons out of this plan. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, raised subsequent to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, raised subsequently to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

14

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

7.      CAPITAL STOCK – (b) – continued

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

In April 2010, the Company received thirty six subscriptions who subscribed a total of 12.7 million Units for gross proceeds of approximately US$2.6 million. The subscription was closed on April 30, 2010.

8.      STOCK OPTION PLANS

(a)           The following is a summary of all Stock Option Plans as at December 31, 2010:

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stcok Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan (b)	December 5, 2005	1,000,000	1,000,000	-	-	1,000,000
		7,600,000	7,600,000	-225,000	-1,600,000	5,775,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)
In August 2010, 950,000 options were allotted to eight consultants including 300,000 options valued at $58,706 to the three directors. These options are for five year term expiring on August 18, 2015 and can be exercised to acquire equal number of common shares at an exercise price of USD$0.35. These options were valued at $185,903 using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility (based on previous 217 weeks average market price)142.44%
Expected life	1826 days
Exercise price	US$0.35
Market price at August 18, 2010	US$0.22

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

15

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

8.      STOCK OPTION PLANS - continued

(C)           Details of weighted average remaining life of the options granted and outstanding are as follows:

	December 31, 2010	March 31, 2010
Number of options oustanding and excercisable	5,775,000	4,825,000
Average exercise price in US$	0.18	0.15
Weighted average remaining contractual life (years)	3.86	4.00

All options were fully vested immediately as at December 31 and March 31, 2010. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 2,945000 options and less than the market price for the balance of 2,830,000 options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

9.	WARRANTS

(a)	Movement in warrants during the period are as follows:

March 31,		December 31, 2010			March 31, 2010 (Audited)
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927
Issued under 2008-9 Private Placement		-		-	9,000,000	0.10	339,560
Issued as finders fee under 2008-9 private placement		-		-	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	i	12,700,000	0.35	1,232,145	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	i	1,270,000	0.35	123,214	2,505,000	0.35	251,958
Exercised		(600,000)	-0.10	(21,694)	-		-
Issued in connection with acquisition of licences		-		-	7,000,000	0.35	1,723,806
Issued as inducement for loans		-		-	1,300,000	0.35	278,325
Issued and outstanding, end of period		73,071,420	$0.30	$8,677,551	59,701,420	$0.28	$7,343,886

16

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

9.	WARRANTS – continued

(i)
The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the six months ended September 30, 2010 as explained in Note 7(b) (ii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option price model amounted to $7,288,984. Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $ 123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(b) Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	December 31, 2010		March 31, 2010
			(Audited)
	Warrants outstanding & excercisable		Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	3.25	11,000,000	3.91
0.25	12,846,420	3.25	12,846,420	4.00
0.35	49,825,000	4.17	35,855,000	4.75
0.30	73,071,420	3.85	59,701,420	4.47

10.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,630,743 and 78,405,187 shares respectively for the three and nine months ended December 31, 2010 (three and nine months ended December 31, 2009– 48,569,756 and 36,798,192).

The Company had approximately 73. million (December 31, 2009:64.4 million) warrants and 5.8 million options (December 31, 2009: 4.8 million), which were not exercised as at December 31, 2010. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

17

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

11.	CONSULTING FEE

	Three months ended	Nine months ended	Three months ended	Nine months ended
	December 31, 2010		December 31, 2009
Fees settled in stocks and options (Note 5)	20,717	248,112	80,258	38,970
Fees settled for cash	337,731	784,490	121,572	360,472

	$358,448	$1,032,602	$201,830	$399,442

12.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr. Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)	The Company’s subsidiary, IPC Cayman has a consulting agreement with its manager and sole director, International Three Crown Petroleum to pay a management fee of US$ 20,000 per month.
(g)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. The Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

18

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements. Amounts are for nine months ended December 31, 2010 and balances are at December 31, 2010. Comparative amounts are for the nine  months ended December 31, 2009 and balances as at December 31, 2009.

(i)
Included in shareholders information expense is $92,559 (2009 – $100,761) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $8,081 for rent (2009: $14,932). ). Approximately $34,500 of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2009: $ nil)

iii)
Finders fee of $ 312,469 (2009: $nil) was charged by CCC in connection with the private placement. The fee included a cash fee of $ 189,255 and 1,270,000 warrants valued at $123,214 using the black-Scholes option price model.

(iv)
Business expenses of $14,507 (2009: $14,143) were reimbursed to directors of the corporation and $76,822 (2008 - $61,252) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $128,927 (2009: $nil) were charged by the sole director of IPC Cayman. $45,392 of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $44,501 for book keeping services (2009: $ nil)

(v)
Consulting fees include cash fee paid to directors for services of $142,500 (2009: $ 97,500), $ 90,000 (2009: $ 90,000) paid to a key consultant and a former chief executive officer of the Company, $76,500 paid to a consultant who controls CCC (2009:  $133,000) and $184,770 was paid to the sole director of IPC Cayman. Fees prepaid to a director $nil (2009: $ 1,277).

(vi)
Accounts payable includes $17,075 (2009: $72,146) due to CCC, $1,250 (2009: $45,302) due to directors, $29,394 (2009: $46,726) due to a key consultant and a former chief executive officer of the Company.

(vii)
Included in short term investments is an investment of $nil (2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was written off as at March 31, 2010.

(viii)
Included in short term investments is an investment of $1,652,297 carrying cost and $1,130,283 fair value (2009: $1,869,381 carrying cost and $1,136,696 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

(ix)	Included in other receivable is a fee advance of $nil made to a director. (2009: $ 70,000).

19

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

14.	PENDING DISPUTES

(i)
On October 26, 2010, ITC purported to enter into an agreement on behalf of IPC Cayman with Shaldieli Ltd., an Israeli shell public company (Shaldieli) pursuant to which IPC Cayman would acquire 90% of Shaldeili’s common equity (subject to further dilution for options etc.) in exchange for IPC Cayman’s contribution of its 50% interest in IPC Israel to Shaldieli.  IPC Israel is the registered owner of a 13.609% working interest (the “Working Interest”) in the “Myra” and “Sara” licenses to conduct marine oil and gas exploration in the Levantine Basin, . We believe that the transaction is subject to the Company’s approval as the majority stockholder of IPC Cayman and to Israeli regulatory approvals. The Company has not given this approval. However, Shaldieli has announced a shareholders meeting to approve the said transaction  [and ITC has taken contradictory positions with respect to whether the Company's approval is required for the transaction to proceed.]

The Company’s attorneys filed a petition in Israeli for temporary injection enjoining the proposed shareholders meeting by Shaldieli. The temporary injection was originally granted on January 5, 2011 but after a hearing, the Israeli District court lifted its temporary injunction on January 15, 2011. On January 18, 2011, the Company filed an appeal with the Supreme Court in Israel which upheld the district court decision on January 20, 2011. Both the courts made clear in their rulings that they were not ruling on the merits of the Company’s claim. The Company also filed a claim for permanent injunction and has asked that its claim would be amended so as to include a claim for damages as well with the district court in Israel, which has not yet been heard.

Shaldieli has postponed its shareholders meeting a number of times,  and it is currently being postponed again without any future date being set.

(ii)
On January 23, 2011, IPC Cayman and ITC counterclaimed against the Company for monetary damages and for an order cancelling Bontan’s shares in IPC Cayman (or requiring them to be transferred to IPC Cayman or to ITC). On February 21, 2011, the Company submitted its responses to the counter claim denying all allegations. The Company also asked that its claim against IPC Cayman, ITC and Mr. Cooper be amended to include claims for monetary damages against them.

The Company continues to consider a range of alternatives, including an out of court settlement involving the sale of its shares in IPC Cayman. However, no assurance can be given that any settlement or sale will be achieved.  In the absence of a settlement or sale,the Company will continue to pursue its legal remedies, including legal actions in other jurisdictions to protect its rights with respect to the oil and gas properties in Israel.

20

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2010)

15.           SEGMENTED INFORMATION

As at December 31 and March 31, 2010, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 4 of the audited consolidated financial statements for the year ended March 31, 2010.

The Company acquired in fiscal 2010 an indirect working interest, which is currently 5.23% in two off-shore drilling licenses in the Laventine basin, approximately forty kilometres off the West coast of Israel.

Geographic Information

The Company operates from one location in Canada and its subsidiary, IPC Cayman has an office in the US. (2009: one location in Canada). Its assets were located as follows:

Location	December 31, 2010	March 31, 2010	December 31, 2009
Canada	$2,982,562	$3,615,914	$5,570,311
US	145,499	217,497	183,908
Israel *	7,303,758	6,586,376	17,655,021
	$10,431,819	$10,419,787	$23,409,240

•	Represents location of the licenses in which the Company holds indirect working interest.

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instrument.

21

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – continued

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b)	Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 26% of total assets of the Company as at December 31, 2010 (13% as at March 31, 2010). Further, the Company’s holding in two Canadian marketable security accounted for approximately 79% (March 31, 2010: 75%) of the total short term investment in marketable securities or 20% (March 31, 2010: 9.7%) of total assets as at December 31, 2010.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

As explained in Note 6(1) (ii) above, the Company’s financial obligation up to the first two exploratory wells on the licenses in which the Company holds indirect working interest is covered through a deal with Ofer brothers group.

The Company believes that its current cash and short term investments will be sufficient to enable it to continue its various legal actions as explained under Note 14 until they can be satisfactorily resolved and also to meet its operational needs.

22

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – (c) - continued

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 9% of total monetary assets at December 31, 2010 (28% as at March 31, 2010), and approximately 93% of its liabilities as at that date (89% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	September 30, 2009	December 31, 2010	March 31, 2010
One US Dollar to CDN Dollar	0.9946	1.0156	1.0470

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at December 31, 2010 were as follows:  (all figures in 000’CDN$ equivalent)

000$
Cash, receivable & short term investments	$ 304
Accounts payable and accrual	(1,930)
Net Liabilities	$ (1,626)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $81,300 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 81,300.

17.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 2 million as at December 31, 2010 and current assets, mostly in cash and short term investments of approximately $3.2 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

23

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

17. CAPITAL DISCLOSURES (continued)

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at December 31, 2010, the shareholders’ equity was approximately $ 8.4 million (March 31, 2010: $ 6.9 million). Approximately 36% or $3 million was held in cash and short term investments (March 31, 2010: $3.8 million or 55%). the Company completed its November 2009 private placement on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period.

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Which are not materially different from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X.

Future U.S. accounting policy changes

There were no new accounting developments in the US standards that would affect the results of operations or financial position of the Company other than those detailed in the audited consolidated financial statements for the year ended March 31, 2010.

19.	PRIOR PERIOD’S FIGURES

Certain prior period’s amounts have been reclassified to conform to current presentation.

24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. – INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Bylaws require us to indemnify a director or officer, a former director or officer, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.  We will also indemnify such person in such other circumstances as the Business Corporations Act or law permits or requires.  The Bylaws permit the purchase of indemnity insurance.

ITEM 7. – RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

As of April 30, 2010, we sold 37,750,000 units at USD $0.20 per unit to 71 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.35 per share.  Proceeds net of issuance costs from the sale were approximately USD $6,795,000. In addition, we issued warrants to purchase 3,775,000 common shares at an exercise price of USD $0.35 per share to an accredited party as a finder’s fee.   .

In connection with the acquisition of indirect working interest in offshore licensees, we issued a warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum and a warrant to purchase up to 2,000,000 common shares to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share and cash-less exercise feature.

On November 12, 2009, we sold a US $850,000 promissory note together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of US $0.35 per share to one accredited investor.  On November 24, 2009, we sold a US$ 125,000 promissory note together with a 5-yearwarrant to purchase 150,000 common shares at an exercise price of US$0.35 per share to one accredited investor.  On January 13, 2010, we sold a US$ 125,000 promissory note together with a 5-yearwarrant to purchase 150,000 common shares at an exercise price of US$0.35 per share to one accredited investor.

On October 15, 2009, we sold 10 million units at USD $0.05 per unit to 11 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.10 per share.  Proceeds net of issuance costs from the sale were approximately USD $450,000. In addition, we issued warrants to purchase 1,000,000 common shares at an exercise price of USD $0.10 per share to an accredited party as a finder’s fee.

ITEM 8. – EXHIBITS

1.1	Articles of Incorporation of the Company - Incorporated herein by reference to Exhibit 1(ix) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.2	By-Laws of the Company - Incorporated herein by reference to Exhibit 1(xi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.3
Certificate of name change from Kamlo Gold Mines Limited to NRT Research Technologies Inc. - Incorporated herein by reference to Exhibit 1(iii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.4
Certificate of name change from NRT Research Technologies Inc. to NRT Industries Inc. - Incorporated herein by reference to Exhibit 1(iv) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.5
Certificate of name change from NRT Industries Inc. to CUDA Consolidated Inc. - Incorporated herein by reference to Exhibit 1(v) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.6
Certificate of name change from CUDA Consolidated Inc. to Foodquest Corp. - Incorporated herein by reference to Exhibit 1(vi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.7
Certificate of name change from Foodquest Corp. to Foodquest International Corp. - Incorporated herein by reference to Exhibit 1(vii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.8
Certificate of name change from Foodquest International Corp. to Dealcheck.com Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.9
Certificate of name change from Dealcheck.com Inc. to Bontan Corporation Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

2(a)	Specimen Common Share certificate - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

4(a)2.i
Investor relations contract with Current Capital Corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2i to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.ii
Media Relation Contract with Current Capital corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2ii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a) 2.iii
A letter dated April1, 2005 extending the contracts under 4(a) 2.i and ii. Incorporated herein by reference to Exhibit 4 (a) 2iii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)1	Consulting Agreement dated April 1, 2005 with Kam Shah Incorporated herein by reference to Exhibit 4 (c) 1 to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c) 2
Letter of April 1, 2010 extending consulting Agreement of Mr. Kam Shah to March 31, 2015 incorporated herein by reference to Exhibit EX-4C2 to Amendment # 2 to the Registration Statement,F-1 filed on June 30, 2010.

4(c) 3	Consulting Agreement dated August 4, 2009 with Terence Robinson - incorporated herein by reference to Exhibit EX-10.8 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

4(c) 4	Consulting Agreement dated July 1, 2009 with John Robinson - incorporated herein by reference to Exhibit EX-10.9 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

4(c) (iv) 1	The Robinson Option Plan, 2005 Stock Option Plan and 2005 Consultant Stock Compensation Plan - Incorporated herein by reference to Form S-8 filed on December 5, 2005.

4(c) (iv) 2	2007 Consultant Stock Compensation Plan – Incorporated herein by reference to Form S-8 filed on January 16, 2007.

5.1	Legal Opinion of Sui & Company - - incorporated herein by reference to Exhibit EX-5.1 to Amendment # 3 to the Registration Statement F-1 filed on September 29, 2010.

10.1
Contribution and Assignment Agreement dated as of November 14, 2009 by and among International Three Crown Petroleum LLC, Bontan Oil & Gas Corporation, the Company, Allied Ventures Incorporated and Israel Petroleum Company, Limited.- - incorporated herein by reference to Exhibit EX-10.1 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.2
Stockholders Agreement dated as of November 14, 2009 by and among Israel Petroleum Company, Limited, Bontan Oil & Gas Corporation, Allied Ventures Incorporated and the Company (for the purposes identified therein) - - incorporated herein by reference to Exhibit EX-10.2 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.3	Allocation of Rights and Settlement Agreement dated March 25, 2010 - Incorporated herein by reference to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.4
Agreement regarding Ownership Interest in Israel Petroleum Company, Limited dated April 14, 2010 - Incorporated herein by reference to Exhibit 10.4 to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.5
Promissory Note to Castle Rock Resources II, LLC, dated November 12, 2009 - Incorporated herein by reference to Exhibit 10.5 to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.6	Pledge Agreement with Castle Rock Resources II, LLC - - incorporated herein by reference to Exhibit EX-10.5 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.7
Form of Warrant to Purchase Common Stock by and between International Three Crown Petroleum LLC and the Company - - incorporated herein by reference to Exhibit EX-10.6 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.8
Form of Warrant to Purchase Common Stock by and between Allied Ventures Incorporated and the Company - - incorporated herein by reference to Exhibit EX-10.7 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.9
Partnership Subscription and Contribution Agreement dated October 13, 2010 - incorporated herein by reference to Exhibit EX-10.9 to Amendment # 4 to the Registration Statement F-1 filed on November 26, 2010.

10.10	Executed Joint Operating Agreement dated October 6, 2010 for the Myra licence (JOA for the Sara licence is an exact replica of the JOA for the Myra licence and has therefore not been enclosed).

23.1	Consent of Schwartz Levitsky Feldman LLP - - incorporated herein by reference to Exhibit EX-23.1 to Amendment # 3 to the Registration Statement F-1 filed on September 29, 2010.

23.2	Consent of Sui & Company - - incorporated herein by reference to Exhibit EX-5.1 to Amendment # 3 to the Registration Statement F-1 filed on September 29, 2010.

ITEM 9. - UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Sec. 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Sec. 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Sec. 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (Sec.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rul 430B or other than prospectuses filed in reliance on Rule 430A (Sec.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statements or made in any such document immediately prior to such date of first use.

 (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment No. 5 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on May 27, 2011

                                                                By: /s/ KAM SHAH
Kam Shah
             Chief Executive and Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ KAM SHAH Kam Shah	Chief Executive Officer, Chief Financial Officer and Director (principal executive, financial and accounting officer)	May 27, 2011
/s/ DEAN BRADLEY Dean Bradley	Director	May 27, 2011
/s/ BRETT REES Brett Rees	Director	May 27, 2011